As filed with the Securities and Exchange Commission on August 22, 2016

Registration no. 333-210933

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BIOTRICITY INC.
(Exact name of Registrant as specified in its charter)

Nevada	3845	47-2548273
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

275 Shoreline Drive, Suite 150
Redwood City, CA 94065
(416) 640-7887
(Address, including zip code, and telephone number, including area code, of Registrant’s executive offices)

Waqaas Al-Siddiq, CEO
Biotricity Inc.
275 Shoreline Drive, Suite 150
Redwood City, CA 94065
(416) 640-7887
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Fox, Esq.
Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
Uniondale, New York 11556
(516) 663-6600
(516) 663-6601 (Facsimile)

Approximate date of commencement of proposed sale to the public:

From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [ ] Accelerated filer [ ] Non-accelerated filer [ ] Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.001 par value	22,877,450	(3)	$1.906	$43,604,420	$4,390.97 (4)

__________

(1)

Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act, computed based upon the average of the high and low prices of the registrant’s common stock on April 20, 2016 on the OTCQB marketplace.

(3)

Represents 8,165,483 shares of the registrant’s common stock issuable upon the exchange of outstanding Exchangeable Shares of its indirect subsidiary, 13,396,248 outstanding shares of the registrant’s common stock, 912,660 shares of the registrant’s common stock underlying outstanding convertible debentures and 403,059 shares of the registrant’s common stock underlying outstanding common stock purchase warrants.

(4)

Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities nor does it seek offers to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated August 22, 2016

PRELIMINARY PROSPECTUS

BIOTRICITY INC.

22,877,450 Shares of Common Stock

This prospectus relates to the offer and sale from time to time of up to 22,877,450 shares of our common stock by the persons described in this prospectus, whom we call the “selling stockholders.” Of such shares:

•

8,165,483 may be issued upon exchange of the Exchangeable Shares of our indirect subsidiary, 1062024 B.C. LTD., held by the selling stockholders;

•

13,396,248 outstanding shares of our common stock;

•

912,660 shares of our common stock underlying outstanding convertible debentures; and

•

403,059 shares of our common stock underlying outstanding common stock purchase warrants.

The registration of the shares offered under this prospectus does not mean that the selling stockholders will actually offer or sell any of these shares. The selling stockholders may offer the shares of our common stock at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for additional information.

We are not offering any shares of common stock for sale under this prospectus and we will not receive any proceeds from sales of shares of our common stock by the selling stockholders; however, we will receive an aggregate of approximately $364,582, assuming a U.S./Canada exchange rate of US$0.78 for CND$1.00, upon the exercise of all of such outstanding common stock purchase warrants.

Our common stock is quoted on the OTCQB marketplace under the symbol “BTCY.”

These are speculative securities. See “Risk Factors” beginning on Page 4 for the factors you should consider before buying shares of our common stock.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is            , 2016

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	4
USE OF PROCEEDS	24
DETERMINATION OF OFFERING PRICE	25
MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS	25
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	28
BUSINESS	38
MANAGEMENT	56
EXECUTIVE COMPENSATION	59
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	64
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	65
SELLING STOCKHOLDERS	66
DESCRIPTION OF SECURITIES	69
PLAN OF DISTRIBUTION	72
LEGAL MATTERS	73
EXPERTS	74
WHERE YOU CAN FIND MORE INFORMATION	74
FINANCIAL STATEMENTS	F-1

We are responsible for the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give you any other information, and neither we nor any selling stockholder take any responsibility for any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

BASIS OF PRESENTATION

Unless otherwise noted, references in this prospectus to “Biotricity,” the “Company,” “we,” “our,” or “us” means Biotricity Inc., the registrant, and, unless the context otherwise requires, together with its subsidiaries, including iMedical Innovation Inc., a Canadian corporation (“iMedical”). References to iMedical refer to such company prior to its acquisition by the Company on February 2, 2016.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements”. All statements included in this prospectus, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements appear in a number of places, including, but not limited to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” These statements represent our reasonable judgment of the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts, and use words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “may,” “should,” “plan,” “project” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

•

projected operating or financial results, including anticipated cash flows used in operations;

•

expectations regarding capital expenditures; and

•

our beliefs and assumptions relating to our liquidity position, including our ability to obtain financing.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors including, among others:

•

the loss of key management personnel on whom we depend; and

•

our ability to operate our business efficiently, manage capital expenditures and costs (including general and administrative expenses) and obtain financing when required.

In addition, there may be other factors that could cause our actual results to be materially different from the results referenced in the forward-looking statements, some of which are included elsewhere in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may vary materially from those expressed or implied in any forward-looking statements. All forward-looking statements contained in this prospectus are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are made, and we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus, except as otherwise required by applicable law.

CAUTIONARY NOTE REGARDING INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our company, our business, the services we provide and intend to provide, our industry and our general expectations concerning our industry are based on management estimates. Such estimates are derived from publicly available information released by third party sources, as well as data from our internal research, and reflect assumptions made by us based on such data and our knowledge of the industry, which we believe to be reasonable.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus carefully together with our financial statements and the related notes appearing elsewhere in this prospectus before you decide to invest in our common stock. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed under the heading “Risk Factors” and other sections of this prospectus.

Our Business

Biotricity is a leading-edge medical technology company focused on biometric data monitoring solutions. Our aim is to deliver innovative, remote monitoring solutions to the medical, healthcare, and consumer markets, with a focus on diagnostic and post-diagnostic solutions for lifestyle and chronic illnesses. We approach the diagnostic side of remote patient monitoring by applying innovation within existing business models where reimbursement is established. We believe this approach reduces the risk associated with traditional medical device development and accelerates the path to revenue. In post-diagnostic markets, we intend to apply medical grade biometrics to enable consumers to self-manage, thereby driving patient compliance and reducing healthcare costs. We intend to first focus on a segment of the multi-billion-dollar diagnostic mobile cardiac telemetry market, otherwise known as MCT.

Corporate Overview

Our Company was incorporated on August 29, 2012 in the State of Nevada. At the time of our incorporation the name of our company was Metasolutions, Inc. On January 27, 2016, we filed with the Secretary of State of the State of Nevada a Certificate of Amendment to our Articles of Incorporation (the “Certificate of Amendment”), effective as of February 1, 2016, whereby, among other things, we changed our name to Biotricity Inc. and increased the authorized number of shares of common stock from 100,000,000 to 125,000,000 and “blank check” preferred stock from 1,000,000 to 10,000,000.

iMedical was incorporated on July 3, 2014 under the Canada Business Corporations Act. Sensor Mobility Inc. was incorporated on July 22, 2009 under the laws of the Province of Ontario, Canada. Sensor Mobility was also engaged in research and development activities within the remote monitoring segment of preventative care. On August 11, 2014, all the stockholders of Sensor Mobility entered into a series of rollover agreements for the sale of their shares to iMedical. Pursuant to these agreements, all the stockholders of Sensor Mobility received twice the number of shares of iMedical in exchange for their shares in Sensor Mobility. Accordingly, iMedical issued 11,829,500 shares in exchange for 5,914,750 shares of Sensor Mobility, which were subsequently cancelled, effective November 21, 2014. As the former stockholders of Sensor Mobility became the majority stockholders of iMedical in such transaction, it was accounted for as a reverse merger and was treated as an acquisition of iMedical (legal acquirer) and a recapitalization of Sensor Mobility (accounting acquirer). As Sensor Mobility was the accounting acquirer, the results of its operations carried over. Consequently, the assets and liabilities and the historical operations reflected in this prospectus for the periods prior to November 21, 2014 are those of Sensor Mobility. Effective from November 21, 2014, iMedical’s financial statements include the assets, liabilities and operations of iMedical.

Our principal executive office is located at 275 Shoreline Drive, Redwood City, California, and our telephone number is (416) 214-3678. We also have executive offices at 75 International Blvd., Suite 300, Toronto, ON Canada M9W 6L9. Our website address is www.biotricity.com. The information on our website is not part of this prospectus.

Emerging Growth Company Status

We are an “emerging growth company” as defined under the Jumpstart Our Business Startups Act, common referred to as the “JOBS Act.” We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•

not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act (we will also not be subject to the auditor attestation requirements of Section 404(b) as long as we are a “smaller reporting company,” which includes issuers that had a public float of less than $75 million as of the last business day of their most recently completed second fiscal quarter);

•

reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•

exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Under this provision, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

The Offering

Common stock offered by the selling stockholders

22,877,450 shares of our common stock, of which:

•

8,165,483 shares are issuable upon the exchange of outstanding Exchangeable Shares of our indirect subsidiary, 1062024 B.C. LTD., a British Columbia corporation;

•

13,396,248 outstanding shares of our common stock;

•

912,660 shares of our common stock underlying outstanding convertible debentures; and

•

403,059 shares of our common stock underlying outstanding common stock purchase warrants.

The Exchangeable Shares may be exchanged at any time from time to time and do not have an exercise price. The convertible debentures may be converted at any time in satisfaction of the indebtedness represented by such debentures. The warrants may be exercised at any time through the maturity dates thereof, which range from September 21, 2017 through October 15, 2019, at exercise prices that range from CND1.25 to $2.00.

Common stock to be outstanding after the offering

Up to 25,614,514 shares of common stock, based on our issued and outstanding shares of common stock as of August 16, 2016, and assuming the exchange of all of our outstanding Exchangeable Shares, conversion of all of the convertible debentures and exercise of all of the 403,059 warrants.   Does not include the exercise of any other warrants or options that may be outstanding.

Use of Proceeds

We will not receive any proceeds from the sale of common stock by the selling stockholders participating in this offering; however, we will receive an aggregate of approximately $364,582, assuming a U.S./Canada exchange rate of US$0.78 for CND$1.00 upon the exercise of all of such outstanding common stock purchase warrants. The selling stockholders will receive all of the net proceeds from the sale of their respective shares of common stock in this offering. See “Use of Proceeds” on page 25 of this prospectus.

Risk Factors	See “Risk Factors” on page 4 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Related to Our Business

We have a limited operating history upon which investors can evaluate our future prospects.

We have a limited operating history upon which an evaluation of its business plan or performance and prospects can be made. The business and prospects of the Company must be considered in the light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established business and creating a new industry. The risks include, but are not limited to, the possibility that we will not be able to develop functional and scalable products and services, or that although functional and scalable, our products and services will not be economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; that we are not able to upgrade and enhance our technologies and products to accommodate new features and expanded service offerings; or the failure to receive necessary regulatory clearances for our products. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that we can successfully address these challenges. If it is unsuccessful, we and our business, financial condition and operating results could be materially and adversely affected.

The current and future expense levels are based largely on estimates of planned operations and future revenues rather than experience. It is difficult to accurately forecast future revenues because our business is new and our market has not been developed. If our forecasts prove incorrect, the business, operating results and financial condition of the Company will be materially and adversely affected. Moreover, we may be unable to adjust our spending in a timely manner to compensate for any unanticipated reduction in revenue. As a result, any significant reduction in revenues would immediately and adversely affect our business, financial condition and operating results.

We have had no revenues since inception, and we cannot predict when we will achieve profitability.

We have not been profitable and cannot predict when we will achieve profitability. We have experienced net losses and have had no revenues since our and our predecessor’s inception in 2009. We do not anticipate generating significant revenues until we successfully develop, commercialize and sell our existing and proposed products, of which we can give no assurance. We are unable to determine when we will generate significant revenues, if any, from the sale of any of such products.

We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of June 30, 2016, we had an accumulated deficit of $11,542,487.

There is substantial doubt on our ability to continue as a going concern.

Our independent registered public accounting firm has issued a going concern qualification as part of its audit report that accompanies our 2015 consolidated financial statements included in this prospectus. As stated in the notes to our audited financial statements for the fiscal year ended December 31, 2015 and unaudited financial statements for the quarter ended June 30, 2016, we have incurred recurring losses from operations and as at December 31, 2015 and June 30, 2016 had an accumulated deficit of $9,228,774 and $11,542,487, respectively. Our continued existence is dependent upon our ability to continue to execute our operating plan and to obtain additional debt or equity financing. We do not have an established source of funds sufficient to cover operating costs and accordingly, there can be no assurance that the necessary debt or equity financing will be available, or will be available on terms acceptable to us, in which case we may be unable to meet our obligations or fully implement our business plan, if at all. Additionally, should we be unable to realize our assets and discharge our liabilities in the normal course of business, the net realizable value of our assets may be materially less than the amounts recorded in our financial statements.

We may never complete the development of the Bioflux or any of our other proposed products into marketable products.

We do not know when or whether we will successfully complete the development of the Bioflux or any other proposed or contemplated product, for any of our target markets. We continue to seek to improve our technologies before we are able to produce a commercially viable product. Failure to improve on any of our technologies could delay or prevent their successful development for any of our target markets.

Developing any technology into a marketable product is a risky, time consuming and expensive process. You should anticipate that we will encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and that there is the possibility of outright failure.

We may not meet our product development and commercialization milestones.

We have established milestones, based upon our expectations regarding our technologies at that time, which we use to assess our progress toward developing our products. These milestones relate to technology and design improvements as well as to dates for achieving development goals. If our products exhibit technical defects or are unable to meet cost or performance goals, our commercialization schedule could be delayed and potential purchasers of our initial commercial products may decline to purchase such products or may opt to pursue alternative products.

We may also experience shortages of monitors, sensors or bases due to manufacturing difficulties. Multiple suppliers provide the components used in our devices. Our manufacturing operations could be disrupted by fire, earthquake or other natural disaster, a labor-related disruption, failure in supply or other logistical channels, electrical outages or other reasons. If there were a disruption to manufacturing facilities, we would be unable to manufacture devices until we have restored and re-qualified our manufacturing capability or developed alternative manufacturing facilities.

Generally, we have made technological advances meeting our milestone schedules. We can give no assurance that our commercialization schedule will continue to be met as we further develop the Bioflux or any of our other proposed products.

Our business is dependent upon physicians utilizing our monitoring solution when prescribing cardiac monitoring; if we fail in convincing physicians in utilizing our solution, our revenue could fail to grow and could decrease.

The success of our planned cardiac monitoring business is expected to be dependent upon physicians utilizing our solution when prescribing cardiac monitoring to their patients. The utilization of our solution by physicians for use in the prescription of cardiac monitoring will be directly influenced by a number of factors, including:

•

the ability of the physicians with whom we work to obtain sufficient reimbursement and be paid in a timely manner for the professional services they provide in connection with the use of our monitoring solutions;

•

continuing to establish ourselves as an arrhythmia monitoring technology company;

•

our ability to educate physicians regarding the benefits of MCT over alternative diagnostic monitoring solutions;

•

our demonstrating that our proposed products are reliable and supported by us in the field;

•

supplying and servicing sufficient quantities of products directly or through marketing alliances; and

•

pricing products competitively in light of the current macroeconomic environment, which, particularly in the case of the medical device industry, are becoming increasingly price sensitive.

If we are unable to educate physicians regarding the benefits of MCT and unable to drive physician utilization, revenue from the provision of our arrhythmia monitoring solutions could fail to grow or even potentially decrease.

We are subject to extensive governmental regulations relating to the manufacturing, labeling and marketing of our products.

Our medical technology products and operations are subject to regulation by the FDA, Health Canada and other governmental authorities both inside and outside of the United States. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of our medical products.

Under the United States Federal Food, Drug, and Cosmetic Act, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. We believe our current or planned products will be Class I (with respect to software) or Class II (with respect to hardware) medical devices. Class I devices are those for which safety and effectiveness can be assured by adherence to a set of guidelines, which include compliance with the applicable portions of the FDA's Quality System Regulation, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to additional controls, including full applicability of the Quality System Regulations, and requirements for 510(k) pre-market notification.

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products in foreign countries. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Following the introduction of a product, these agencies will also periodically review our design and manufacturing processes and product performance. The process of complying with the applicable good manufacturing practices, adverse event reporting, clinical trial and other requirements can be costly and time consuming, and could delay or prevent the production, manufacturing or sale of our products. In addition, if we fail to comply with applicable regulatory requirements, it could result in fines, delays or suspensions of regulatory clearances, closure of manufacturing sites, seizures or recalls of products and damage to our reputation. Recent changes in enforcement practice by the FDA and other agencies have resulted in increased enforcement activity, which increases the compliance risk for the Company and other companies in our industry. In addition, governmental agencies may impose new requirements regarding registration, labeling or prohibited materials that may require us to modify or re-register products already on the market or otherwise impact our ability to market our products in those countries. Once clearance or approval has been obtained for a product, there is an obligation to ensure that all applicable FDA, Health Canada and other regulatory requirements continue to be met.

We may be subject to penalties and may be precluded from marketing our products if we fail to comply with extensive governmental regulations.

We believe that our proposed products are categorized as Class I (with respect to software) or Class II (with respect to hardware). Class I devices are those for which safety and effectiveness can be assured by adherence to a set of guidelines, which include compliance with the applicable portions of the FDA's Quality System Regulation, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. However, the FDA has not made any determination about whether our specific medical products are Class I or Class II medical devices, although the underlying software used in our products that we license from Cardiocomm Solutions is FDA-cleared. While such a determination is not necessary in order for us to list a Class I device with the FDA and bring that device to the U.S. market, we may decide to get clarification from the FDA prior to introducing a product into the market. From time to time, the FDA may disagree with the classification of a new Class I medical device and require the manufacturer of that device to apply for approval as a Class II or Class III medical device. In the event that the FDA determines that our Class I medical products should be classified as Class II or Class III medical devices, we could be precluded from marketing the devices for clinical use within the United States for months, years or longer, depending on the specific change the classification. Reclassification of our Class I medical products as Class II or Class III medical devices could significantly increase our regulatory costs, including the timing and expense associated with required clinical trials and other costs.

The FDA and non-U.S. regulatory authorities require that our products be manufactured according to rigorous standards. These regulatory requirements may significantly increase our production costs and may even prevent us from making our products in amounts sufficient to meet market demand. If we change our approved manufacturing process, the FDA may need to review the process before it may be used. Failure to comply with applicable regulatory requirements discussed could subject us to enforcement actions, including warning letters, fines, injunctions and civil penalties, recall or seizure of our products, operating restrictions, partial suspension or total shutdown of our production, and criminal prosecution.

Federal, state and non-U.S. regulations regarding the manufacture and sale of medical devices are subject to future changes. The complexity, timeframes and costs associated with obtaining marketing clearances are unknown. Although we cannot predict the impact, if any, these changes might have on our business, the impact could be material.

Injuries caused by the malfunction or misuse of cardiac monitoring devices, even where such malfunction or misuse occurs with respect to one of our competitor’s products, could cause regulatory agencies to implement more conservative regulations on the medical cardiac monitoring industry, which could significantly increase our operating costs.

If we are not able to both obtain and maintain adequate levels of third-party reimbursement for our products, it would have a material adverse effect on our business.

Healthcare providers and related facilities are generally reimbursed for their services through payment systems managed by various governmental agencies worldwide, private insurance companies, and managed care organizations. The manner and level of reimbursement in any given case may depend on the site of care, the procedure(s) performed, the final patient diagnosis, the device(s) utilized, available budget, the efficacy, safety, performance and cost-effectiveness of our planned products and services, or a combination of these or other factors, and coverage and payment levels are determined at each payer’s discretion. The coverage policies and reimbursement levels of these third-party payers may impact the decisions of healthcare providers and facilities regarding which medical products they purchase and the prices they are willing to pay for those products. Thus, changes in reimbursement levels or methods may either positively or negatively impact sales of our products.

We have no direct control over payer decision-making with respect to coverage and payment levels for our medical device products. Additionally, we expect many payers to continue to explore cost-containment strategies (e.g., comparative and cost-effectiveness analyses, so-called “pay-for-performance” programs implemented by various public and private payers, and expansion of payment bundling schemes such as Accountable Care Organizations, and other such methods that shift medical cost risk to providers) that may potentially impact coverage and/or payment levels for our current products or products we develop.

The ability of physicians and other providers to successfully utilize our cardiac monitoring solution and successfully allow payors to reimburse for the physicians’ technical and professional fees is critical to our business because physicians and their patients will select arrhythmia monitoring solutions other than ours in the event that payors refuse to adequately reimburse our technical fees and physicians' professional fees.

Changes in reimbursement practices of third-party payers could affect the demand for our products and the prices at which they are sold.

The sales of our proposed products could depend, in part, on the extent to which healthcare providers and facilities or individual users are reimbursed by government authorities, private insurers and other third-party payers for the costs of our products or the services performed with our products. The coverage policies and reimbursement levels of third-party payers, which can vary among public and private sources and by country, may affect which products customers’ purchase and the prices they are willing to pay for those products in a particular jurisdiction. Reimbursement rates can also affect the acceptance rate of new technologies. Legislative or administrative reforms to reimbursement systems in the United States or abroad, or changes in reimbursement rates by private payers, could significantly reduce reimbursement for procedures using the Company’s products or result in denial of reimbursement for those products, which would adversely affect customer demand or the price customers may be willing to pay for such products.

We may experience difficulty in obtaining reimbursement for our services from commercial payors that consider our technology to be experimental and investigational, which would adversely affect our revenue and operating results.

Many commercial payors refuse to enter into contracts to reimburse the fees associated with medical devices or services that such payors determine to be "experimental and investigational." Commercial payors typically label medical devices or services as "experimental and investigational" until such devices or services have demonstrated product superiority evidenced by a randomized clinical trial.

Clinical trials have been performed on other mobile cardiac telemetry devices, proving higher diagnostic yield than traditional event loop monitoring. Certain remaining commercial payors, however, have stated that they do not believe the data from the clinical trials justifies the removal of the experimental designation for mobile cardiac telemetry solutions. As a result, certain commercial payors may refuse to reimburse the technical and professional fees associated with cardiac monitoring solutions such as the one expected to be offered by Biotricity.

If commercial payors decide not reimburse physicians or providers for their services during the utilization of our cardiac monitoring solutions, our revenue could fail to grow and could decrease.

Reimbursement by Medicare is highly regulated and subject to change; our failure to comply with applicable regulations, could decrease our expected revenue and may subject us to penalties or have an adverse impact on our business.

The Medicare program is administered by CMS, which imposes extensive and detailed requirements on medical services providers, including, but not limited to, rules that govern how we structure our relationships with physicians, and how and where we provide our arrhythmia monitoring solutions. Our failure to comply with applicable Medicare rules could result in discontinuing the ability for physicians to receive reimbursement as they will likely utilize our cardiac monitoring solution under the Medicare payment program, civil monetary penalties, and/or criminal penalties, any of which could have a material adverse effect on our business and revenues.

Consolidation of commercial payors could result in payors eliminating coverage of mobile cardiac monitoring solutions or reducing reimbursement rates.

When payors combine their operations, the combined company may elect to reimburse physicians for cardiac monitoring services at the lowest rate paid by any of the participants in the consolidation. If one of the payors participating in the consolidation does not reimburse for these services at all, the combined company may elect not to reimburse at any rate. Reimbursement rates tend to be lower for larger payors. As a result, as payors consolidate, our expected average reimbursement rate may decline.

Product defects could adversely affect the results of our operations.

The design, manufacture and marketing of our products involve certain inherent risks. Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of our products can lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to our products (either voluntary or required by the FDA, Health Canada or similar governmental authorities in other countries), and could result, in certain cases, in the removal of a product from the market. A recall could result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products. Personal injuries relating to the use of our products could also result in product liability claims being brought against us. In some circumstances, such adverse events could also cause delays in new product approvals.

Interruptions or delays in telecommunications systems or in the data services provided to us by cellular communication providers or the loss of our wireless or data services could impair the delivery of our cardiac monitoring services.

The success of Biotricity’s cardiac monitoring services will be dependent upon our ability to store, retrieve, process and manage data and to maintain and upgrade our data processing and communication capabilities. The monitoring solution relies on a third party wireless carrier to transmit data over its data network. All data sent by our monitors via this wireless data network or via landline is expected to be routed directly to data centers and subsequently routed to our monitoring center. We are therefore dependent upon third party wireless carrier to provide data transmission and data hosting services to us. If we lose wireless carrier services, we would be forced to seek alternative providers of data transmission and data hosting services, which might not be available on commercially reasonable terms or at all.

As we expand our commercial activities, an increased burden is expected to be placed upon our data processing systems and the equipment upon which they rely. Interruptions of our data networks, or the data networks of our wireless carrier, for any extended length of time, loss of stored data or other computer problems could have a material adverse effect on our business and operating results. Frequent or persistent interruptions in our arrhythmia monitoring services could cause permanent harm to our reputation and could cause current or potential users or prescribing physicians to believe that our systems are unreliable, leading them to switch to our competitors. Such interruptions could result in liability, claims and litigation against us for damages or injuries resulting from the disruption in service.

Our systems are also expected to be vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks, computer viruses, break-ins, sabotage, and acts of vandalism. Despite any precautions that we may take, the occurrence of a natural disaster or other unanticipated problems could result in lengthy interruptions in these services. We do not carry business interruption insurance to protect against losses that may result from interruptions in service as a result of system failures. Moreover, the communications and information technology industries are subject to rapid and significant changes, and our ability to operate and compete is dependent on our ability to update and enhance the communication technologies used in our systems and services.

We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims.

The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. Product liability insurance is expensive and may not be available on acceptable terms, if at all. A successful product liability claim or product recall could inhibit or prevent the successful commercialization of our products, cause a significant financial burden on the Company, or both, which in either case could have a material adverse effect on our business and financial condition.

We require additional capital to support our present business plan and our anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect our ability to operate.

We will require additional funds to further develop our business plan. Based on our current operating plans, we require a minimum of $6 million to fund our planned operations necessary to introduce Bioflux into the market. We can give no assurance that we will be successful in raising any funds. Additionally, if we are unable to generate sufficient revenues from our operating activities, we may need to raise additional funds through equity offerings or otherwise in order to meet our expected future liquidity requirements, including to introduce our other planned products or to pursue new product opportunities. Any such financing that we undertake will likely be dilutive to current stockholders and you.

We intend to continue to make investments to support our business growth, including patent or other intellectual property asset creation. In addition, we may also need additional funds to respond to business opportunities and challenges, including our ongoing operating expenses, protecting our intellectual property, satisfying debt payment obligations, developing new lines of business and enhancing our operating infrastructure. While we may need to seek additional funding for such purposes, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of its common stock. We may also seek additional funds through arrangements with collaborators or other third parties. We may not be able to negotiate any such arrangements on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our business plans.

We cannot predict our future capital needs and we may not be able to secure additional financing.

We will need to raise additional funds in the future to fund our working capital needs and to fund further expansion of our business. We may require additional equity or debt financings, collaborative arrangements with corporate partners or funds from other sources for these purposes. No assurance can be given that necessary funds will be available for us to finance our development on acceptable terms, if at all. Furthermore, such additional financings may involve substantial dilution of our stockholders or may require that we relinquish rights to certain of our technologies or products. In addition, we may experience operational difficulties and delays due to working capital restrictions. If adequate funds are not available from operations or additional sources of financing, we may have to delay or scale back our growth plans.

The results of our research and development efforts are uncertain and there can be no assurance of the commercial success of our products.

We believe that we will need to incur additional research and development expenditures to continue development of our existing proposed products as well as research and development expenditures to develop new products and services. The products and services we are developing and may develop in the future may not be technologically successful. In addition, the length of our product and service development cycle may be greater than we originally expected and we may experience delays in product development. If our resulting products and services are not technologically successful, they may not achieve market acceptance or compete effectively with our competitors’ products and services.

If we fail to retain certain of our key personnel and attract and retain additional qualified personnel, we might not be able to pursue our growth strategy.

Our future success will depend upon the continued service of Waqaas Al-Siddiq, our President and Chief Executive Officer. Although we believe that our relationship with him is positive, there can be no assurance that his services will continue to be available to us in the future. We do not carry any key man life insurance policies on any of our existing or proposed executive officers.

The impact of the Patient Protection and Affordable Care Act remains uncertain.

In 2010, significant reforms to the health care system were adopted as law in the United States. The law includes provisions that, among other things, reduce or limit Medicare reimbursement, require all individuals to have health insurance (with limited exceptions) and impose increased taxes. These factors, in turn, could result in reduced demand for our products and increased downward pricing pressure. Because parts of the 2010 health care law remain subject to implementation, the long-term impact on us is uncertain. The new law or any future legislation could reduce medical procedure volumes, lower reimbursement for our products, and impact the demand for our products or the prices at which we sell our products. Accordingly, while it is too early to understand and predict the ultimate impact of the new law on our business, the legislation and resulting regulations could have a material adverse effect on our business, cash flows, financial condition and results of operations. The law includes a 2.3% tax on sales of medical devices beginning January 1, 2013, which had the effect of increasing company operating expenses by the amount of the tax. Medical devices sold for export are exempt from the tax. On December 18, 2015, President Obama signed into law the Consolidated Appropriations Act, 2016, which includes a two-year moratorium on the medical device excise tax, exempting medical device sales during the period of January 1, 2016 to December 31, 2017 from the tax. Absent further legislative action, the tax will be automatically reinstated on January 1, 2018, which would again result in an increase in our operating expenses.

We will not be profitable unless we can demonstrate that our products can be manufactured at low prices.

To date, we have focused primarily on research and development of the first generation version of the Bioflux, as well as starting the prototyping of Biolife and proposed marketing and distribution. Consequently, we have no experience in manufacturing these products on a commercial basis. We may manufacture our products through third-party manufacturers. We can offer no assurance that either we or our manufacturing partners will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our products, especially at the low-cost levels we require to absorb the cost of free distribution of our products pursuant to our proposed business plan. Even if we or our manufacturing partners are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

Our profitability in part is dependent on material and other manufacturing costs. We are unable to offer any assurance that either we or a manufacturing partner will be able to reduce costs to a level which will allow production of a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity.

If we or our suppliers fail to achieve or maintain regulatory approval of manufacturing facilities, our growth could be limited and our business could be harmed.

We currently assemble our devices in our California facility. In order to maintain compliance with FDA and other regulatory requirements, our manufacturing facilities must be periodically re-evaluated and qualified under a quality system to ensure they meet production and quality standards. Suppliers of components and products used to manufacture our devices must also comply with FDA regulatory requirements, which often require significant resources and subject us and our suppliers to potential regulatory inspections and stoppages. If we or our suppliers do not maintain regulatory approval for our manufacturing operations, our business could be adversely affected.

Our dependence on a limited number of suppliers may prevent us from delivering our devices on a timely basis.

We currently rely on a limited number of suppliers of components for our devices. If these suppliers became unable to provide components in the volumes needed or at an acceptable price, we would have to identify and qualify acceptable replacements from alternative sources of supply. The process of qualifying suppliers is lengthy. Delays or interruptions in the supply of our requirements could limit or stop our ability to provide sufficient quantities of devices on a timely basis or meet demand for our services, which could have a material adverse effect on our business, financial condition and results of operations.

Our operations in international markets involve inherent risks that we may not be able to control.

Our business plan includes the marketing and sale of our proposed products in international markets. Accordingly, our results could be materially and adversely affected by a variety of uncontrollable and changing factors relating to international business operations, including:

•

Macroeconomic conditions adversely affecting geographies where we intend to do business;

•

Foreign currency exchange rates;

•

Political or social unrest or economic instability in a specific country or region;

•

Higher costs of doing business in foreign countries;

•

Infringement claims on foreign patents, copyrights or trademark rights;

•

Difficulties in staffing and managing operations across disparate geographic areas;

•

Difficulties associated with enforcing agreements and intellectual property rights through foreign legal systems;

•

Trade protection measures and other regulatory requirements, which affect our ability to import or export our products from or to various countries;

•

Adverse tax consequences;

•

Unexpected changes in legal and regulatory requirements;

•

Military conflict, terrorist activities, natural disasters and medical epidemics; and

•

Our ability to recruit and retain channel partners in foreign jurisdictions.

Our financial results may be affected by fluctuations in exchange rates and our current currency hedging strategy may not be sufficient to counter such fluctuations.

Our financial statements are presented in U.S. dollars, while a significant portion of our business is conducted, and a substantial portion of our operating expenses are payable, in currencies other than the U.S. dollar, specifically the Canadian dollar. Due to the substantial volatility of currency exchange rates, exchange rate fluctuations may have a positive or adverse impact on our future revenues or expenses presented in our financial statements. We may use financial instruments, principally forward foreign currency contracts, in our management of foreign currency exposure. These contracts would primarily require us to purchase and sell certain foreign currencies with or for U.S. dollars at contracted rates. We may be exposed to a credit loss in the event of non-performance by the counterparties of these contracts. In addition, these financial instruments may not adequately manage our foreign currency exposure. Our results of operations could be adversely affected if we are unable to successfully manage currency fluctuations in the future.

Risks Related to Our Industry

The industry in which we operate is highly competitive and subject to rapid technological change. If our competitors are better able to develop and market products that are safer, more effective, less costly, easier to use, or are otherwise more attractive, we may be unable to compete effectively with other companies.

The medical technology industry is characterized by intense competition and rapid technological change, and we will face competition on the basis of product features, clinical outcomes, price, services and other factors. Competitors may include large medical device and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competition may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing and other resources than ours or may be more successful in attracting potential customers, employees and strategic partners.

Our competitive position will depend on multiple, complex factors, including our ability to achieve regulatory clearance and market acceptance for our products, develop new products, implement production and marketing plans, secure regulatory approvals for products under development and protect our intellectual property. In some instances, competitors may also offer, or may attempt to develop, alternative systems that may be delivered without a medical device or a medical device superior to ours. The development of new or improved products, processes or technologies by other companies may render our products or proposed products obsolete or less competitive. The entry into the market of manufacturers located in low-cost manufacturing locations may also create pricing pressure, particularly in developing markets. Our future success depends, among other things, upon our ability to compete effectively against current technology, as well as to respond effectively to technological advances or changing regulatory requirements, and upon our ability to successfully implement our marketing strategies and execute our research and development plan. Our research and development efforts are aimed, in part, at solving increasingly complex problems, as well as creating new technologies, and we do not expect that all of our projects will be successful. If our research and development efforts are unsuccessful, our future results of operations could be materially harmed.

We face competition from other medical device companies that focus on similar markets.

We face competition from primarily five companies that also focus on the ECG market that we intend to enter: CardioNet, LifeWatch, eCardio, Linecare, ScottCare and TZ Medical. These companies have longer operating histories and may have greater name recognition and substantially greater financial, technical and marketing resources than us. Many of these companies also have FDA or other applicable governmental approval to market and sell their products, and more extensive customer bases, broader customer relationships and broader industry alliances than us, including relationships with many of our potential customers. Increased competition from any of these sources could result in our failure to achieve and maintain an adequate level of customers and market share to support the cost of our operations.

Our industry is experiencing greater scrutiny and regulation by governmental authorities, which may lead to greater governmental regulation in the future.

In recent years, the medical device industry has been subject to increased regulatory scrutiny, including by the FDA, Health Canada and numerous other federal, state, provincial and foreign governmental authorities. This has included increased regulation, enforcement, inspections, and governmental investigations of the medical device industry and disclosure of financial relationships with health care professionals. We anticipate that governments will continue to scrutinize our industry closely, and that additional regulation by governmental authorities, both foreign and domestic, may increase compliance costs, exposure to litigation and other adverse effects to our operations.

Unsuccessful clinical trials or procedures relating to products under development could have a material adverse effect on our prospects.

The regulatory approval process for new products and new indications for existing products requires extensive clinical trials and procedures, including early clinical experiences and regulatory studies. Unfavorable or inconsistent clinical data from current or future clinical trials or procedures conducted by us, our competitors, or third parties, or perceptions regarding this clinical data, could adversely affect our ability to obtain necessary approvals and the market's view of our future prospects. Such clinical trials and procedures are inherently uncertain and there can be no assurance that these trials or procedures will be completed in a timely or cost-effective manner or result in a commercially viable product. Failure to successfully complete these trials or procedures in a timely and cost-effective manner could have a material adverse effect on our prospects. Clinical trials or procedures may experience significant setbacks even after earlier trials have shown promising results. Further, preliminary results from clinical trials or procedures may be contradicted by subsequent clinical analysis. In addition, results from our clinical trials or procedures may not be supported by actual long-term studies or clinical experience. If preliminary clinical results are later contradicted, or if initial results cannot be supported by actual long-term studies or clinical experience, our business could be adversely affected. Clinical trials or procedures may be suspended or terminated by us, the FDA or other regulatory authorities at any time if it is believed that the trial participants face unacceptable health risks.

Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling certain of our products.

The industry we operate in, in particular, the medical device industry is characterized by extensive intellectual property litigation and, from time to time, we might be the subject of claims by third parties of potential infringement or misappropriation. Regardless of outcome, such claims are expensive to defend and divert the time and effort of our management and operating personnel from other business issues. A successful claim or claims of patent or other intellectual property infringement against us could result in our payment of significant monetary damages and/or royalty payments or negatively impact our ability to sell current or future products in the affected category and could have a material adverse effect on its business, cash flows, financial condition or results of operations.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

We plan on relying on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We will seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We will seek to protect our confidential proprietary information, in part, by entering into confidentiality and invention or patent assignment agreements with our employees and consultants. Moreover, to the extent we enter into such agreements, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed. In general, any loss of trade secret protection or other unpatented proprietary rights could harm our business, results of operations and financial condition.

If we are unable to protect our proprietary rights, or if we infringe on the proprietary rights of others, our competitiveness and business prospects may be materially damaged.

We have filed for one patent in Canada. We may continue to seek patent protection for our proprietary technology. Seeking patent protection is a lengthy and costly process, and there can be no assurance that patents will be issued from any pending applications, or that any claims allowed from existing or pending patents will be sufficiently broad or strong to protect our proprietary technology. There is also no guarantee that any patents we hold will not be challenged, invalidated or circumvented, or that the patent rights granted will provide competitive advantages to us. Our competitors have developed and may continue to develop and obtain patents for technologies that are similar or superior to our technologies. In addition, the laws of foreign jurisdictions in which we develop, manufacture or sell our products may not protect our intellectual property rights to the same extent, as do the laws of Canada or the United States.

Adverse outcomes in current or future legal disputes regarding patent and other intellectual property rights could result in the loss of our intellectual property rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties on terms that may not be reasonable or favorable to us, prevent us from manufacturing, importing or selling our products, or compel us to redesign our products to avoid infringing third parties’ intellectual property. As a result, we may be required to incur substantial costs to prosecute, enforce or defend our intellectual property rights if they are challenged. Any of these circumstances could have a material adverse effect on our business, financial condition and resources or results of operations.

Dependence on our proprietary rights and failing to protect such rights or to be successful in litigation related to such rights may result in our payment of significant monetary damages or impact offerings in our product portfolios.

Our long-term success largely depends on our ability to market technologically competitive products. If we fail to obtain or maintain adequate intellectual property protection, we may not be able to prevent third parties from using our proprietary technologies or may lose access to technologies critical to our products. Also, our currently pending or future patents applications may not result in issued patents, and issued patents are subject to claims concerning priority, scope and other issues.

Furthermore, to the extent we do not file applications for patents domestically or internationally, we may not be able to prevent third parties from using our proprietary technologies or may lose access to technologies critical to our products in other countries.

Enforcement of federal and state laws regarding privacy and security of patient information may adversely affect our business, financial condition or operations.

The use and disclosure of certain health care information by health care providers and their business associates have come under increasing public scrutiny. Recent federal standards under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, establish rules concerning how individually-identifiable health information may be used, disclosed and protected. Historically, state law has governed confidentiality issues, and HIPAA preserves these laws to the extent they are more protective of a patient's privacy or provide the patient with more access to his or her health information. As a result of the implementation of the HIPAA regulations, many states are considering revisions to their existing laws and regulations that may or may not be more stringent or burdensome than the federal HIPAA provisions. We must operate our business in a manner that complies with all applicable laws, both federal and state, and that does not jeopardize the ability of our customers to comply with all applicable laws. We believe that our operations are consistent with these legal standards. Nevertheless, these laws and regulations present risks for health care providers and their business associates that provide services to patients in multiple states. Because these laws and regulations are recent, and few have been interpreted by government regulators or courts, our interpretations of these laws and regulations may be incorrect. If a challenge to our activities is successful, it could have an adverse effect on our operations, may require us to forego relationships with customers in certain states and may restrict the territory available to us to expand our business. In addition, even if our interpretations of HIPAA and other federal and state laws and regulations are correct, we could be held liable for unauthorized uses or disclosures of patient information as a result of inadequate systems and controls to protect this information or as a result of the theft of information by unauthorized computer programmers who penetrate our network security. Enforcement of these laws against us could have a material adverse effect on our business, financial condition and results of operations.

We may become subject, directly or indirectly, to federal and state health care fraud and abuse laws and regulations and if we are unable to fully comply with such laws, the Company could face substantial penalties.

Although not affected at this time, our operations may in the future become directly or indirectly affected by various broad state and federal health care fraud and abuse laws, including the Federal Healthcare Programs' Anti-Kickback Statute and the Stark law. If our future operations are found to be in violation of these laws, we or our officers may be subject to civil or criminal penalties, including large monetary penalties, damages, fines, imprisonment and exclusion from Medicare and Medicaid program participation. If enforcement action were to occur, our business and results of operations could be adversely affected.

We may be subject to federal and state false claims laws which impose substantial penalties.

Many of the physicians and patients whom we expect to use our services will file claims for reimbursement with government programs such as Medicare and Medicaid. As a result, we may be subject to the federal False Claims Act if we knowingly “cause” the filing of false claims. Violations may result in substantial civil penalties, including treble damages. The federal False Claims Act also contains “whistleblower” or “qui tam” provisions that allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the government. In recent years, the number of suits brought in the medical industry by private individuals has increased dramatically. Various states have enacted laws modeled after the federal False Claims Act, including “qui tam” provisions, and some of these laws apply to claims filed with commercial insurers. We are unable to predict whether we could be subject to actions under the federal False Claims Act, or the impact of such actions. However, the costs of defending claims under the False Claims Act, as well as sanctions imposed under the False Claims Act, could adversely affect our results of operations.

Changes in the health care industry or tort reform could reduce the number of arrhythmia monitoring solutions ordered by physicians, which could result in a decline in the demand for our planned solutions, pricing pressure and decreased revenue.

Changes in the health care industry directed at controlling health care costs or perceived over-utilization of arrhythmia monitoring solutions could reduce the volume of solutions ordered by physicians. If more health care cost controls are broadly instituted throughout the health care industry, the volume of cardiac monitoring solutions could decrease, resulting in pricing pressure and declining demand for our planned services, which could harm our operating results. In addition, it has been suggested that some physicians order arrhythmia monitoring solutions, even when the services may have limited clinical utility, primarily to establish a record for defense in the event of a claim of medical malpractice against the physician. Legal changes increasing the difficulty of initiating medical malpractice cases, known as tort reform, could reduce the amount of our services prescribed as physicians respond to reduced risks of litigation, which could harm our operating results.

Risks Related to Our Securities and Other Risks

An active and visible public trading market for our Common Stock may not develop.

We do not currently have an active or visible trading market. We cannot predict whether an active market for our Common Stock will ever develop in the future. In the absence of an active trading market:

•

Investors may have difficulty buying and selling or obtaining market quotations;

•

Market visibility for shares of our Common Stock may be limited; and

•

A lack of visibility for shares of our Common Stock may have a depressive effect on the market price for shares of our Common Stock.

Our Common Stock is quoted over-the-counter on a market operated by OTC Markets Group, Inc. These markets are relatively unorganized, inter-dealer, over-the-counter markets that provide significantly less liquidity than NASDAQ or the NYSE MKT. No assurances can be given that our Common Stock, even if quoted on such markets, will ever actively trade on such markets, much less a senior market like NASDAQ or NYSE MKT. In this event, there would be a highly illiquid market for our Common Stock and you may be unable to dispose of your Common Stock at desirable prices or at all. Moreover, there is a risk that our Common Stock could be delisted from its current tier of the OTC Market, in which case our stock may be quoted on markets even more illiquid.

The market price of our common stock may be volatile.

The market price for our Common Stock may be volatile and subject to wide fluctuations in response to factors including the following:

•

Our ability to successfully bring any of our proposed or planned products to market;

•

Actual or anticipated fluctuations in our quarterly or annual operating results;

•

Changes in financial or operational estimates or projections;

•

Conditions in markets generally;

•

Changes in the economic performance or market valuations of companies similar to ours;

•

Announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•

Our intellectual property position; and

•

General economic or political conditions in the United States or elsewhere.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our Common Stock.

Because we were engaged in a transaction that can be generally characterized as a “reverse merger,” we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we were engaged in a transaction that can be generally characterized as a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of the Company since there is little incentive to brokerage firms to recommend the purchase of the common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.

Our Company may have undisclosed liabilities and any such liabilities could harm our revenues, business, prospects, financial condition and results of operations.

Before the Acquisition Transaction, iMedical conducted due diligence on our Company customary and appropriate for a transaction similar to the Acquisition Transaction. However, the due diligence process may not reveal all material liabilities of our Company currently existing or which may be asserted in the future against our Company relating to its activities before the consummation of the Acquisition Transaction. In addition, the Exchange Agreement contains representations with respect to the absence of any liabilities. However, there can be no assurance that our Company will not have any liabilities upon the closing of the Acquisition Transaction that we are unaware of or that we will be successful in enforcing any indemnification provisions or that such indemnification provisions will be adequate to reimburse us. Any such liabilities of our Company that survive the Acquisition Transaction could harm our revenues, business, prospects, financial condition and results of operations.

When the registration statement of which this prospectus is a part become effective, there will be a significant number of shares of common stock eligible for sale, which could depress the market price of such stock.

We are registering for resale substantially all of the approximately 22,500,000 shares of common stock issued or issuable to the iMedical shareholders, in addition to an additional approximately 1.32 million shares underlying convertible debentures and warrants that we have outstanding. Although the 22,500,000 shares are subject to a lock-up agreement for a period of no more than one year from the effective date of the registration statement, a large number of shares of our common stock would become available for sale in the public market, which could harm the market price of the stock.

Our largest stockholder will substantially influence our Company for the foreseeable future, including the outcome of matters requiring shareholder approval and such control may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the Company’s stock price to decline.

Mr. Al-Siddiq beneficially owns approximately 19% of our outstanding shares of Common Stock and common stock underlying the Exchangeable Shares. As a result, coupled with his board seat, he will have the ability to influence the election of our directors and the outcome of corporate actions requiring shareholder approval, such as: (i) a merger or a sale of our Company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from those entities and individuals. Mr. Al-Siddiq also has significant control over our business, policies and affairs as an executive officer or director of our Company. He may also exert influence in delaying or preventing a change in control of the Company, even if such change in control would benefit the other stockholders of the Company. In addition, the significant concentration of stock ownership may adversely affect the market value of the Company’s common stock due to investors’ perception that conflicts of interest may exist or arise.

Material weaknesses may exist when the Company reports on the effectiveness of its internal control over financial reporting for purposes of its reporting requirements.

We will be required to provide management’s report on the effectiveness of internal control over financial reporting in our Annual Reports on Form 10-K, as required by Section 404 of Sarbanes-Oxley. Material weaknesses may exist when the Company reports on the effectiveness of its internal control over financial reporting for purposes of its reporting requirements under the Exchange Act or Section 404 of Sarbanes-Oxley following the completion of the Acquisition Transaction. The existence of one or more material weaknesses would preclude a conclusion that the Company maintains effective internal control over financial reporting. Such a conclusion would be required to be disclosed in the Company’s future Annual Reports on Form 10-K and could harm the Company’s reputation and cause the market price of its common stock to drop.

Anti-takeover provisions in the Company’s charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of the Company difficult.

The Company’s certificate of incorporation and bylaws contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. For example, our Certificate of Incorporation permits the Board of Directors without stockholder approval to issue up to 10,000,000 shares of preferred stock and to fix the designation, power, preferences, and rights of the shares and preferred stock. These provisions could limit the price that investors might be willing to pay in the future for shares of the Company’s common stock.

Our common stock is subject to the SEC’s penny stock rules and accordingly, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore would be a “penny stock” according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•

Make a special written suitability determination for the purchaser;

•

Receive the purchaser’s prior written agreement to the transaction;

•

Provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•

Obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As our Common Stock is subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell your securities.

The market for penny stocks has experienced numerous frauds and abuses, which could adversely impact investors in our stock.

OTC Market securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because reporting requirements are less stringent than those of the stock exchanges such as NASDAQ. Patterns of fraud and abuse include:

•

Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•

Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•

“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•

Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•

Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of our common stock. We plan to retain any future earning to finance growth.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. ALTHOUGH WE HAVE INCLUDED ALL RISKS THAT WE BELIEVE ARE MATERIAL AS OF THE DATE OF THIS PROSPECTUS, IN REVIEWING THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER SUCH POSSIBLE RISKS.

USE OF PROCEEDS

The shares of our common stock offered by this prospectus are being registered solely for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares; however, we will receive an aggregate of approximately $364,582, assuming a U.S./Canada exchange rate of US$0.78 for CND$1.00 upon the exercise of the common stock purchase warrants.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded on the OTCQB marketplace under the symbol “BTCY” since February 1, 2016 but did not commence trading until February 18, 2016. Prior to that, from November 11, 2015, our common stock was quoted on the OTCQB marketplace under the symbol “MTSU”. On August 16, 2016, the closing price of our common stock as reported on the OTCQB marketplace was $2.90 per share.

The following table sets forth the range of high and low bid prices for our common stock for each of the periods indicated as reported by such marketplaces. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Period	High	Low
2016:
First Quarter (from February 18, 2016)	$4.00	$2.48
Second Quarter	$3.00	$0.51
Third Quarter (through August 16, 2016)	$3.15	$1.36

We consider our common stock to be thinly traded and, accordingly, reported sales prices or quotations may not be a true market-based valuation of our common stock.

Holders

As of August 16, 2016, an aggregate of 16,133,312 shares of our common stock were issued and outstanding and owned by approximately 32 shareholders of record.  Of such shares, 750,000 are held in escrow and subject to forfeiture if we are unable to raise at least $6,000,000 in capital by November 2, 2016. If such shares are forfeited, we intend to either hold them in treasury or retire such shares so they are neither issued nor outstanding.  In addition, as of August 16, 2016, 9,123,031 Exchangeable Shares were issued and outstanding, which were held by approximately 31 holders of record. The number of stockholders does not include beneficial owners holding shares through nominee names.

There is one share of the Special Voting Preferred Stock issued and outstanding, held by the Trustee.

Dividends

We do not anticipate paying any cash dividends in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made in the discretion of our Board of Directors, after our taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. No dividends may be declared or paid on our Common Stock, unless a dividend, payable in the same consideration or manner, is simultaneously declared or paid, as the case may be, on our shares of preferred stock, if any.

Repurchase of Equity Securities

In May 2015, iMedical repurchased 1,100,000 of its outstanding common shares at cost from a related party, which were cancelled upon their repurchase. We have no plans, programs or other arrangements in regards to further repurchases of our common stock.

Equity Compensation Plan Information

We adopted a new equity incentive plan effective as of February 2, 2016 to attract and retain employees, directors and consultants. The equity incentive plan is administered by our Board of Directors which may determine, among other things, the (a) terms and conditions of any option or stock purchase right granted, including the exercise price and the vesting schedule, (b) persons who are to receive options and stock purchase rights and (c) the number of shares to be subject to each option and stock purchase right. The equity incentive plan may also be administered by a special committee, as determined by the Board of Directors.

The maximum aggregate number of shares of our common stock that may be issued under the equity incentive plan is 3,750,000, which, except as provided in the plan shall automatically increase on January 1 of each year for no more than 10 years, so the number of shares that may be issued is an amount no greater than 15% of our outstanding shares of common stock and Exchangeable Shares as of such January 1. The equity incentive plan provides for the grant of, among other awards, (i) “incentive” options (qualified under section 422 of the Internal Revenue Code of 1986, as amended) to our employees and (ii) nonstatutory options and restricted stock to our employees, directors or consultants.

Shown below is information as of March 31, 2016 with respect to the common stock of the Company that may be issued under its equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	-	-	3,750,000

Equity compensation plans not approved by security holders (2)

Directors, Officers and
Employees Stock Option Plan (3)	200,500	$ 0.0001	-

Broker Warrants	325,275	$ 1.003	-
Total	525,775		3,750,000

__________

(1)

Represents the Company’s 2016 Equity Incentive Plan.

(2)

At the time of the Acquisition Transaction on February 2, 2016, each (a) outstanding option granted or issued pursuant to iMedical’s existing equity compensation plan was exchanged for approximately 1.197 economically equivalent replacement options with a corresponding adjustment to the exercise price and (b) outstanding warrant granted or issued pursuant to iMedical’s equity compensation plans was adjusted so the holder receives approximately 1.197 shares of common stock with a corresponding adjustment to the exercise price. Does not include options to purchase an aggregate of 2,499,998 shares of our common stock granted to Mr. Al-Siddiq pursuant to his employment agreement.

(3)

On March 30, 2015, iMedical approved its Directors, Officers and Employees Stock Option Plan, under which it authorized and issued 3,000,000 options. This plan was established to enable iMedical to attract and retain the services of highly qualified and experience directors, officers, employees and consultants and to give such person an interest in the success of the Company. These options now represent the right to purchase shares of the Company’s common stock using the same exchange ratio of approximately 1.197:1.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) covers information pertaining to the Company up to June 30, 2016 and should be read in conjunction with the audited financial statements and related notes of the Company as of and for the year ended December 31, 2015 and 2014 and the unaudited financial statements and related notes for the quarter ended June 30, 2016. Except as otherwise noted, the financial information contained in this MD&A and in the financial statements has been prepared in accordance with accounting principles generally accepted in the United States of America. All amounts are expressed in U.S. dollars unless otherwise noted.

Forward Looking Statements

Certain information contained in this MD&A includes “forward-looking statements.” Statements which are not historical reflect our current expectations and projections about our future results, performance, liquidity, financial condition and results of operations, prospects and opportunities and are based upon information currently available to us and our management and their interpretation of what is believed to be significant factors affecting our existing and proposed business, including many assumptions regarding future events. Actual results, performance, liquidity, financial condition and results of operations, prospects and opportunities could differ materially and perhaps substantially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including those risks described in detail in the section of this prospectus entitled “Risk Factors” as well as elsewhere in this prospectus.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology.

In light of these risks and uncertainties, and especially given the nature of our existing and proposed business, there can be no assurance that the forward-looking statements contained in this section and elsewhere in this prospectus will in fact occur. Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Company Overview

We are a healthcare technology company committed to the development of software and hardware solutions to help the management of chronic health issues. We aim to provide a turnkey, wearable medical cardiac monitoring solution. To achieve this, we are dedicated to continuing our research and development programs, honing our medical-device expertise, increasing our deep knowledge of biometrics, developing both software and hardware components and nurturing a cohesive medical network.

Critical Accounting Policies

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and are expressed in United States Dollars. Significant accounting policies are summarized below:

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas involving significant estimates and assumptions include: deferred income tax assets and related valuation allowance, accruals and valuation of derivatives, promissory notes and stock options. Actual results could differ from those estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

Earnings (Loss) Per Share

The Company has adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 260-10 which provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Diluted earnings per share exclude all potentially dilutive shares if their effect is anti-dilutive. There were no potentially dilutive shares outstanding as at June 30, 2016.

Equipment

Equipment is recorded at cost less accumulated depreciation and depreciated over the estimated useful lives at the following rates and methods:

Computer & Electronics — 3 year straight line

Furniture and Fixtures — 3 year straight line

Routine repairs and maintenance are expensed as incurred. Improvements, that are betterments, are capitalized at cost. We apply a half-year rule in the year of acquisition.

Cash

Cash includes cash on hand and balances with banks.

Research and Development

We are engaged in research and development work. Research and development costs, which relate primarily to software development, are charged to operations as incurred. Under certain research and development arrangements with third parties, we may be required to make payments that are contingent on the achievement of specific developmental, regulatory and/or commercial milestones. Before a product receives regulatory approval, milestone payments made to third parties are expensed when the milestone is achieved. Milestone payments made to third parties after regulatory approval is received are capitalized and amortized over the estimated useful life of the approved product. Research and development costs were $507,859 for the six months ended June 30, 2016 and $1,143,453 and $832,661 for the years ended December 31, 2015 and 2014, respectively.

Income Taxes

We account for income taxes in accordance with ASC 740. We provide for federal and provincial income taxes payable, as well as for those deferred because of the timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. The effect of a change in tax rates is recognized as income or expense in the period of the change. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized.

Fair Value of Financial Instruments

Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, establishes a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities.  ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820-10 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•

Level 1 – Valuation based on quoted market prices in active markets for identical assets or liabilities.

•

Level 2 – Valuation based on quoted market prices for similar assets and liabilities in active markets.

•

Level 3 – Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments or interest rates that are comparable to market rates. These financial instruments include cash and accounts payable. Our cash, which is carried at fair value, is classified as a Level 1 financial instrument. Our bank accounts are maintained with financial institutions of reputable credit, therefore, bear minimal credit risk.

Impairment of Long-Lived Assets

In accordance with ASC Topic 360-10, we, on a regular basis, review the carrying amount of long-lived assets for the existence of facts or circumstances, both internally and externally, that suggest impairment. We determine if the carrying amount of a long-lived asset is impaired based on anticipated undiscounted cash flows, before interest, from the use of the asset. In the event of impairment, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined based on appraised value of the assets or the anticipated cash flows from the use of the asset or asset group, discounted at a rate commensurate with the risk involved.

Stock Based Compensation

We account for share-based payments in accordance with the provision of ASC 718, which requires that all share-based payments issued to acquire goods or services, including grants of employee stock options, be recognized in the statement of operations based on their fair values, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Compensation expense related to share-based awards is recognized over the requisite service period, which is generally the vesting period.

We account for stock based compensation awards issued to non-employees for services, as prescribed by ASC 718-10, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the guidelines in ASC 505-50. We issue compensatory shares for services including, but not limited to, executive, management, accounting, operations, corporate communication, financial and administrative consulting services.

Convertible Notes Payable and Derivative Instruments

We account for conversion options embedded in convertible notes in accordance with ASC 815. ASC 815 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments. ASC 815 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional, as defined by ASC 815-40.

We account for convertible notes deemed conventional and conversion options embedded in non-conventional convertible notes which qualify as equity under ASC 815, in accordance with the provisions of ASC 470-20, which provides guidance on accounting for convertible securities with beneficial conversion features. Accordingly, our records, as a discount to convertible notes, the intrinsic value of such conversion options based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt.

Recently Issued Accounting Pronouncements

In March 2016, the Company adopted the accounting pronouncement issued by the Financial Accounting Standards Board ("FASB") to update guidance on how companies account for certain aspects of share-based payments to employees. This pronouncement is effective for fiscal years beginning after December 15, 2016, and interim periods within those years, with early adoption permitted. This guidance requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled and changes the presentation of excess tax benefits on the statement of cash flows. The Company adopted these provisions on a prospective basis. In addition, this pronouncement changes guidance on: (a) accounting for forfeitures of share-based awards and (b) employers’ accounting for an employee’s use of shares to satisfy the employer’s statutory income tax withholding obligation. The adoption of this pronouncement did not have a material impact on the Company’s financial position and/or results of operations.

In February 2016, an accounting pronouncement was issued by the FASB to replace existing lease accounting guidance. This pronouncement is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet for most leases. Expenses associated with leases will continue to be recognized in a manner similar to current accounting guidance. This pronouncement is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. The adoption is required to be applied on a modified retrospective basis for each prior reporting period presented.  The Company has not yet determined the effect that the adoption of this pronouncement may have on its financial position and/or results of operations.

On January 1, 2016, the Company adopted the accounting pronouncement issued by the FASB which eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, an acquirer will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment. The adoption of this pronouncement did not have a material impact on the Company’s financial position and/or results of operations.

On January 1, 2016, the Company adopted the accounting pronouncement issued by the FASB to update the guidance related to the presentation of debt issuance costs. This guidance requires debt issuance costs, related to a recognized debt liability, be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability rather than being presented as an asset. The Company adopted this pronouncement on a retrospective basis, and the adoption did not have a material impact on the Company financial position and/or results of operations.

In November 2015, an accounting pronouncement was issued by the FASB to simplify the presentation of deferred income taxes within the balance sheet. This pronouncement eliminates the requirement that deferred tax assets and liabilities are presented as current or noncurrent based on the nature of the underlying assets and liabilities. Instead, the pronouncement requires all deferred tax assets and liabilities, including valuation allowances, be classified as noncurrent. This pronouncement is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The Company intend to adopt this pronouncement on January 1, 2017, and the adoption is not expected to have a material impact on its financial position and/or results of operations.

In May 2014, an accounting pronouncement was issued by the FASB to clarify existing guidance on revenue recognition. This guidance includes the required steps to achieve the core principle that a company should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This pronouncement is effective for fiscal years and interim periods beginning after December 15, 2017, with early adoption permitted. The guidance permits the use of one of two retrospective transition methods. The Company has not yet selected a transition method nor has the Company determined the effect that the adoption of the pronouncement may have on its financial position and/or results of operations.

Results of Operations

From our inception in July 2009 through to June 30, 2016, Biotricity has generated a deficit of $11,542,487. We expect to incur additional operating losses through the fiscal year ending December 31, 2016 and beyond, principally as a result of our continuing anticipated research and development costs and due to anticipated initial limited sales of the Bioflux, our planned first product. When we approach final stages of the anticipated commercialization of the Bioflux, we will have to devote and expect to continue to devote significant resources in the areas of capital expenditures and research and development costs.

Three and Six Month Period Ended June 30, 2016 as Compared to Three and Six Month Period Ended June 30, 2015

Operating Expenses

Total operating expenses for the three and six month period ended June 30, 2016 were $800,808 and $1,377,383 compared to $492,013 and $2,298,418 for the three and six months period ended June 30, 2015, as further described below.

For the three and six months period ended June 30, 2016, we incurred general and administrative expenses of $534,438 and $869,524, compared to $293,694 and $1,732,905 for the three and six months period ended June 30, 2015. The increase for the three months period ended June 30, 2016 is mainly due to increase in activity due to the reverse merger transaction between Biotricity and iMedical on February 2, 2016. The decrease for the six months period ended June 30, 2016 is mainly due to recording $1,297,586 as employee stock option expense during the six months ended June 30, 2015, whereas no such expense was recorded during six months ended June 30, 2016.

For the three and six month period ended June 30, 2016, we incurred research and development expenses of $266,370 and $507,903, compared to research and development expenses of $198,319 and $565,513 for the three and six month period ended June 30, 2015. There is no significant variation in the overall research and development expenses for both the quarters.

Accretion expense of $120,531 and $194,103 for the three and six months ended June 30, 2016 and change in fair value of derivative liabilities of $123,268 and $742,227, for the three and six months ended June 30, 2016 relate to the convertible promissory notes issued as explained in Note 7 to the Financial Statements. There were no convertible promissory notes issued during the three and six months period ended June 30, 2015.

Net Loss

Net loss for the three and six month period ended June 30, 2016 were $1,044,607 and $2,313,713 (2015: $492,013 and $2,298,418), resulting in a loss per share of $0.0418 and $0.0925 for the three and six months period ended June 30, 2016 (2015: $0.0232 and $0.1053).

Translation Adjustment

Translation adjustment for the three and six month period ended June 30, 2016 were ($129,591) and ($191,109), as compared to translation adjustment gain of $193,585 and $59,655 for the three and six months ended June 30, 2015. This translation adjustment represents loss resulted from the translation of currency in the financial statements from our functional currency of Canadian dollars to the reporting currency in U.S. dollars.

Fiscal Year Ended December 31, 2015 Compared To Fiscal Year Ended December 31, 2014

Operating Expenses

Total operating expenses for the fiscal year ended December 31, 2015 were $5,130,003 compared to $1,706,202 for the fiscal year ended December 31, 2014, as further described below.

For the fiscal year ended December 31, 2015, we incurred research and development expenses of $1,143,453, compared to research and development expenses of $832,661 for the fiscal year ended December 31, 2014. The increase in research and development expenses relates primarily to hiring additional members of our research and development team as well as accelerating our research and development activities as we approach the commercialization of our first product.

For the fiscal year ended December 31, 2015, we incurred general and administrative expenses of $3,986,550, compared to general and administrative expenses of $873,541 for the fiscal year ended December 31, 2014. The increase relates primarily to the stock based compensation of $2,257,953 recorded during the fiscal year 2015 and an increase in professional and consulting fees of $254,048 due to acceleration in our activities in connection with our planned commercialization of our first product.

Net Loss

Net loss for the fiscal year ended December 31, 2015 amounted to $5,185,852, resulting in a loss per share of $0.24, compared to $1,706,202 for the fiscal year ended December 31, 2014, resulting in a loss per share of $0.09. The increase in the net loss from the fiscal year ended December 31, 2014 to the fiscal year ended December 31, 2015 is primarily due to the increase in stock based compensation and acceleration of our research and development and commercialization activities in 2015.

Translation Adjustment

Translation adjustment for the year ended December 31, 2015 was $(35,313) as compared to translation adjustment of $3,050 for the year ended December 31, 2014. This translation adjustment represents loss resulted from the translation of currency in the financial statements from iMedical’s functional currency of Canadian dollars to the reporting currency in U.S. dollars.

Liquidity and Capital Resources

We are a development stage company and have not yet realized any revenues from our planned operations. We have working capital deficit of $1,668,231 at June 30, 2016, and have incurred a deficit of $11,542,487 from inception to June 30, 2016. We have funded operations primarily through the issuance of capital stock and other securities.

During the quarter ended June 30, 2016, we raised net cash of $875,000 through the issuance of convertible promissory notes. Subsequent to quarter end through August 15, 2016, we raised an additional $425,000 through the issuance of convertible promissory notes and we intend to raise up to $2.5 million in the aggregate.

As we proceed with the commercialization of the Bioflux product development we have devoted and expect to continue to devote significant resources in the areas of capital expenditures and research and development costs and operations, marketing and sales expenditures.

We expect to require additional funds to further develop our business plan, including the anticipated commercialization of the Bioflux and Biolife products. Based on our current operating plans, we will require approximately $6 million to complete the development of Bioflux including marketing, sales, regulatory and clinical costs to first introduce this product into the market place. We expect to require an additional approximately $4 million to also complete the development of our Bioflux product and increase penetration in new and existing markets and expand our intellectual property platform, which we anticipate would lead to profitability. Since it is impossible to predict with certainty the timing and amount of funds required to launch the Bioflux and Biolife product in any other markets or any of our other proposed products, we anticipate that we will need to raise additional funds through equity or debt offerings or otherwise in order to meet our expected future liquidity requirements. Any such financing that we undertake will likely be dilutive to existing stockholders. We are currently in discussion to raise at least $6 million in equity financing of which we can give no assurance of success.

In addition, we expect to also need additional funds to respond to business opportunities and challenges, including our ongoing operating expenses, protecting our intellectual property, developing or acquiring new lines of business and enhancing our operating infrastructure. While we may need to seek additional funding for such purposes, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our common stock. We may also seek additional funds through arrangements with collaborators or other third parties. We may not be able to negotiate any such arrangements on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our proposed product lines.

Net Cash Used in Operating Activities

During the six months ended June 30, 2016, we used cash in operating activities of $1,124,358 compared to $934,486 for the six months ended June 30, 2015.  This is due to non-cash employee stock option compensation expense of $1,297,586 recorded during June 30, 2015 offset by recording of $194,103 and $742,227 as accretion expense and change in fair value in connection with issuance of convertible notes during the six months period ended June 30, 2016.

During the fiscal year ended December 31, 2015, we used cash in operating activities of $1,963,975 compared to $1,381,785 for the fiscal year ended December 31, 2014. For each of the fiscal year ended December 31, 2015 and December 31, 2014, the cash in operating activities was primarily due to research, product development, business development, marketing and operations.

Net Cash Used in Financing Activities

Net cash provided by financing activities was $898,929 for the six months ended June 30, 2016 compared to $470,758 for the six months ended June 30, 2015. The increase is primarily due to proceeds received from issuance of convertible notes of $875,000 during the six months period ended June 30, 2016.

Net cash provided by financing activities was $1,996,628 for the fiscal year ended December 31, 2015 compared to $1,715,695 for the fiscal year ended December 31, 2014. For the fiscal year ended December 31, 2015, the cash provided by financing activities was primarily due to the issuance of convertible promissory notes and exercise of warrants ..

Net Cash Used in Investing Activities

The Company did not use any net cash in investing activities in any of the periods indicated in this prospectus.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

Summary

Biotricity is a leading-edge medical technology company focused on biometric data monitoring solutions. Our aim is to deliver innovative, remote monitoring solutions to the medical, healthcare, and consumer markets, with a focus on diagnostic and post-diagnostic solutions for lifestyle and chronic illnesses. We approach the diagnostic side of remote patient monitoring by applying innovation within existing business models where reimbursement is established. We believe this approach reduces the risk associated with traditional medical device development and accelerates the path to revenue. In post-diagnostic markets, we intend to apply medical grade biometrics to enable consumers to self-manage, thereby driving patient compliance and reducing healthcare costs. We intend to first focus on a segment of the multi-billion-dollar diagnostic mobile cardiac telemetry market, otherwise known as MCT.

To date, we have developed our Bioflux MCT technology which is comprised of a monitoring device and software component, verified our business model, and are in the process of building strategic relationships to accelerate our go-to-market strategy and growth.

We are currently engaged in a collaboration with the Rockyview General Hospital in Calgary, Canada, to determine the predictive value of electrocardiogram (ECG) readings in preventative healthcare applications. The study is designed to identify novel patterns in ECG readings that may be translated into probability models for use in the development of proprietary algorithms for diagnostic applications, and to determine if ECG readings have predictive value for use in preventative healthcare applications, such as self-managed care. The research was partly funded by the NRCC.

History

Our Company was incorporated on August 29, 2012 in the State of Nevada. At the time of our incorporation the name of our company was Metasolutions, Inc. On January 27, 2016, we filed with the Secretary of State of the State of Nevada a Certificate of Amendment to our Articles of Incorporation (the “Certificate of Amendment”), effective as of February 1, 2016, whereby, among other things, we changed our name to Biotricity Inc. and increased the authorized number of shares of common stock from 100,000,000 to 125,000,000 and “blank check” preferred stock from 1,000,000 to 10,000,000.

iMedical was incorporated on July 3, 2014 under the Canada Business Corporations Act. Sensor Mobility Inc. was incorporated on July 22, 2009 under the laws of the Province of Ontario, Canada. Sensor Mobility was also engaged in research and development activities within the remote monitoring segment of preventative care. On August 11, 2014, all the stockholders of Sensor Mobility entered into a series of rollover agreements for the sale of their shares to iMedical. Pursuant to these agreements, all the stockholders of Sensor Mobility received twice the number of shares of iMedical in exchange for their shares in Sensor Mobility. Accordingly, iMedical issued 11,829,500 shares in exchange for 5,914,750 shares of Sensor Mobility, which were subsequently cancelled, effective November 21, 2014. As the former stockholders of Sensor Mobility became the majority stockholders of iMedical in such transaction, it was accounted for as a reverse merger and was treated as an acquisition of iMedical (legal acquirer) and a recapitalization of Sensor Mobility (accounting acquirer). As Sensor Mobility was the accounting acquirer, the results of its operations carried over. Consequently, the assets and liabilities and the historical operations reflected in this prospectus for the periods prior to November 21, 2014 are those of Sensor Mobility. Effective from November 21, 2014, the financial statements include the assets, liabilities and operations of iMedical.

Our principal executive office is located at 275 Shoreline Drive, Redwood City, California, and our telephone number is (416) 214-3678. We also have executive offices at 75 International Blvd., Suite 300, Toronto, ON Canada M9W 6L9. Our website address is www.biotricity.com. The information on our website is not part of this prospectus.

The Acquisition Transaction

On February 2, 2016 we completed our acquisition of iMedical through our indirect subsidiary 1062024 B.C. LTD., a company existing under the laws of the Province of British Columbia (“Exchangeco”), as described more fully below (collectively referred to as the “Acquisition Transaction”).

In connection with the closing of the Acquisition Transaction, we experienced a change of control, as:

•

our sole former director resigned and a new director, who is the sole director of iMedical, was appointed to fill the vacancy;

•

our prior Chief Executive Officer and sole officer, who beneficially owned 6,500,000 shares of our common stock, resigned from all positions and transferred all of his shares back to us for cancellation;

•

the former management of iMedical were appointed as our management; and

•

the former shareholders of iMedical entered into a transaction whereby their existing common shares of iMedical were exchanged for either: (a) shares in the capital of Exchangeco that are exchangeable for shares of our common stock at the same ratio as if the shareholders exchanged their common shares in iMedical at the consummation of the Acquisition Transaction for our common stock (the “Exchangeable Shares”); or (b) shares of our common stock, which (assuming exchange of all such Exchangeable Shares) would equal in the aggregate a number of shares of our common stock that constitute 90% of our issued and outstanding shares as of the date of the closing date of the Acquisition Transaction.

Immediately prior to the closing of the Acquisition Transaction, we transferred all of the then-existing business, properties, assets, operations, liabilities and goodwill of the Company, to W270 SA, a Costa Rican corporation, pursuant to an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”). Accordingly, as of immediately prior to the closing of the Acquisition Transaction, we had no assets or liabilities.

On February 2, 2016, we entered into an Exchange Agreement with 1061806 BC LTD. (“Callco”), a British Columbia corporation and our wholly owned subsidiary, Exchangeco, iMedical and the former shareholders of iMedical (the “Exchange Agreement”), whereby Exchangeco acquired 100% of the outstanding common shares of iMedical, taking into account the Exchangeable Share Transaction (as defined below). After giving effect to this transaction, we commenced operations through iMedical through our 100% ownership of Exchangeco (other than the Exchangeable Shares) and Callco.

Effective on the closing of the Acquisition Transaction:

(a)

the Company issued approximately 1.197 shares of its common stock in exchange for each common share of iMedical held by iMedical shareholders who in general terms, are not residents of Canada (for the purposes of the Income Tax Act (Canada)) (the “Non-Eligible Holders”);

(b)

shareholders of iMedical who in general terms, are Canadian residents (for the purposes of the Income Tax Act (Canada)) (the “Eligible Holders”) received approximately 1.197 Exchangeable Shares in the capital of Exchangeco in exchange for each common share of iMedical held (collectively, (a) and (b) being, the “Exchangeable Share Transaction”);

(c)

each outstanding option (each an “Option”) to purchase common shares in iMedical (whether vested or unvested) was exchanged, without any further action or consideration on the part of the holder of such option, for approximately 1.197 economically equivalent replacement options (each a “Replacement Option”) with an inverse adjustment to the exercise price of the Replacement Option to reflect the exchange ratio of approximately 1.197:1;

(d)

each outstanding warrant (each a “Warrant”) to purchase common shares in iMedical was adjusted, in accordance with the terms thereof, such that it entitles the holder to receive approximately 1.197 shares of the common stock of the Company for each Warrant, with an inverse adjustment to the exercise price of the Warrants to reflect the exchange ratio of approximately 1.197:1;

(e)

each outstanding advisor warrant (each an “Advisor Warrant”) to purchase common shares in iMedical was adjusted, in accordance with the terms thereof, such that it entitles the holder to receive approximately 1.197 shares of the common stock of the Company for each Advisor Warrant, with an inverse adjustment to the exercise price of the Advisor Warrants to reflect the exchange ratio of approximately 1.197:1; and

(f)

the outstanding 11% secured debentures of iMedical (each a “Convertible Debenture”) were adjusted, in accordance with the adjustment provisions thereof, as and from closing, so as to permit the holders to convert (and in some circumstances permit the Company to force the conversion of) the Convertible Debentures into shares of the common stock of the Company at a 25% discount to the purchase price per share in our next offering.

Pursuant to the rights and privileges of the Exchangeable Shares, the holders of such Exchangeable Shares maintain the right to: (i) receive dividends equal to, and to be paid concurrently with, dividends paid by the Company to the holders of its common stock; (ii) vote, through the Trustee’s voting of the Special Voting Preferred Stock (as defined herein), on all matters that the holders of Common Stock of the Company are entitled to vote upon; and (iii) receive shares of Common Stock of the Company upon the liquidation or insolvency of the Company or upon the redemption of such Exchangeable Shares by Exchangeco. The Exchangeable Shares do not give the holders thereof any economic, voting, or other control rights over either Exchangeco or iMedical.

As part of the Exchangeable Share Transaction, we entered into the following agreements, each dated February 2, 2016:

•

Voting and Exchange Trust Agreement (the “Trust Agreement”) with Exchangeco, Callco and Computershare Trust Company of Canada (the “Trustee”); and

•

Support Agreement (the “Support Agreement”) with Exchangeco and Callco.

Pursuant to the terms of the Trust Agreement, the parties created a trust for the benefit of its beneficiaries, which are the holders of the Exchangeable Shares, enabling the Trustee to exercise the voting rights of such holders until such time as they choose to redeem their Exchangeable Shares for shares of the common stock of the Company, and allowing the Trustee to hold certain exchange rights in respect of the Exchangeable Shares.

As a condition of the Trust Agreement and prior to the execution thereof, we filed a Certificate of Designation with the Nevada Secretary of State, effective February 2, 2016, designating a class of our preferred shares as the Special Voting Preferred Stock (the “Special Voting Preferred Stock”) and issued one share of the Special Voting Preferred Stock to the Trustee.

The Special Voting Preferred Stock entitles the Trustee to exercise the number of votes equal to the number of Exchangeable Shares outstanding on a one-for-one basis during the term of the Trust Agreement. The Trust Agreement further sets out the terms and conditions under which holders of the Exchangeable Shares are entitled to instruct the Trustee as to how to vote during any stockholder meetings of our company.

Pursuant to the terms of the Trust Agreement, we granted the Trustee the right to require the Company to purchase the Exchangeable Shares from any beneficiary upon the occurrence of certain events including in the event that we are bankrupt, insolvent or our business is wound up. The Trust Agreement continues to remain in force until the earliest of the following events: (i) no outstanding Exchangeable Shares are held by any beneficiary under the Trust Agreement; and (ii) each of iMedical and us elects to terminate the Trust Agreement in writing and the termination is approved by the beneficiaries.

Pursuant to the terms of the Support Agreement, we agreed to certain covenants while the Exchangeable Shares were outstanding, including: (i) not to declare or pay any dividends on our common stock unless Exchangeco simultaneously declares or pays an equivalent dividend for the holders of the Exchangeable Shares; (ii) advising Exchangeco in advance of any dividend declaration by the Company; (iii) ensure that the record date for any dividend or other distribution declared on the shares of the Company is not less than seven days after the declaration date of such dividend or other distribution; (iv) taking all actions reasonably necessary to enable Exchangeco to pay and otherwise perform its obligations with respect to the issued and outstanding Exchangeable Shares; (v) to ensure that shares of the Company or other property are delivered to holders of Exchangeable Shares upon the liquidation or insolvency of the Company, the holders' election to cause the Company to issue shares of its common stock in exchange for the Exchangeable Shares, or as otherwise set out in the agreement and in the rights and restrictions of the Exchangeable Shares; and (vi) reserving for issuance and keeping available from our authorized common stock such number of shares as may be equal to: (A) the number of Exchangeable Shares issued and outstanding from time to time; and (B) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares from time to time.

The Support Agreement also outlines certain restrictions on our ability to issue any dividends, rights, options or warrants to all or substantially all of our stockholders during the term of the agreement unless the economic equivalent is provided to the holders of Exchangeable Shares. The Support Agreement is governed by the laws of the Province of Ontario.

In conjunction with the closing of the Acquisition Transaction, an aggregate of 6,500,000 shares of our common stock were deemed cancelled, all of which were held by our former President and Chief Executive Officer.

Following the Acquisition Transaction, as of the date of the closing of the Acquisition Transaction, there were an equivalent of approximately 25,000,000 shares of our common stock issued and outstanding of which pre-existing stockholders hold 2,500,000 and former iMedical shareholders hold: (a) an equivalent of 9,123,031 shares of our common stock through their ownership of 100% of the Exchangeable Shares and (b) 13,376,947 shares of our common stock directly.

As a result, our pre-Acquisition Transaction stockholders hold approximately 10% of our issued and outstanding shares of Common Stock (which could be decreased to approximately 7.2%), and the former stockholders of iMedical hold approximately 90% of our issued and outstanding shares of Common Stock (which could be increased to approximately 92.8%) either directly or indirectly through their ownership of 100% of the Exchangeable Shares.

Furthermore, up to 750,000 shares of our common stock that were outstanding prior to the Acquisition Transaction are held in escrow and are subject to forfeiture in the event we are not able to raise $6 million within 6 months of the date of the Acquisition Transaction.

Any shares of our common stock and any Exchangeable Shares, in either case that were issued in the Exchangeable Share Transaction, are subject to the following lock-up schedule (unless such schedule is accelerated at the discretion of our board of directors, with the written consent of Highline Research Advisors, LLC, an adviser):

•

10% shall be released upon effectiveness of the registration statement in Form S-1 proposed to be filed with the U.S. Securities and Exchange Commission, allowing for the resale of such shares as provided therein (the “S-1 Filing”);

•

25% shall be released on the 6 month anniversary of effectiveness of the S-1 Filing;

•

50% shall be released on the 9 month anniversary of effectiveness of the S-1 Filing; and

•

the remaining 15% shall be released on the 12 month anniversary of effectiveness of the S-1 Filing.

Description of Business

Company Overview

Through December 31, 2015 and until the Acquisition Transaction we were an energy intelligence company that sought to provide comprehensive energy efficiency solutions to the commercial market. Following the close of the Acquisition Transaction, we became a leading-edge medical technology company focused on biometric data monitoring solutions. Our aim is to deliver innovative, remote monitoring solutions to the medical, healthcare, and consumer markets, with a focus on diagnostic and post-diagnostic solutions for lifestyle and chronic illnesses. We approach the diagnostic side of remote patient monitoring by applying innovation within existing business models where reimbursement is established. We believe this approach reduces the risk associated with traditional medical device development and accelerates the path to revenue. In post-diagnostic markets, we intend to apply medical grade biometrics to enable consumers to self-manage, thereby driving patient compliance and reducing healthcare costs. We intend to first focus on a segment of the multi-billion-dollar diagnostic mobile cardiac telemetry market, otherwise known as MCT.

To date, we have developed our Bioflux MCT technology which is comprised of a monitoring device and software component, verified our business model, and built strategic partnerships to accelerate our go-to-market strategy and growth.

We have established research partnerships with academic institutions such as the University of Calgary, and federal research organizations such as the National Research Council of Canada (NRCC). We are also currently engaged in a collaboration with the Rockyview General Hospital in Calgary, Canada, to determine the predictive value of electrocardiogram (ECG) readings in preventative healthcare applications. The study is designed to identify novel patterns in ECG readings that may be translated into probability models for use in the development of proprietary algorithms for diagnostic applications, and to determine if ECG readings have predictive value for use in preventative healthcare applications, such as self-managed care. The research is partly funded by the NRCC.

Market Overview

Chronic diseases are the number one burden on the healthcare system, driving up costs year over year. Lifestyle related illnesses such as obesity and hypertension are the top contributing factors of chronic conditions including diabetes and heart disease. Government and healthcare organizations are focused on driving costs down by shifting to evidence-based healthcare where individuals, especially those suffering from chronic illnesses, engage in self-management. This has led to massive growth in the connected health market, which is projected to reach $59 billion by 2020 at a compound annual growth rate (CAGR) of 33.4%. Remote patient monitoring (RPM), one of the key areas of focus for self-management and evidence-based practice, is growing at a CAGR of 49%, with an estimated 36 million patients using such solutions by 2020. Currently, over 50% of hospitals are already using RPM solutions to improve risk management and care quality.

The number one cost to the healthcare system is cardiovascular disease (CVD), responsible for 1 in every 6 healthcare dollars spent in the US. By 2030, CVD is expected to have an impact of over $1 trillion in medical expenses and lost productivity. With CVD also being the number one cause of death worldwide, early detection, diagnosis, and management of chronic cardiac conditions are necessary to relieve the increasing burden on the healthcare infrastructure. Diagnostic tests such as ECGs are used to detect, diagnose and track certain types of cardiovascular conditions. We believe that the rise of lifestyle related illnesses associated with heart disease has created a need to develop cost-effective diagnostic mechanisms to fill a hole in the current ECG market.

The global ECG market is expected to be worth $26 billion in 2020 and is growing at a CAGR of 4.7%. The factors driving this market include an aging population, an increase in chronic diseases related to lifestyle choices, improved technology in diagnostic ECG devices, and high growth rates of ECG device sales.

The US portion of the ECG market is expected to be worth $9.32 billion in 2020 and is comprised of three major segments: resting (non-stress) ECG systems, stress ECG systems, and event monitoring systems. The event monitoring segment alone is expected to be worth $4.66 billion in 2020, and is currently broken into the Holter, Event Loop, and MCT monitoring categories.

We believe that MCT is the preferred diagnostic choice of physicians and cardiologists, as it increases the quality of care and reduces patient risk. The MCT diagnostic is a robust, continuous, remote monitoring solution for cardiac arrhythmia, and it often eliminates the need for expensive overnight monitoring in a hospital. However, the MCT devices currently available are based on outdated technologies which often require a patient to wear a device we consider bulky after performing market research, and are not readily accessible.

In the US, MCT tests are primarily conducted through outsourced Independent Diagnostic Testing Facilities (IDTFs) that are reimbursed at an average rate of $850 per diagnostic test. There are currently five competitors we are aware of within the US MCT diagnostic market, which we believe has effectively restricted MCT services to outsourced clinics and locked physicians out of the MCT market with no ability to receive financial reimbursement for MCT diagnostics.

We intend to enter our MCT diagnostic device and software solution into the market as the sixth competitor and employ an insourcing business model. This proposed business model is applicable to a significantly larger portion of the total available market, which include hospitals, physicians’ offices and other IDTFs. We believe our insourcing model has the benefit of a reduced operating overhead by offering our solution on a pay-per-use basis, enabling a more efficient market penetration and distribution strategy.

Our vision is to revolutionize the MCT market by providing a convenient, cost-effective, integrated MCT solution, inclusive of both software and hardware for the providers and the patients. The solution is designed as a platform to encompass all segments of the event monitoring market, and future market growth.

Our Bioflux MCT solution is comprised of a uniquely designed monitoring device that will require 510(k) clearance and an ECG reporting software component that we license from Cardiocomm Solutions that is already FDA cleared and has 300 existing customers, enabling us to introduce the Bioflux device quickly and efficiently into the marketplace. We believe the Bioflux solution is superior to its competitors because it:

•

offers better and/or equivalent diagnostics to current MCT devices in use, based on publicly available FDA minimum benchmarks that such devices are required to meet;

•

provides recurring reimbursements to doctors, hospitals and IDTFs;

•

provides a revenue model that fits within the established insurance billing practices;

•

provides built-in cellular connectivity, enabling immediate alert to user in the event of an emergency;

•

provides motion tracking to detect exercise, activity, and disorientation; and

•

incorporates technology that is future-ready, in that its form and function enables opportunities adjacent to the MCT market.

Following Bioflux, we intend to introduce medical-grade monitoring into the consumer market via our proposed Biolife solution, which we are designing to improve healthcare with technology that aids chronic disease prevention. Biolife is expected to be designed to empower individuals by creating a compliance optimized user experience that combines ECG data and social media interactivity with a lifestyle log. Design and development is already underway, and we are expecting to launch Biolife sometime in 2017, subject to additional funding.

Market Opportunity

ECGs are a key diagnostic test utilized in the diagnosis of cardiovascular disease, the number one cause of death worldwide. The global ECG market is projected to be worth $26 billion in 2020, of which approximately 36% ($9.32 billion) is attributed to the US ECG market, with event monitoring accounting for $4.66 billion of that. In the US in 2012, there were 26.6 million people living with cardiovascular disease with an additional 2.5 million people being diagnosed every year. The increasing market size is attributed to an aging population and an influx in chronic diseases related to lifestyle choices.

The US ECG market is divided into three major product segments:

1. Event monitoring systems;

2. Stress ECG systems; and

3. Resting (non-stress) ECG systems.

Event monitoring systems are projected to grow the fastest due to a shift from in-hospital/clinic monitoring to outpatient monitoring. This shift is expected to help reduce health care costs by limiting the number of overnight hospital stays for patient monitoring. We believe that physicians prefer event monitoring systems over resting and stress ECG systems because they provide better insight to the patient’s condition for diagnostic purposes.

The event monitoring market is divided into the Holter, Event Loop and Mobile Cardiac Telemetry (MCT) product segments, of which Holter and Event Loop are the current market leaders. Amongst event monitoring systems, we believe that the preferred choice of physicians and cardiologists is MCT, because of its ability to continuously monitor patients in real-time, thereby reducing a patient’s risk and a physician’s liability. MCT devices have built-in arrhythmia detectors and real-time communication, which allow physicians to prescribe the device for a longer period of time; thereby enabling prolonged data collection and delivering a more complete picture for diagnosis.

We believe that Holter and Event Loop solutions compromise patient safety because they lack the ability to alert the patient in the event of an emergency. With Holter and Event Loop monitoring, ECG data is not uploaded or transmitted in real-time. Comparatively, if the patient were monitored through an MCT device with real-time ECG data transfer and cellular network access, then in the event of cardiac distress, the monitoring center would immediately send communication to the patient.

Despite our belief that MCT is the optimal solution and the preferred system, the MCT Market is the smallest segment of event monitoring systems with an estimated size of approximately $918 million. This is because the reimbursement revenues associated with MCT incentivizes the dominant solution providers to earn the fees independent of the physician. This creates a critical problem in the marketplace where physicians have the choice to either use the Holter/Event monitor, or lose money and prescribe an MCT. An additional option is to incur huge costs to build out MCT capabilities in order to prescribe MCT. As a result, we believe that physicians will mostly prescribe MCT tests on high-risk patients only, where real-time communication is critical.

In order to properly administer the MCT test, a healthcare provider must have access to three essential components:

1.

The MCT device;

2.

An ECG viewing software that is capable of reading the data recorded from the device; and

3.

A monitoring station that collects the ECG data and responds to the patient in case of an alarm detection.

In addition, we believe that there is a shortage in the number of MCT solutions available, as the current MCT diagnostic providers essentially control all of the current MCT devices and software. Since MCT requires an FDA-cleared device, FDA-cleared ECG software, and remote monitoring capabilities, very few companies have attempted to create an all-encompassing solution due to regulatory and development timelines. Currently, there are only 5 MCT solutions within the market of which there are both solution providers and device manufacturers. There also exists overlap amongst the providers and device manufacturers, leading to further confusion and marketplace complexities.

Of the five MCT systems currently available in the market, three are owned by solution providers (IDTFs) who employ an outsourcing business model and we believe are unwilling to sell to physicians. The other two MCT providers we believe are willing to sell their solution at prohibitively high prices for devices plus upfront software costs and a per test fee for monitoring. One of these MCT devices does not have scalable software; and the other lacks monitoring software, requiring a customer to acquire third party software and incur integration expenses. In these two scenarios, the physician would have to incur upfront costs that would take time to recoup before profits are realized.

The limited number of competitors makes this an attractive market for new entrants. However, entry into the market requires a hardware device coupled with ECG software and access to a monitoring station. Two of the five MCT players have done so by building their own monitoring infrastructure, developing their own ECG software and utilizing TZ Medical’s MCT device. However, this is capital intensive and we believe cost prohibitive for hospitals and clinics. These barriers are in our opinion the key reasons as to why Holter and Event Loop have maintained a significant portion of the $4.66 billion US event monitoring market.

The Bioflux MCT solution and business model attempts to address these complications with its complete, turn-key solution, which consists of an easy-to-wear GSM-enabled cardiac monitoring device, ECG viewing software and access to a 24/7 ECG monitoring center. Bioflux employs an insourced business model, as the entire Bioflux solution is expected to be free to doctors and revenue is expected to be derived from insurance reimbursable ECG reads. We expect that service providers such as physicians, clinics and/or hospitals can request as many devices as they require, at no cost, provided they are utilized. This business model creates a partnership between us and the service provider, where revenue is generated based on usage. Using an average reimbursement of $850, for instance, the proceeds could be distributed as follows: $150 could go to the monitoring center, with the balance split between us and the service provider. If the service provider has the internal capability of doing the monitoring, then $500 could go to the service provider and $350 would go to us.

Market Strategy

The Bioflux MCT device is expected to be deployed into hospitals, clinics, physicians’ offices and IDTFs, on a pay-per-use basis. The MCT diagnostic read currently is a reimbursable service from payers such as Medicare and insurance companies. In the United States, billing codes for an MCT diagnostic read are currently available under the American Medical Association Current Procedural Terminal, with a current average reimbursement rate of $850 per read (a read is between 3 and 14 days long).

We believe that Bioflux’s pay-per-use strategy, with no fee for device purchases, is a significant and disruptive departure from the pricing and reimbursement strategies of the five existing competitors in the MCT market, which use a ‘closed-garden’ model to MCT diagnostics, where the entire procedure and reimbursement is restricted to an outsourced model. The physicians, clinics, hospitals and IDTFs do not receive any financial incentive to switch to the MCT diagnostic, from other non-MCT devices (i.e. Holter and Event Loop recording monitors).

Bioflux’s pricing reimbursement strategy is enabled by planned low-cost manufacturing, and supported by a robust and sustainable gross margin (approximately 83%) on the revenue generated from each MCT diagnostic read. This in turn creates a barrier to entry for other competitors seeking to emulate our strategy.

The pay-per-use strategy expected to be employed by us provides a financial incentive for the healthcare provider to switch devices or technologies (i.e. from Holter and Event Loop) and other cardiac diagnostic solutions. This strategy simultaneously incentivizes major medical distributors to place multiple devices in our target markets: physicians’ offices, clinics, hospitals, and IDTFs.

In early 2016, we expect to simultaneously roll-out its first devices to existing users of the ECG viewer software and key opinion leaders such as cardiologists, physicians, and research scientists. In 2017, we expect to begin widespread distribution with the addition of a major channel distributor to enable a market penetration of approximately 2,213 physician offices (out of approximately 221,235 physician offices in the U.S.), 58 hospitals (out of approximately 5,754 hospitals in the U.S.), and 30 IDTFs (out of 3,000 estimated IDTFs in the U.S.).

Our insourcing business model has been validated with on-the ground market research with end-users and payers who have indicated that they are (1) willing to switch to our MCT device from existing modalities, and (2) accept our share of the MCT diagnostic service reimbursement in exchange for a no-cost delivery of the MCT device; however, we have no definitive agreements in place with any of such end-users and payors, and we can give no assurance that any of them will in fact follow through as they indicated.

Product and Technology

Bioflux is an advanced, integrated ECG device and software solution for the MCT market. The Bioflux device is comprised of a wet electrode and worn either on a lanyard around the neck or on a belt clip around the waist. The Bioflux software will allow doctors and labs to view a patient’s ECG data for monitoring and diagnostic purposes. Both the device and software are in accordance with MCT billing code standards, compliant with arrhythmia devices and alarms as defined by the FDA, and will require 510(k) clearance.

We believe the Bioflux MCT device will be optimized to allow production at a significantly lower cost than many of the existing MCT devices. This in turn is expected to enable cost-effective manufacturing of Bioflux, allowing us to absorb the cost of free distribution of the device while allowing Bioflux to receive a fee-for-service reimbursement for each diagnostic read. This combination creates a barrier to entry for existing competitors and future entrants.

The Bioflux device has been developed, among other things, with the following features:

•

GSM mobile chip for global cellular network compatibility;

•

Touch-screen LCD viewer; and

•

Extended battery pack for an additional 48 hours of battery life.

The Bioflux platform has a built-in cellular chipset and a real-time embedded operating system which allows for our technology to be utilized as an Internet of Things (IoT) platform. This technology can be leveraged into other applications and industries by utilizing the platform and OS side of Bioflux.

We have licensed for the MCT market, what we believe is the only FDA cleared ECG viewer software for use in MCT, from CardioComm Solutions Inc. CardioComm’s ECG viewer software is already installed and utilized by hospitals and call centers, and we believe we can leverage this familiarity to gain access to decision makers at such hospitals and call centers. We are integrating the ECG software between the Bioflux device and the ECG viewer software for a seamless user experience.

Future Markets

It is widely reported that chronic illnesses related to lifestyle diseases are on the rise, resulting in increased healthcare costs. This has caused a major shift in the US healthcare market, emphasizing a need for evidence based healthcare system focused on overall health outcomes. Patient compliance is a critical component in driving improved health outcomes, where the patient adheres to and implements their physician’s recommendation. Unfortunately, poor patient compliance is one of the most pressing issues in the healthcare market. One of the key contributing factors to this is the lack of a feedback mechanism to measure improvement and knowledge. Studies show that poor patient compliance costs the US healthcare system $100 to $300 billion annually, representing 3% to 10% of total US healthcare costs.

The above trends point to a need for preventative care solutions that are clinically relevant and designed for the consumer to promote compliance. Current consumer products are simple gadgets with limited, if any, clinical relevance. This forces patients to rely on clinical visits to gauge improvement, with time between visits being spent on following and implementing physician recommendations. Research has shown that the latter is closely linked to non-compliance due to the lack of feedback to patients.

We expect that Biolife, our planned second product, will be focused on filling this need by developing a clinically relevant, preventative care and disease management solution for the consumer. A key underlying component of Biolife is expected to be the ability to measure patient improvements—with clinical accuracy—which will drive feedback and eventual patient compliance. This approach is implemented in our development process by focusing on a disease/chronic illness profile, as opposed to a customer profile. We are focused on cardiovascular disease for its first preventative care solution since Bioflux is aimed at the same health segment. This will enable us to leverage the knowledge and expertise gained with Bioflux and apply it to Biolife.

Preventative Care

The preventative care market (also referred to as the health and wellness market) is currently estimated at $452 billion in 2015. The preventative care market segments include: core diagnostic market and therapeutics ($42 billion), personalized medical care ($100 billion) and nutrition and wellness ($310 billion).

With the knowledge and expertise gained during the development of the Bioflux MCT solution, we have developed a secondary device, Biolife, aimed at the preventative consumer healthcare market. Biolife is a health and lifestyle solution comprised of an ECG monitoring device, an app, and social media support. Biolife will track, simplify and generate a user’s health pattern score by aggregating medical grade ECG data with a lifestyle log. The idea is to provide real-time feedback and a social support system, so that the individual is motivated to be proactive about preventing adverse cardiac complications.

Biolife’s target market are individuals between 45 to 75, and those at risk for cardiovascular disease and other chronic health illnesses who want the support of making lifestyle changes to have a better quality of life.

We are currently prepared to enter future markets for users that are interested in:

•

Self-management of cardiovascular disease and other related chronic diseases;

•

Users seeking lifestyle and wellness applications for remote ECG monitoring; and

•

Users seeking a predictive and prognostic solution using ECG (known as Heart Rate Variability).

Adjacent Chronic Healthcare Markets and Prenatal Care

In the next two years, we intend to expand our reach with medical-grade solutions for diabetes, sleep apnea, fetal monitoring, and other adjacent healthcare and lifestyle markets.

Bionatal is a proposed solution for monitoring the fetus’ health by remote cardiac monitoring. In the US, there are approximately 60,000 fetal deaths per year. First time mothers are at the greatest risk for still births, approximating 20% of 840,000 pregnancies. Bionatal’s fetal ECG monitoring solution has a total market of $2.3 million, with an initial target of 900,000 pregnancies.

Event Monitoring

The Holter and Event Loop monitors are significantly simplified versions of an MCT device without a cellular connectivity solution. Holter and Event Loop monitors require data to be downloaded manually, for test periods of 24 hours to 30 days. With just a few adjustments to the software, Bioflux’s MCT device is expected to be able to be used as a Holter or an Event loop monitor, which would open up the entire Holter and Event Loop monitor markets which are estimated to be $3.7 billion in 2020. Combined with Bioflux’s global cellular chipset, the Bioflux MCT device can become a 3 in 1 device that is applicable to the global event monitoring market. Bioflux intends to offer this complete solution to its three target markets: physicians, clinics/hospitals and IDTFs, which includes the Bioflux MCT device, Bioflux ECG software, and access to a third party ECG monitoring center. There will be no-cost to any of our customers for the device itself, and the entire revenue is derived from the pay-per-use service.

Competition

The medical technology equipment industry is characterized by strong competition and rapid technological change. There are a number of companies developing technologies that are competitive to our existing and proposed products, many of them, when compared to our Company, having significantly longer operational history and greater financial and other resources.

Within the US event monitoring systems market, the MCT product segment is comprised of 5 main competitors. These competitors have increased market presence and distribution primarily through existing IDTFs. The existing competitors have maintained a competitive advantage within the market by controlling the distribution of all available MCT devices and software solutions. The five primary competitors in the MCT market are:

•

CardioNet .. We believe that CardioNet, LLC, a subsidiary of BioTelemetry, Inc. (NASDAQ:BEAT), has the largest network of IDTFs within the MCT market. CardioNet is considered a complete solution provider as it produces and distributes its own MCT device, software solution, and MCT monitoring stations. The company acquired its MCT device through the acquisition of a MCT manufacturer, Braemar. Upon acquisition of Braemar, CardioNet offered limited support to other clients utilizing Braemar’s technology. This resulted in CardioNet increasing the use of its device and software solution, enabling wide market penetration. We believe that CardioNet’s business model is focused on providing the MCT diagnostic service, as opposed to selling MCT solutions to other IDTFs or service providers, which enables a perpetual per-read fee as opposed to one time device or software sales. Equity research analysts categorize CardioNet as a clinical health provider, because of its business model, rather than as a medical device company. As such, we believe that CardioNet’s market cap is limited by the low multiples associated with that type of business, and, as a clinical health provider, CardioNet has significant overhead and fixed costs associated with monitoring stations and health professionals.

•

LifeWatch AG.   LifeWatchAG (SIX Swiss Exchange:LIFE) is a public company with primary operations in Switzerland, the United States and Israel. LifeWatch operates a large network of IDTFs. LifeWatch is smaller relative to CardioNet, yet we believe it follows the same business model. To this end, LifeWatch has developed its own MCT device and software solution, as well as established MCT monitoring stations.

•

eCardio.  eCardio is a private company, based in Houston, Texas. eCardio’s device is manufactured by a third party medical device company, TZ Medical. eCardio has integrated TZ Medical’s device with its software solution to create a complete MCT solution. Similar to LifeWatch and CardioNet, we believe eCardio follows the same business model of offering the MCT service and acting as a clinical health provider.

•

Linecare.  Linecare is a private company, based in Clearwater, Florida. We believe that Linecare’s main focus is respiratory care, but it also has franchises in diagnostic care, including the MCT product segment of the ECG monitoring market. Linecare has followed a similar approach as eCardio, where they have integrated TZ Medical’s device into their software solution to offer a complete MCT service. Similarly, it acts as a clinical health provider and offers its MCT service as an outsourced offering to the physician.

•

ScottCare.  ScottCare is a private company in the US and a subsidiary of Scott Fetzer Company, a division of Berkshire Hathaway. ScottCare provides equipment for cardiovascular clinics and diagnostic technicians. ScottCare has built its own MCT device and software solution. Unlike the others, ScottCare offers its solution in an insourced model, where the physician has the opportunity to bill. This model requires the physician to purchase a minimum number of devices at an approximate average cost of $2,000 and their software at a cost of $25,000 to $40,000. After this initial upfront cost, ScottCare charges an additional per test fee for monitoring. We believe the above model creates a long return on investment for the physician. In our opinion, this has resulted in little market penetration for ScottCare as compared to the others.

•

TZ Medical.  TZ Medical is a medical device company that focuses on manufacturing a variety of medical devices. We do not consider TZ Medical to be a direct competitor as they produce an MCT device that is available for purchase. However, TZ Medical does not have a software solution, requiring any new entrant to either acquire or build out a software solution and then integrate that with the TZ Medical device. This creates a requirement for a large upfront capital investment. As a result, we believe this approach only works for organizations looking to become MCT solution providers with the same business model as the others.

Intellectual Property

We primarily rely on trade secret protection for our proprietary information. No assurance can be given that we can meaningfully protect our trade secrets. Others may independently develop substantially equivalent confidential and proprietary information or otherwise gain access to, or disclose, our trade secrets.

We have licensed for the MCT market, what we believe is the only FDA cleared ECG viewer software for use in MCT, from CardioComm Solutions Inc. The license is exclusive for the MCT market, except that Cardiocomm may continue to work with its pre-existing relationships in respect of existing MCT Solutions.  The exclusivity is indefinite unless earlier terminated in accordance with the terms of the agreement, including by CardioComm if we fail to remain current in the payment of applicable royalty fees. Once Cardiocomm delivers to us the software development as provided in the license agreement and we receive 510K clearance from the FDA, we will be required to pay a royalty fee equal to a $20.00 ECG cardio-scan fee, on a per patient and an as-collected basis, managed through the software, provided that the minimum annual royalty fee shall be $75,000 for the first year and $150,000 per annum thereafter.

We have and generally plan to continue to enter into non-disclosure, confidentially and intellectual property assignment agreements with all new employees as a condition of employment. In addition, we intend to also generally enter into confidentiality and non-disclosure agreements with consultants, manufacturers’ representatives, distributors, suppliers and others to attempt to limit access to, use and disclosure of our proprietary information. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for our trade secrets in the event of unauthorized use or disclosure of such information.

We also may from time to time rely on other intellectual property developed or acquired, including patents, technical innovations, laws of unfair competition and various other licensing agreements to provide our future growth and to build our competitive position. We have filed an industrial design patent in Canada, and we may decide to file for additional patents as we continue to expand our intellectual property portfolio. However, we can give no assurance that competitors will not infringe on our patent or other rights or otherwise create similar or non-infringing competing products that are technically patentable in their own right.

Currently, we do not have any registered copyrights; however, we may obtain such registrations in the future.

Research and Development

Our research and development programs are generally pursued by engineers and scientists employed by us in Toronto on a full-time basis or hired as per diem consultants or through partnerships with industry leaders in manufacturing and design and researchers and academia. We are also working with subcontractors in developing specific components of our technologies.

The primary objective of our research and development program is to advance the development of our existing and proposed products, to enhance the commercial value of such products.

Prior to our acquisition of iMedical in the Acquisition Transaction and for the transition period ended December 31, 2015 and the fiscal year ended August 31, 2015, we did not incur any research and development costs. We incurred research and development costs of $241,534 for the fiscal quarter ended March 31, 2016. iMedical incurred research and development costs of $1,143,453 for the year ended December 31, 2015 and $832,661 for the year ended December 31, 2014.

Government Regulation

General

Our proposed product is subject to regulation by the U.S. Food and Drug Administration (“FDA”) and various other federal and state agencies, as well as by foreign governmental agencies. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of the our medical device products.

In addition to the below, the only regulations we encounter are the regulations that are common to all businesses, such as employment legislation, implied warranty laws, and environmental, health and safety standards, to the extent applicable. We will also encounter in the future industry-specific government regulations that would govern our products, if and when developed for commercial use. It may become the case that other regulatory approvals will be required for the design and manufacture of our products and proposed products.

U.S. Regulation

Under the U.S. Federal Food, Drug, and Cosmetic Act, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Our current medical products are expected to be categorized as either Class I (with respect to software) or Class II (with respect to hardware). Class I devices are those for which safety and effectiveness can be assured by adherence to a set of guidelines, which include compliance with the applicable portions of the FDA's Quality System Regulation, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. Class II devices require a 510(k) premarket submission to the US FDA. Equivalent agencies in other countries require similar submissions prior to the device being marketed. In order to obtain 510(k) clearance, we would be required to initiate independent lab testing, and submit independent lab results and the development process to the FDA. The review process is typically 90+ days.

We also need to establish a suitable and effective quality management system, which establishes controlled processes for our product design, manufacturing, and distribution. We plan to do this in compliance with the internationally recognized standard ISO 13485:2013 Medical Devices – Quality Management Systems – Requirements for Regulatory Purposes. Following the introduction of a product, the FDA and foreign agencies engage in periodic reviews of our quality systems, as well as product performance and advertising and promotional materials. These regulatory controls, as well as any changes in FDA policies, can affect the time and cost associated with the development, introduction and continued availability of new products. Where possible, we anticipate these factors in our product development processes. These agencies possess the authority to take various administrative and legal actions against us, such as product recalls, product seizures and other civil and criminal sanctions.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products in foreign countries. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Manufacturing and Suppliers

As we have focused primarily on research and development of the first generation version of the Bioflux, as well as starting the prototyping of Biolife and proposed marketing and distribution, we are not yet at a stage to commence volume production of our products. We currently assemble our devices at our Redwood City, California facility. In order to maintain compliance with FDA and other regulatory requirements, our manufacturing facilities must be periodically re-evaluated and qualified under a quality system to ensure they meet production and quality standards. Suppliers of components and products used to manufacture our devices must also comply with FDA regulatory requirements, which often require significant resources and subject us and our suppliers to potential regulatory inspections and stoppages.

We are still evaluating our manufacturing strategy and goals and have not yet identified third-party manufacturers. However, we will be required to develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our products, especially at the low-cost levels we require to absorb the cost of free distribution of our products pursuant to our proposed business plan.

We currently rely on a number of principal suppliers for the components that make up our products and proposed products, including Digikey Corporation and Mouser Electronics for electronics and connectors, Stolmann for Bluetooth modules, Yongan Innovations for batteries, Dongguan Bole RP&M Cp. Ltd. for plastics, Unimed Medical for ECG cables, and Medico Systems for touch-panel LCD displays. We believe that the raw materials used or expected to be used in our planned products can be acquired from multiple sources and are readily available on the market.

Employees

We currently have 5 full-time employees and 20 consultants who are based in our offices located in Toronto, Canada and Silicon Valley, California. These employees oversee day-to-day operations of the Company and with the consultants, support management, engineering, manufacturing, and administration. We have no unionized employees.

Based on funding ability, we currently plan to hire 5 to 10 additional full-time employees within the next 12 months, whose principal responsibilities will be the support of our sales, marketing, research and development, and clinical development activities.

We consider relations with our employees to be satisfactory.

Legal Matters

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business.

We are not currently a party in any legal proceeding or governmental regulatory proceeding nor are we currently aware of any pending or potential legal proceeding or governmental regulatory proceeding proposed to be initiated against us that would have a material adverse effect on us or our business.

Description of Property

Our principal executive office is located in leased premises of approximately 3,500 square feet at 275 Shoreline Drive, Redwood City, California. We also have executive offices at leased premises of approximately 5,000 square feet at 75 International Blvd., Suite 300, Toronto, ON Canada M9W 6L9. We believe that these facilities are adequate for our needs, including providing the space and infrastructure to accommodate our development work based on our current operating plan. We do not own any real estate.

MANAGEMENT

Effective as of the closing of the Acquisition Transaction, Kazi Hasan, at that time our sole director and executive officer, resigned as Chief Executive Officer and director and Waqaas Al-Siddiq was appointed the sole director of the Company to fill the vacancy. In addition, our Board of Directors appointed Waqaas Al-Siddiq to serve as our President, Chief Executive Officer and Chairman of the Board of Directors, effective immediately upon the closing of the Acquisition Transaction.

Name	Age	Position
Waqaas Al-Siddiq (1)	31	President, Chief Executive Officer and Chairman of the Board of Directors
Dr. Norman M. Betts	62	Director
David A. Rosa	52	Director
Kazi Hasan (2)	69	Former Chief Executive Officer and Director
Peter McGoldrick (3)	51	Former President, Chief Executive Officer, Treasurer, Chairman of the Board of Directors and Chief Financial Officer

__________

(1)

Mr. Al-Siddiq was appointed as President, Chief Executive Officer and Chairman of the Board of Directors on February 2, 2016.

(2)

Kazi Hasan was appointed as Chief Executive Officer and director on December 29, 2015, and subsequently resigned from his position as Chief Executive Officer and director on February 2, 2016.

(3)

Mr. McGoldrick was appointed as President, Chief Executive Officer (CEO), Treasurer, Chairman of the Board of directors and Chief Executive Officer (CFO) on August 29, 2012 and resigned from his executive and director positions on December 29, 2015.

Waqaas Al-Siddiq: President, Chief Executive Officer and Chairman of the Board of Directors.  Waqaas Al-Siddiq is the founder of iMedical and has been its Chairman and Chief Executive Officer since inception in July 2014. Prior to that, from July 2010 through July 2014, he was the Chief Technology Officer of Sensor Mobility Inc., a Canadian private company engaged in research and development activities within the remote monitoring segment of preventative care and that was acquired by iMedical in August 2014. Mr. Al-Siddiq also during this time provided consulting services with respect to technology strategy.

Mr. Al-Siddiq serves as a member of the Board of Directors as he is the founder of iMedical and his current executive position with the Company. We also believe that Mr. Al-Siddiq is qualified due to his experience as an entrepreneur and raising capital.

Dr. Norman M. Betts: Director. Dr. Betts has been a director of the Company since April 27, 2016. He is an associate professor, Faculty of Business Administration, University of New Brunswick and a Chartered Accountant Fellow. Dr. Betts serves as a director of Tanzanian Royalty Exploration Corporation, a mineral resource company with exploration stage properties, the common shares of which are listed on the Toronto Stock Exchange under the symbol “TNX” and on the NYSE MKT LLC under the symbol “TRX.” He is also a director and Chair of the audit committees of Tembec Inc. (TSX:TMB), an integrated forest products company with operations principally located in Canada and France; Lead Independent Director of the Board of Adex Mining Inc. (TSX-V:ADE), a Canada-based mining company; and 49 North Resources Inc. (TSXV: FNR), a Saskatchewan focused resource investment company. Dr. Betts was also appointed to the Board of Directors of the Bank of Canada and currently serves as a member of the audit and finance committee and the pension committee. Additionally, Dr. Betts was a member of the New Brunswick Legislative Assembly from 1993 to 2003 and held three different cabinet posts, including minister of finance from 1999 to 2001. He was awarded a PhD in Management from the School of Business at Queen’s University in 1992.

We believe Dr. Betts is qualified to serve as a director due to his extensive accounting, financial management and board of director and governance experience

David A. Rosa: Director ..  Mr. Rosa has been a director of the Company since May 3, 2016. He was the President and CEO of Sunshine Heart Inc., an early-stage medical device company trading on NASDAQ under the symbol “SSH,” from October 2009 through November 2015. From 2008 to November 2009, Mr. Rosa served as chief executive officer of Milksmart, Inc., a company that specializes in medical devices for animals. From 2004 to 2008, Mr. Rosa served as the vice president of global marketing for cardiac surgery and cardiology at St. Jude Medical. He is a member of the Board of Directors of QXMedical, LLC, a Montreal-based medical device company, and other privately-held companies.

We believe Mr. Rosa is qualified to serve as a director due to his senior leadership experience in the medical device industry, and his expertise in market development, clinical affairs, commercialization and public and private financing.

Kazi Hasan: Former Chief Executive Officer and Director. Mr. Hasan is our former Chief Executive Officer and sole director as of December 29, 2015. Mr. Hasan has a Master's Degree in Manufacturing Engineering and an MBA from Boston University. He started his career working as a Consulting Engineer for URS Corp., followed by working as a Security Analyst for Prescott, Ball & Turban (since acquired by Kemper). Mr. Hasan has been an entrepreneur and media consultant since 2000, but has been retired from active employment since prior to 2010. Mr. Hasan resigned from all of his executive officer and board positions as of February 2, 2016.

Peter McGoldrick: Former Founder, President, Chief Executive Officer (CEO), Treasurer, Chairman of the Board of Directors and Chief Financial Officer. Mr. McGoldrick is our former President, Chief Executive Officer and Chairman of the Board. Mr. McGoldrick began his career in the energy industry in 1986 with Long Island Lighting Company (or LILCO). We believe Mr. McGoldrick is currently employed by PSEG Long Island, a subsidiary of Public Service Enterprise Group Incorporated (PSEG), a publicly traded diversified energy company with annual revenues of $10 billion. PSEG operates the Long Island Power Authority’s transmission and distribution system under a 12-year contract. We believe Mr. McGoldrick manages and oversees several critical aspects of PSEG’s services in the Long Island region in the position of Senior Work Coordinator, Distribution Support. Mr. McGoldrick has held that position in varying levels of responsibility since before 2009. Mr. McGoldrick obtained his Bachelors of Science in Business Management from Long Island University in 1990, his Masters of Business Administration from Dowling College in 1995. Mr. McGoldrick received his Accounting certification from Hofstra University in 2006. Mr. McGoldrick resigned from all of his executive officer and board positions as of December 29, 2015.

There are no family relationships among any of our current officers and directors.

EXECUTIVE COMPENSATION

The following table set forth certain information as to the compensation paid to the executive officers of the Company during the transition period ended December 31, 2015, which is referred to in the table as “2015T,” and the fiscal years ended August 31, 2015 and 2014. It further includes the compensation paid to Mr. Al-Siddiq as an executive officer of iMedical during the transition period and the years ended December 31, 2015 and 2014.

Name and Principal Position (1)	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Waqaas Al-Siddiq (2)	2015T	$60,000	$63,000	–	–	–	$$2,400	$125,400
Chief Executive	2015	$180,000	$63,000	–	$2,190,152(3)	–	$$7,200	$2,440,352
Officer	2014	$187,900	$36,000	–	–	–	$–	$223,900

Kazi Hasan (4)	2015T	–	–	–	–	–	$–	–
Former CEO	2015	–	–	–	–	–	$–	–
	2014	–	–	–	–	–	$–	–

Peter McGoldrick (5)	2015T	$–	–	–	–	–	$–	–
Former CEO	2015	$18,000	–	–	–	–	$–	$18,000
	2014	$18,000		–	–	–	–	$18,000

__________

(1)

See “Management” above for information on the dates in which the named executive officers served as such on behalf of the Company.

(2)

Mr. Al-Siddiq was appointed as President, Chief Executive Officer and Chairman of the Board of Directors of the Company on the closing of the Acquisition Transaction on February 2, 2016.

(3)

For assumptions made in such valuation, see notes 2 and 9 to our audited financial statements included in this prospectus. All of such options were exercised by Mr. Al-Siddiq in 2015.

(4)

Mr. Hasan resigned from his executive and director positions on February 2, 2016.

(5)

Mr. McGoldrick resigned from his executive and director positions on December 29, 2015.

Outstanding Equity Awards

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2015.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested as of 12/31/15 ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)

Waqaas Al-Siddiq	-	-	-	-	-	-	-	-	-

Kazi Hasan	-	-	-	-	-	-	-	-	-

Peter McGoldrick	-	-	-	-	-	-	-	-	-

Employment Agreements

We entered into an employment agreement with Waqaas Al-Siddiq on April 12, 2016, to serve as our Chief Executive Officer, on an indefinite basis subject to the termination provisions described in the agreement. Pursuant to the terms of the agreement, Mr. Al-Siddiq will receive an annual base salary of $240,000 per annum, to be reviewed annually by the Board of Directors. If we successfully secure an aggregate $6 million or more pursuant to one or more arm's length, third-party debt or equity financings, Mr. Al-Siddiq’s annual base salary shall increase to $300,000. Mr. Al-Siddiq is also eligible to receive a minimum annual bonus of 50% of annual base salary for the prior year based on his individual performance and the achievement of corporate objectives as determined by the Board.

Pursuant to the agreement, we are obligated to grant to Mr. Al-Siddiq options to purchase 10% of our outstanding shares at an exercise price per share of $2.20 . Mr. Al-Siddiq shall be entitled to participate in our benefit plans generally made available to employees in accordance with the terms of such plans.

We may terminate Mr. Al-Siddiq’s employment at any time for just cause without payment of any compensation either by way of anticipated earnings or damages of any kind, except for annual base salary and vacation pay accrued and owing up to the effective date of termination. “Just cause” shall mean (a) a material breach by Mr. Al-Siddiq of the terms of the agreement; (b) a conviction of or plea of guilty or nolo contendere to any felony or any other crime involving dishonesty or moral turpitude, (c) the commission of any act of fraud or dishonesty, or theft of or intentional damage to our property, (d) willful or intentional breach of Mr. Al-Siddiq’s fiduciary duties, (e) the violation of a material policy as in effect from time to time or (f) any act or conduct that would constitute cause at common law.

If Mr. Al-Siddiq’s employment is terminated by us for any reason other than for just cause, we shall provide Mr. Al-Siddiq with: (a) a severance payment equal to 12 months of his then annual base salary plus an amount equal to the last annual bonus paid to him; (b) all annual base salary and vacation pay accrued and owing; and (c) a continuation of our contributions necessary to maintain his Executive’s participation for the minimum period prescribed by applicable employment standards legislation in all group insurance and benefit or pension plans or programs provided to him immediately prior to the termination of employment.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Mr. Al-Siddiq agrees not to compete and solicit with us. Mr. Al-Siddiq also agreed to customary terms regarding confidentiality, ownership of intellectual property and non-disparagement.

This summary is qualified in all respects by the actual terms of the employment agreement, which is filed as Exhibit 10.7 to our Form 10-K for the transition period from September 1, 2015 to December 31, 2015.

Corporate Governance

The business and affairs of the Company are managed under the direction of our Board of Directors, which is comprised of Waqaas Al-Siddiq, Dr. Norman M. Betts and David Rosa.

Term of Office

Directors are appointed to hold office until the next annual general meeting of stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by our Board.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. Our bylaws provide that officers are appointed annually by our Board and each executive officer serves at the discretion of our Board.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, are eligible for stock option grants but they do not receive any other compensation for serving on the board at this time. We plan to compensate independent directors in the future.

In connection with the appointment of Dr. Betts in April 2016, we granted warrants to purchase 40,000 shares of our common stock, at an exercise price per share of $2.00. In connection with the appointment of Mr. Rosa in May 2016, we granted warrants to purchase 40,000 shares of our common stock, at an exercise price per share of $2.00.

Board Committees

Our board of directors does not currently have any committees, such as an audit committee or a compensation committee. However, the board of directors may establish such committees in the future. However, our board of directors will establish an audit committee and a compensation committee (and any other committees that are required) if the Company seeks to be listed on a national securities exchange.

Code of Business Conduct and Ethics Policy

We adopted a Code of Business Conduct and Ethics as of April 12, 2016, that applies to, among other persons, our principal executive officers, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Our Code of Business Conduct and Ethics is available on our website www.biotricity.com.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company has not had a class of securities registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and therefore our executive officers, directors and holders of more than 10% of our equity securities have not been subject to the reporting requirements of Section 16(a) of the Exchange Act. On or prior to the effective date of the registration statement of which this prospectus forms a part, we intend to register under the Exchange Act under Section 12(g).

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship, which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•

The director is, or at any time during the past three years was, an employee of the company;

•

The director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•

A family member of the director is, or at any time during the past three years was, an executive officer of the company;

•

The director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•

The director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•

The director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, both Dr. Betts and Mr. Rosa are independent directors.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our Common Stock as of August 16, 2016 held by (i) each person known to us to be the beneficial owner of more than five percent of our Common Stock; (ii) each director and director nominee; (iii) each executive officer; and (iv) all directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or which may become exercisable within 60 days of August 16, 2016 are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them.

The following table assumes 25,256,343 shares are outstanding as of August 16, 2016, consisting of 16,133,312 shares of Common Stock and 9,123,031 Common Stock equivalents through the Exchangeable Shares. The percentages below assume the exchange by all of the holders of Exchangeable Shares of iMedical for an equal number of shares of our Common Stock in accordance with the terms of the Exchangeable Shares. Unless otherwise indicated, the address of each beneficial holder of our Common Stock is our corporate address.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Shares of Common Stock Beneficially Owned

Waqaas Al-Siddiq(1)	7,212,334	25.98%
Isa Khalid Abdulla Al-Khalifa	2,814,594	11.14%
Riazul Huda (2)(3)	2,142,515	8.48%
Caldwell ICM Market Strategy Trust (1)(4)	1,522,193	5.95%
Ansari American Holdings, LLC (1)(5)	1,436,322	5.69%
Norman M. Betts (6)	–	–
David A. Rosa (6)	–	–

All directors, director appointees and executive officers as a group (3 person)	7,212,334	25.98%

__________

* Less than 1%

(1)

Includes an option to purchase an aggregate of 2,499,998 shares of our common stock granted to Mr. Al-Siddiq pursuant to his employment agreement ..

(2)

Such shares will initially be held as Exchangeable Shares for tax purposes. The Exchangeable Shares have the following attributes, among others:

•

Be, as nearly as practicable, the economic equivalent of the Common Stock as of the consummation of the Acquisition Transaction;

•

Have dividend entitlements and other attributes corresponding to the Common Stock;

•

Be exchangeable, at each holder’s option, for Common Stock; and

•

Upon the direction of our board of directors, be exchanged for Common Stock on the 10 year anniversary of the Acquisition Transaction, subject to applicable law, unless exchanged earlier upon the occurrence of certain events.

The holders of the Exchangeable Shares, through the Special Voting Preferred Stock, will have voting rights and other attributes corresponding to the Common Stock.

(3)

Of such shares, 837,855 are held indirectly by 1903790 Ontario Inc., of which Mr. Huda is the sole owner and director.

(4)

Includes warrants to acquire 325,258 shares of our common stock. Brendan T.N. Caldwell has voting and dispositive control over these shares. Its address is 150 King Street West, Suite 1702, P.O. Box 47, Toronto, Ontario M5H 1J9.

(5)

We believe that Mohsin Ansari has voting and dispositive control over these shares.

(6)

Does not include 40,000 warrants that are not exercisable within 60 days of the date of this prospectus, at an exercise price per share of $2.00.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

As of February 2, 2016, as part of the Acquisition Transaction and the resignation of Mr. Hasan as our Chief Executive Officer, we cancelled an aggregate of 6,500,000 shares of the Company’s common stock beneficially owned by him.

On August 11, 2014, all the stockholders of Sensor Mobility, including Mr. Al-Siddiq, entered into a series of roll over agreements for the sale of their shares to iMedical. Pursuant to these agreements, all the stockholders of Sensor Mobility received twice the number of shares of iMedical in exchange for their shares in Sensor Mobility. Accordingly, iMedical issued 11,829,500 shares in exchange for 5,914,750 shares of Sensor Mobility, which were subsequently cancelled, effective November 21, 2014. As a result, the former stockholders of Sensor Mobility, including Mr. Al-Siddiq, became the majority stockholders of iMedical. Mr. Al-Siddiq was also the Chief Technology Officer of Sensor Mobility from July 2010 through July 2014.

In May 2015, iMedical repurchased 1,100,000 of its outstanding common shares at a price per share of CDN$0.0001 from 2427304 Ontario Inc., which is beneficially owned by Geoffrey Smith, a former board member. These shares were cancelled upon their repurchase.

SELLING STOCKHOLDERS

This prospectus relates to the registration of an aggregate of 22,877,450 shares of our common stock, of which:

•

8,165,483 shares are issuable upon the exchange of outstanding Exchangeable Shares of our indirect subsidiary, 1062024 B.C. LTD., a British Columbia corporation ;

•

13,396,248 outstanding shares of our common stock;

•

912,660 shares of our common stock underlying outstanding convertible debentures; and

•

403,059 shares of our common stock underlying outstanding common stock purchase warrants.

Each Exchangeable Share and the warrants and convertible debentures may be adjusted, as provided under the terms of such instrument, for stock splits, stock dividends and other similar transactions.

The selling stockholders identified in this prospectus may offer the shares of our common stock at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for additional information.

Unless otherwise indicated, we believe, based on information supplied by the following persons, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own. The information presented in the columns under the heading “Shares Beneficially Owned After Offering” assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will, as applicable, exchange any or all of their Exchangeable Shares, convert any or all of their convertible debentures or exercise any or all of their warrants, or that they will offer or sell any of the shares of common stock upon any such exchange, conversion or exercise.

Unless otherwise indicated elsewhere in this prospectus, none of the selling stockholders have within the past three years had any position, office or other material relationship with the Company or any of its predecessors or affiliates.

Name of Selling Stockholder	Number of Shares Beneficially Owned	Common Stock Offered by the Selling Stockholder	Shares Beneficially Owned After Offering
			Number	Percent
1634792 Ontario Inc. (1)(2)	389,004	389,004	-	-
1903790 Ontario Inc. (1)(3)	837,855	837,855	-	-
Aamar Khwaja (1)	179,540	179,540	-	-
Abdulla Silim (1)	11,969	11,969	-	-
Ali Bokhari (1)	11,969	11,969	-	-
Atik Nakrawala (1)	2,393	2,393	-	-
Brianne Elizabeth Hanson (1)	83,785	83,785	-	-
Caldwell ICM Market Strategy Trust (1)(4)	1,522,193	1,522,193	-	-
Cassandra Jane Hanson (1)	23,938	23,938	-	-

Christopher Sims Professional Corporation(1)(5)	167,571	167,571	-	-
David Liepert (1)	287,264	287,264	-	-
Emrana Holdings Incorporated (1)(6)	179,540	179,540	-	-
George Nikopoulos (1)	143,632	143,632	-	-
Idris Elbakri (1)	71,816	71,816	-	-
Jay Khemchandani (1)	23,938	23,938	-	-
Jennifer Cook (1)	478,774	478,774	-	-
John Dushinski (1)	179,540	179,540	-	-
The Siddiqui Family Trust (1)(7)	179,540	179,540	-	-
Madeline Nancy Hanson (1)	119,693	119,693	-	-
Naveed Malik (1)	502,713	502,713	-	-
Pervez M. and Jeroo Patel (1)	418,927	418,927	-	-
Redwood Pension Class (1)(8)	678,400	478,774	199,626	*
Riazul Huda (1)	1,304,660	1,304,660	-	-
RKH Ltd (1)(9)	394,988	394,988	-	-
Sinna Mozifian (1)	167,571	167,571	-	-
Syed Mohsinur Reza (1)	131,662	131,662	-	-
Tarek Fakhuri (1)	47,877	47,877	-	-
Taylor Ross Hanson (1)	119,693	119,693	-	-
Thomas John Finch (1)	5,984	5,984	-	-
Vaani Sigamany (1)	23,938	23,938	-	-
Asif Mustafa	59,846	59,846	-	-
Fareeha Al-Siddiq	718,161	718,161	-	-
Farhan Huda	143,632	143,632	-	-
Isa Khalid Abdulla Al-Khalifa	2,814,594	2,814,594	-	-
Jeff Woo	149,616	149,616	-	-
Jimmy Jun Gu	14,961	14,961	-	-
Mohammad Siddiqui	718,161	718,161	-	-
Rizwana Siddiqui	718,161	718,161	-	-
Ansari American Holdings, LLC (10)	1,436,322	1,436,322	-	-
Sohaira Zahid Siddiqui	718,161	718,161	-	-
Spencer LaDow	1,053,303	1,053,303	-	-
Syed Ahsan Aslam	119,693	119,693	-	-
Waqaas Al-Siddiq	4,712,336	4,712,336	-	-
Schnarr Holdings Corporation (11)(12)	166,667	166,667	-	-
Faolan & Katherine Delany (11)	6,667	6,667	-	-
Jennifer Cook (11)	133,334	133,334	-	-
Greg Symons & Debbie Ignagni (11)	23,334	23,334	-	-
Jayshree Khemchandani (11)	66,667	66,667	-	-
Albatech (11)	20,000	20,000	-	-
Dan's Doors and Glass Limited (11)(13)	24,844	24,844	-	-
M.T. Berger (11)	36,420	36,420	-	-
Kim & Bonnie McKenzie(11)	24,692	24,692	-	-
Susan Rogers (11)	21,124	21,124	-	-
Thomas Scanlan (11)	24,806	24,806	-	-
Malaka El-Alaily (11)	15,866	15,866	-	-
David and Kerrie Curran Jong (11)	16,850	16,850	-	-
1069754 Ontario (11)(14)	24,719	24,719	-	-
Sohaira Siddiqui (11)	50,000	50,000	-	-
Hero Ventures Ltd (11)(15)	133,334	133,334	-	-
Julie M. Osborne (11)	6,667	6,667	-	-

David Slorach (11)	13,334	13,334	-	-
Derek Slorach (11)	6,667	6,667	-	-
Alison Slorach (11)	13,334	13,334	-	-
Wayne Douglas Cockburn (11)(16)	16,667	16,667	-	-
The Asylum Inc. (11)(17)	66,667	66,667	-	-
Apurva Udavant	3,736	3,736	-	-
Leanne Dolan	3,113	3,113	-	-
Syed Razzaqi	12,452	12,452	-	-
Tom Elias (18)	77,801	77,801	-	-

TOTAL	23,077,076	22,877,450

 __________

* Less than 1%

 (1)

Represents shares of our common stock that may be issued to the selling stockholder upon the exchange of Exchangeable Shares held by such selling stockholder, on a one-for one basis.

(2)

John Sanchez has voting and dispositive control over these shares.

(3)

Riazul Huda has voting and dispositive control over these shares.   Such person is a former director of iMedical.

(4)

Includes 325,258 shares underlying warrants. Brendan T.N. Caldwell has voting and dispositive control over these shares.

(5)

Christopher Henry Sims has voting and dispositive control over these shares.

(6)

Nayyar Razvi has voting and dispositive control over these shares.

(7)

M. Kamran Siddiqui has voting and dispositive control over these shares. Mr. Siddiqui has represented to us that he is an affiliate of a broker-dealer, and purchased such securities in the ordinary course of business and, at the time of the purchase thereof, he had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(8)

Represents shares of our common stock that may be issued to the selling stockholder upon the conversion of convertible debentures held by such selling stockholder.

(9)

Peter Shippen, President and Portfolio Manager has voting and dispositive control over these shares.

(10)

Telfer Hanson has voting and dispositive control over these shares.

(11)

We believe that Mohsin Ansari has voting and dispositive control over these shares.

(12)

Glen A. Schnarr has voting and dispositive control over these shares.

(13)

Edward P. Micheli has voting and dispositive control over these shares.

(14)

Michael Wurstlin has voting and dispositive control over these shares.

(1 5 )Colin Webster has voting and dispositive control over these shares.

(16)

Mr. Cockburn has represented to us that he is an affiliate of a broker-dealer, and purchased such securities in the ordinary course of business and, at the time of the purchase thereof, he had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(17)

Ron Angellotti has voting and dispositive control over these shares.

(18)

Represents shares of our common stock that may be issued to the selling stockholder upon the exercise of common stock purchase warrants held by such selling stockholder.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 125,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of August 16, 2016, there were 16,133,312 shares of Common Stock issued and outstanding, of which 750,000 are held in escrow and subject to forfeiture, and 9,123,031 Exchangeable Shares issued and outstanding. Of the shares of Common Stock issued and outstanding (or that may be issued upon exchange of the Exchangeable Shares), approximately 22,756,343 of such shares are or would be restricted shares under the Securities Act, subject to registration pursuant to the registration statement of which this prospectus forms a part. There is currently one share of the Special Voting Preferred Stock issued and outstanding held by one holder of record, which is the Trustee in accordance with the terms of the Trust Agreement. None of these restricted shares are eligible for resale absent registration or an exemption from registration under the Securities Act. As of the date hereof, the exemption from registration provided by Rule 144 under the Securities Act is not available for these shares pursuant to Rule 144(i).

Common Stock

Pursuant to Article II of the Amended and Restated By-laws of the Company, each holder of Common Stock and securities exchangeable into Common Stock that vote with the Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder with respect to all matters to be voted on or consented to by our stockholders, except as may otherwise be required by applicable Nevada law. The stockholders will not have pre-emptive rights under our Certificate of Incorporation to acquire additional shares of Common Stock or other securities. The Common Stock will not be subject to redemption rights and will carry no subscription or conversion rights. In the event of liquidation of the Company, the stockholders will be entitled to share in corporate assets on a pro rata basis after the Company satisfies all liabilities and after provision is made for each class of capital stock having preference over the Common Stock (if any). Subject to the laws of the State of Nevada, if any, of the holders of any outstanding series of preferred stock, the Board of Directors will determine, in their discretion, to declare dividends advisable and payable to the holders of outstanding shares of Common Stock. Shares of our Common Stock are subject to transfer restrictions.

Blank-Check Preferred Stock

We are currently authorized to issue up to 10,000,000 shares of blank check preferred stock, $0.001 par value per share, of which one share has currently been designated as the Special Voting Preferred Stock (as described below). The Board of Directors has the discretion to issue shares of preferred stock in series and, by filing a Preferred Stock Designation or similar instrument with the Nevada Secretary of State, to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences and rights of the shares of each such Series and the qualifications, limitations and restrictions thereof.

Special Voting Preferred Stock

The Board authorized the designation of a class of the Special Voting Preferred Stock, with the rights and preferences specified below. For purposes of deferring Canadian tax liabilities that would be incurred by certain of our shareholders, iMedical and its shareholders have entered into a transaction pursuant to which the eligible holders, who would have otherwise received shares of common stock of the Company pursuant to the Acquisition Transaction, received Exchangeable Shares. The right to vote the Common Stock equivalent of such Exchangeable Shares shall be conducted by the vote of the Special Voting Preferred Stock issued to the Trustee.

In that regard, we have designated one share of preferred stock as the Special Voting Preferred Stock with a par value of $0.001 per share. The rights and preferences of the Special Voting Preferred Stock entitle the holder (the Trustee and, indirectly, the holders of the Exchangeable Shares) to the following:

•

the right to vote in all circumstances in which holders of our common stock have the right to vote, with the common stock as one class;

•

an aggregate number of votes equal to the number of shares of our common stock that are issuable to the holders of the outstanding Exchangeable Shares;

•

the same rights as the holders of our common stock as to notices, reports, financial statements and attendance at all stockholder meetings;

•

no entitlement to dividends; and

•

a total sum of $1.00 upon windup, dissolution or liquidation of the Company.

The Company may cancel the Special Voting Preferred Stock when there are no Exchangeable Shares outstanding and no option or other commitment of iMedical of its affiliates, which could require iMedical or its affiliates to issue more Exchangeable Shares.

As set forth above, the holders of the Exchangeable Shares, through the Special Voting Preferred Stock, have voting rights and other attributes corresponding to the Common Stock. The Exchangeable Shares provide an opportunity for Eligible Holders to obtain a full deferral of taxable capital gains for Canadian federal income tax purposes in specified circumstances.

Registration Rights

We have agreed to register the shares of common stock and shares of Common Stock underlying the Exchangeable Shares issued to the iMedical shareholders in the Acquisition Transaction by means of filing a registration statement with the SEC. We will pay all costs and expenses incurred by us in complying with our obligations to file the registration statement, except that the selling holders will be responsible for their shares of the attorney’s fees and expenses and any commissions or other compensation to selling agents and similar persons. The registration statement of which this prospectus forms a part satisfies such registration obligations.

Transfer Agent and Registrar

Action Stock Transfer Corporation is the transfer agent for our shares of common stock. Its address is 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121; Telephone: (801) 274-1088.

Penny Stock

Our Common Stock is subject to provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock rule.” Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The Company is subject to the SEC’s penny stock rules.

Since the Common Stock will be deemed to be penny stock, trading in the shares of our common stock is subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. “Accredited investors” are persons with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our common stock and may affect the ability of the Company’s stockholders to sell their shares of common stock.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities offered hereby and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•

ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•

block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker dealer as principal and resale by the broker dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•

in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (or the Securities Act), if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the securities.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (or the Exchange Act), any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M promulgated under the Exchange Act, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock covered by this prospectus will be passed upon by Ruskin Moscou Faltischek, P.C., Uniondale, New York.

EXPERTS

The financial statements of the Company at December 31, 2015 and 2014 appearing in this prospectus have been audited by SRCO Professional Corporation, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act a registration statement on Form S-1 relating to the common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and our common stock, you should refer to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. You may inspect a copy of the registration statement and the exhibits and schedules thereto without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from such office at prescribed rates. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement, of which this prospectus is a part, at the SEC’s Internet website.

INDEX TO FINANCIAL STATEMENTS

Biotricity, Inc.

For the Year Ended December 31, 2015 and the Second Quarter Ended June 30, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Biotricity, Inc.

We have audited the accompanying consolidated balance sheets of Biotricity, Inc. and its subsidiaries [the “Company”] as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ (deficiency) equity, and cash flows for each of the years in the two-year period ended December 31, 2015. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2015 and 2014, and the consolidated results of its operations and its consolidated cash flows for each of the years in the two-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has incurred recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As explained in Notes 1 and 9 to the consolidated financial statements, these accompanying consolidated financial statements have been prepared to reflect recapitalization of capital retroactively adjusting the accounting acquirer’s legal capital to reflect the legal capital of the accounting acquiree pursuant to Exchange Agreement dated February 2, 2016.  Previously, separate financial statements of the legal acquirer (Biotricity, Inc.) were prepared without these adjustments on which we issued our unqualified opinion dated April 12, 2016.

Richmond Hill, Ontario, Canada August 22, 2016	CHARTERED PROFESSIONAL ACCOUNTANTS Authorized to practise public accounting by the Chartered Professional Accountants of Ontario

Biotricity, Inc.

BALANCE SHEETS

(Expressed in US dollars)

	As at December 31, 2015	As at December 31, 2014
	$	$
CURRENT ASSETS
Cash	410,601	448,599
Harmonized sales tax recoverable	36,291	71,336
Deposits and other receivables	72,202	-
Total current assets	519,094	519,935

Equipment [Note 5]	-	-
TOTAL ASSETS	519,094	519,935

CURRENT LIABILITIES
Accounts payable and accrued liabilities [Note 6]	413,273	176,039
Total current liabilities	413,273	176,039

Convertible promissory notes [Note 7]	783,778	-
Derivative liabilities [Note 8]	561,220	-
TOTAL LIABILITIES	1,758,271	176,039

STOCKHOLDERS' (DEFICIENCY) EQUITY
Preferred stock, $0.001 par value, 1,000,000 authorized as at December 31, 2015 and December 31, 2014, 1 share issued and outstanding as at December 31, 2015 and December 31, 2014, respectively [Note 9]	1	1
Common stock, $0.001 par value, 100,000,000 authorized as at December 31, 2015 and December 31, 2014. 15,876,947 issued and outstanding common shares as at December 31, 2015 and 12,905,394 issued and outstanding shares as at December 31, 2014, and exchangeable shares of 9,123,031 as at December 31, 2015 and December 31, 2014, respectively [Note 9]	25,000	22,028
Additional paid-in-capital	7,982,598	4,347,478
Accumulated other comprehensive (loss) income	(18,002)	17,311
Accumulated deficit	(9,228,774)	(4,042,922)
Total stockholders' (deficiency) equity	(1,239,177)	343,896
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY	519,094	519,935

Commitments [Note 12]
Subsequent events [Note 13]

See accompanying notes to consolidated financial statements

On behalf of the Board:

Biotricity, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Expressed in US dollars)

	Year ended December 31, 2015	Year ended December 31, 2014
	$	$

REVENUE	-	-

EXPENSES
General and administrative expenses [Notes 9 and 11]	3,986,550	873,541
Research and development expenses [Note 12]	1,143,453	832,661
TOTAL OPERATING EXPENSES	5,130,003	1,706,202

Accretion expense [Note 7]	59,875	-
Change in fair value of derivative liabilities [Note 8]	(4,026)	-
NET LOSS BEFORE INCOME TAXES	(5,185,852)	(1,706,202)

Income taxes [Note 10]	-	-
NET LOSS	(5,185,852)	(1,706,202)

Translation adjustment	(35,313)	3,050

COMPREHENSIVE LOSS	(5,221,165)	(1,703,152)

LOSS PER SHARE, BASIC AND DILUTED	(0.24)	(0.09)

WEIGHTED AVERAGE NUMBER OF COMMON AND EXCHANGEABLE SHARES OUTSTANDING	21,852,834	19,747,949

See accompanying notes to consolidated financial statements

Biotricity, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIENCY) EQUITY

  (Expressed in US dollars)

	Preferred stock		Common stock		Additional	Accumulated	Accumulated
					paid-in-	other	deficit
	Shares	Amount	Shares	Amount	capital	comprehensive		Total
						(loss) income
		$		$	$	$	$	$
Recapitalization of capital retroactively adjusting the accounting acquirer’s legal capital to reflect the legal capital of the accounting acquiree as at January 1, 2014 [Notes 1 and 9]	1	1	15,088,219	15,088	2,409,557	14,261	(2,336,720)	102,187
Issuance of shares for cash [Note 9]	—	—	1,400,490	1,400	543,878	—	—	545,278
Issuance of shares for services [Note 9]	—	—	169,974	170	66,009	—	—	66,179
Issuance of warants for services [Note 9]	—	—	—	—	400,335	—	—	400,335
Acquisition of net liabilities and shares outstanding - ' reverse merger [Notes 1 and 9]	—	—	3,950,100	3,950	(241,298)	—	—	(237,348)
Issuance of shares and warrants for cash [Note 9]	—	—	1,240,092	1,240	1,102,989	—	—	1,104,229
Exercise of warrants for cash [Note 9]	—	—	179,550	180	66,008	—	—	66,188
Translation adjustment	—	—	—	—	—	3,050	—	3,050
Net loss	—	—	—	—	—	—	(1,706,202)	(1,706,202)
Balance, December 31, 2014	1	1	22,028,425	22,028	4,347,478	17,311	(4,042,922)	343,896
Exercise of warrants for cash [Note 9]	—	—	897,750	898	706,298	—	—	707,196
Cancellation of shares [Note 9]	—	—	(1,316,700)	(1,317)	1,228	—	—	(89)
Stock based compensation [Note 9]	—	—	—	—	2,257,953	—	—	2,257,953
Issuance of warrants for services [Note 9]	—	—	—	—	672,749	—	—	672,749
Cancellation of warrants [Note 9]	—	—	—	—	—	—	—	—
Exercise of stock option plan [Note 9]	—	—	3,390,503	3,391	(3,108)	—	—	283
Translation adjustment	—	—	—	—	—	(35,313)	—	(35,313)
Net loss	—	—	—	—	—	—	(5,185,852)	(5,185,852)
Balance, December 31, 2015	1	1	24,999,978	25,000	7,982,598	(18,002)	(9,228,774)	(1,239,177)

(a) Retroactively adjusted to reflect the effect of the recapitalization as explained in Notes 1 and 9.

(b) Outstanding common stock as at December 31, 2015 and December 31, 2014 include 9,123,031 exchangeable shares as explained in Note 9.

See accompanying notes to consolidated financial statements

Biotricity, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in US dollars)

	Year ended December 31, 2015	Year ended December 31, 2014
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(5,185,852)	(1,706,202)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	2,257,953	-
Depreciation	-	9,051
Issuance of shares for consulting services	-	66,179
Accretion expense	59,875	-
Change in fair value of derivatives liabilities	(4,026)	-
Issuance of warrants for services	672,749	400,335

Changes in operating assets and liabilities:
Harmonized sales tax recoverable	25,437	(73,578)
Deposits and other receivables	(77,740)	-
Accounts payable and accrued liabilities	287,629	(77,570)
Net cash used in operating activities	(1,963,975)	(1,381,785)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares, net	-	1,649,507
Proceeds from issuance of convertible promissory notes, net	1,289,149	-
Proceeds from exercise of warrants	707,196	66,188
Proceeds from exercise of stock option	283	-
Net cash provided by financing activities	1,996,628	1,715,695

Effect of foreign currency translation	(70,651)	(1,067)

Net increase in cash during the year	32,653	333,910

Cash, beginning of year	448,599	115,756
Cash, end of year	410,601	448,599

See accompanying notes to consolidated financial statements

Biotricity, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2015 and 2014

(Expressed in US dollars)

1. NATURE OF OPERATIONS

Biotricity, Inc. (formerly MetaSolutions, Inc.) (the “Company”) was incorporated under the laws of the State of Nevada on August 29, 2012.

iMedical Innovations Inc. (“iMedical”) was incorporated on July 3, 2014 under the laws of the Province of Ontario, Canada.

Sensor Mobility Inc. (“Sensor”) was incorporated on July 22, 2009 under the laws of the Province of Ontario, Canada.  Sensor was engaged in research and development activities within the remote monitoring segment of preventative care.

On August 11, 2014, all the stockholders of Sensor entered into a series of roll over agreements for the sale of their shares to iMedical in accordance with section 85 (1) of the Income Tax Act (Canada).  Pursuant to these agreements, all the stockholders of Sensor received twice the number of shares of iMedical in exchange for their shares in Sensor.  Accordingly, iMedical issued 14,159,911 (11,829,500 Pre-Exchange Agreement – as defined below under paragraph 7) shares in exchange for 7,079,955 (5,914,750 Pre-Exchange Agreement) shares of Sensor, which were subsequently cancelled as a result of amalgamation. The amalgamation became effective from November 21, 2014, pursuant to approval by Canada Revenue Agency.  Immediately prior to the Amalgamation, Biotricity had net liabilities of $237,348 and 3,950,100 (3,300,000 Pre-Exchange Agreement) outstanding shares of common stock, which are presented in the consolidated financial statements.

As the former stockholders of Sensor became the majority stockholders of iMedical after amalgamation, this transaction has been accounted for as a reverse merger and was treated as an acquisition of iMedical (legal acquirer) and a recapitalization of Sensor (accounting acquirer). As Sensor was the accounting acquirer, the results of its operations carried over.  Consequently, the assets and liabilities and the historical operations reflected in the consolidated financial statements for the periods prior to November 21, 2014, are those of Sensor and are recorded at historical cost basis.  Effective from November 21, 2014, the Company’s financial statements include the assets, liabilities and operations of iMedical.

Both the Company and iMedical are engaged in research and development activities within the remote monitoring segment of preventative care. They are focused on a realizable healthcare business model that has an existing market and commercialization pathway. As such, its efforts to date have been devoted in building technology that enables access to this market through the development of a tangible product.

On February 2, 2016, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with 1061806 BC LTD. (“Callco”), a British Columbia corporation and wholly owned subsidiary (incorporated on February 2, 2016), 1062024 B.C. LTD., a company existing under the laws of the Province of British Columbia (“Exchangeco”), iMedical Innovation Inc., a company existing under the laws of Canada, and the former shareholders of iMedical, whereby Exchangeco acquired 100% of the outstanding common shares of iMedical, taking into account certain shares pursuant to the Exchange Agreement as further explained in Note 9 to the consolidated financial statements. These subsidiaries were solely used for the issuance of exchangeable shares in the reverse merger transaction and have no other transactions or balances.  After giving effect to this transaction, the Company acquired all of iMedical’s assets and liabilities and commenced operations through iMedical.

As a result of the Share Exchange, iMedical is now a wholly-owned subsidiary of the Company. This transaction has been accounted for as reverse merger.  As the former stockholders of iMedical became the majority stockholders of the Company after amalgamation, this transaction has been accounted for as a reverse merger and was treated as an acquisition of the Company (legal acquirer) and a recapitalization of iMedical (accounting acquirer). As iMedical was the accounting acquirer, the results of its operations were carried over.  Consequently, the assets and liabilities and the historical operations reflected in the consolidated financial statements are those of iMedical and are recorded at historical cost basis.

These consolidated financial statements have been prepared to reflect recapitalization of capital retroactively adjusting the accounting acquirer’s (iMedical) legal capital to reflect the legal capital of the accounting acquiree (Biotricity) pursuant to Exchange Agreement dated February 2, 2016 as explained in above paragraphs and Note 9 to the consolidated financial statements.

2. BASIS OF PRESENTATION, MEASUREMENT AND CONSOLIDATION

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and are expressed in United States dollars (“USD”).

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Significant intercompany accounts and transactions have been eliminated.

3. GOING CONCERN

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred recurring losses from operations and as at December 31, 2015 and December 31, 2014 had accumulated deficit of $9,228,774 and $4,042,922, respectively. Management anticipates the Company will attain profitable status and improve its liquidity through continued business development and additional debt or equity investment in the Company. Management is pursuing various sources of financing.

On October 31, 2015, the Company engaged an agent to act as exclusive financial advisor to the Company with respect to assisting the Company in its capital raising efforts as well as assisting the Company in the review of potential financing alternatives available to it and to provide recommendations with respect to the options available to it for meeting its capital needs. Under the engagement agreement, the agent will represent the Company as the sole or lead placement agent, underwriter, book-runner or similar representation in its efforts to obtain financing of up to $12 million in the form of a private placement, public offering, whether in one or a series of transactions, in a private or public offering of equity, convertible debt or equity, equity linked securities or any other securities.

The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. There can be no assurance that the necessary debt or equity financing will be available, or will be available on terms acceptable to the Company, in which case the Company may be unable to meet its obligations. Should the Company be unable to realize its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts recorded in the financial statements. The financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary should the Company be unable to continue in existence.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash

Cash includes cash on hand and balances with banks.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Areas involving significant estimates and assumptions include: deferred income tax assets and related valuation allowance, accruals and valuation of warrants and stock options. Actual results could differ from those estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

Earnings (Loss) Per Share

The Company has adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 260-10 which provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Diluted earnings per share exclude all potentially dilutive shares if their effect is anti-dilutive. There were no potentially dilutive shares outstanding as at December 31, 2015 and 2014.

Foreign Currency Translation

The functional currency of the Canadian based company is the Canadian dollar and US based company is USD. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities are translated using the historical rate on the date of the transaction. All exchange gains or losses arising from translation of these foreign currency transactions are included in net income (loss) for the year. In translating the financial statements of the Company’s Canadian subsidiaries from their functional currency into the Company’s reporting currency of United States dollars, balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using an average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in cumulative other comprehensive income (loss) in stockholders’ equity. The Company has not, to the date of these consolidated financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Equipment

Equipment are stated at cost less accumulated depreciation and depreciated over their estimated useful lives at the following rate and method.

Furniture and fixtures Computer equipment	3 year straight line 3 year straight line

Routine repairs and maintenance are expensed as incurred.  Improvements, that are betterments, are capitalized at cost. The Company applies a half-year rule in the year of acquisition.

Impairment of Long-Lived Assets

In accordance with ASC 360-10, the Company, on a regular basis, reviews the carrying amount of long-lived assets for the existence of facts or circumstances, both internally and externally, that suggest impairment. The Company determines if the carrying amount of a long-lived asset is impaired based on anticipated undiscounted cash flows, before interest, from the use of the asset. In the event of impairment, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined based on appraised value of the assets or the anticipated cash flows from the use of the asset or asset group, discounted at a rate commensurate with the risk involved.

Fair Value of Financial Instruments

ASC 820 defines fair value, establishes a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities.  ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820-10 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

●	Level 1 – Valuation based on quoted market prices in active markets for identical assets or liabilities.

●	Level 2 – Valuation based on quoted market prices for similar assets and liabilities in active markets.

●	Level 3 – Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments or interest rates that are comparable to market rates.  These financial instruments include cash, convertible promissory notes, derivative liabilities and accounts payable. The Company's cash and derivative liabilities, which are carried at fair value, are classified as Level 1 financial instruments. The Company’s bank accounts are maintained with financial institutions of reputable credit, therefore, bear minimal credit risk.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740.  The Company provides for federal and provincial income taxes payable, as well as for those deferred because of the timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. The effect of a change in tax rates is recognized as income or expense in the period of the change. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized.

Research and Development

Research and development costs, which relate primarily to product and software development, are charged to operations as incurred. Under certain research and development arrangements with third parties, the Company may be required to make payments that are contingent on the achievement of specific developmental, regulatory and/or commercial milestones. Before a product receives regulatory approval, milestone payments made to third parties are expensed when the milestone is achieved .. Milestone payments made to third parties after regulatory approval is received are capitalized and amortized over the estimated useful life of the approved product.

Stock Based Compensation

The Company accounts for share-based payments in accordance with the provision of ASC 718, which requires that all share-based payments issued to acquire goods or services, including grants of employee stock options, be recognized in the statement of operations based on their fair values, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Compensation expense related to share-based awards is recognized over the requisite service period, which is generally the vesting period.

The Company accounts for stock based compensation awards issued to non-employees for services, as prescribed by ASC 718-10, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the guidelines in ASC 505-50. The Company issues compensatory shares for services including, but not limited to, executive, management, accounting, operations, corporate communication, financial and administrative consulting services.

Operating Leases

The Company leases office space and certain office equipment under operating lease agreements. The lease term begins on the date of initial possession of the leased property for purposes of recognizing lease expense on a straight-line basis over the term of the lease. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the initial lease term.

Convertible Notes Payable and Derivative Instruments

The Company accounts for conversion options embedded in convertible notes in accordance with ASC 815. ASC 815 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments. ASC 815 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional, as defined by ASC 815-40.

The Company accounts for convertible notes deemed conventional and conversion options embedded in non-conventional convertible notes which qualify as equity under ASC 815, in accordance with the provisions of ASC 470-20, which provides guidance on accounting for convertible securities with beneficial conversion features. Accordingly, the Company records, as a discount to convertible notes, the intrinsic value of such conversion options based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt.

Recently Issued Accounting Pronouncements

On January 1, 2015, the Company adopted the accounting pronouncement issued by the FASB updating existing guidance on discontinued operations. This guidance raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. This pronouncement is aimed at reducing the frequency of disposals reported as discontinued operations by focusing on strategic shifts that have or will have a major effect on an entity’s operations and financial results. The Company will consider this guidance in conjunction with future disposals, if any.

In April 2015, an accounting pronouncement was issued by the FASB to update the guidance related to the presentation of debt issuance costs. This guidance requires debt issuance costs, related to a recognized debt liability, be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability rather than being presented as an asset. This pronouncement is effective retrospectively for fiscal years beginning after December 15, 2015, with early adoption permitted. The Company intend to adopt this pronouncement on January 1, 2016, and the adoption will not have a material impact on its financial position and/or results of operations.

In September 2015, an accounting pronouncement was issued by the FASB which eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, an acquirer will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment. This pronouncement is effective for fiscal years beginning after December 15, 2015, with early adoption permitted. The Company intend to adopt this pronouncement on January 1, 2016, and the adoption will not have a material impact on its financial position and/or results of operations.

In November 2015, an accounting pronouncement was issued by the FASB to simplify the presentation of deferred income taxes within the balance sheet. This pronouncement eliminates the requirement that deferred tax assets and liabilities are presented as current or noncurrent based on the nature of the underlying assets and liabilities. Instead, the pronouncement requires all deferred tax assets and liabilities, including valuation allowances, be classified as noncurrent. This pronouncement is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The Company intend to adopt this pronouncement on January 1, 2017, and the adoption will not have a material impact on its financial position and/or results of operations.

In January 2016, the Company adopted the accounting pronouncement issued by the FASB which eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, an acquirer will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial position and/or results of operations. In addition, the Company also adopted the accounting pronouncement issued by the FASB to update the guidance related to the presentation of debt issuance costs. This guidance requires debt issuance costs, related to a recognized debt liability, be presented in the consolidated balance sheet as a direct deduction from the carrying amount of the related debt liability rather than being presented as an asset. The Company adopted this pronouncement on a retrospective basis, and the adoption did not have a material impact on the Company’s consolidated financial position and/or results of operations.

In February 2016, an accounting pronouncement was issued by the FASB to replace existing lease accounting guidance. This pronouncement is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet for most leases. Expenses associated with leases will continue to be recognized in a manner similar to current accounting guidance. This pronouncement is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. The adoption is required to be applied on a modified retrospective basis for each prior reporting period presented. The Company has not yet determined the effect that the adoption of this pronouncement may have on the Company’s consolidated financial position and/or results of operations.

In March 2016, the Company adopted the accounting pronouncement issued by the Financial Accounting Standards Board ("FASB") to update guidance on how companies account for certain aspects of share-based payments to employees. This pronouncement is effective for fiscal years beginning after December 15, 2016, and interim periods within those years, with early adoption permitted. This guidance requires all income tax effects of awards to be recognized in the consolidated income statement when the awards vest or are settled and changes the presentation of excess tax benefits on the consolidated statement of cash flows. The Company adopted these provisions on a prospective basis. In addition, this pronouncement changes guidance on: (a) accounting for forfeitures of share-based awards and (b) employers’ accounting for an employee’s use of shares to satisfy the employer’s statutory income tax withholding obligation. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial position and/or results of operations.

5. EQUIPMENT

	As at December 31,	As at December 31,
	2015	2014
	$	$
Furniture	41,272	41,272
Computer equipment	27,826	27,826
Total cost	69,098	69,098
Less: Accumulated depreciation	(69,098)	(69,098)
	-	-

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	As at December 31,	As at December 31,
	2015	2014
	$	$
Trade accounts payable	274,055	130,913
Accrued liabilities	139,218	45,126
	413,273	176,039

7. CONVERTIBLE PROMISSORY NOTES

Pursuant to a term sheet offering of $2,000,000, the Company during the year ended December 31, 2015 issued convertible promissory notes to various accredited investors amounting to $1,368,978. These notes have a maturity date of 24 months and carry annual interest rate of 11%. The note holders have the right until any time until the note is fully paid, to convert any outstanding and unpaid principal portion of the note, and accrued interest, into fully paid and non-assessable shares of Common Stock. The note has a conversion price initially set at $1.78. Upon any future financings completed by the Company, the conversion price will reset to 75% of the future financing pricing. These notes do not contain prepayment penalties upon redemption.  These debentures are secured by all of the present and after acquired property of the Company.    However, the Company can force conversion of these notes, if during the term of the agreement, the Company completes a public listing and the Common Share price exceeds the conversion price for at least 20 consecutive trading days. At the closing of the Notes, the Company issued cash (7%) and warrants (7% of the number of Common Shares into which the Notes may be converted) to a brokers. The brokers receive 3% in cash and warrants for those investors in the Presidents List.  The warrants have a term of 24 months and a similar reset provision based on future financings.

The embedded conversion features and reset feature in the notes and broker warrants have been accounted for as a derivative liability based on FASB guidance (refer Note 8).

The details of the outstanding convertible promissory notes are as follows:

$
Face value of convertible promissory notes issued during the year	1,368,978
Discount recognised at issuance due to embedded derivatives	(479,479)
Cash issuance costs	(79,829)
Fair value of broker warrants at issuance	(85,767)
Accretion expense for the year	59,875
Accreted value of convertible promissory notes as at December 31, 2015	783,778

The Company incurred $79,829 in cash as issuance costs and issued 51,664 (43,161 Pre-Exchange Agreement) broker warrants.  The cash issuance costs and fair value of these warrants at issuance have been adjusted against the liability and accreted over the term of these notes using an effective interest rate ranging from 20.5% to 30.5%.

As explained in detail in Note 9, all outstanding convertible promissory notes were exchanged/adjusted pursuant to Share Exchange Agreement dated February 2, 2016.

8. DERIVATIVE LIABILITIES

In connection with the sale of debt or equity instruments, the Company may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

The Company's derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option.

The derivative liabilities arising from convertible promissory notes and related issuance of broker warrants are as follows:

	Convertible	Broker	Total
	notes	warrants
	$	$	$
Derivative fair value at issuance	479,479	85,767	565,246
Change in fair value of derivatives during the year	1,473	(5,499)	(4,026)
Derivative liabilities as at December 31, 2015	480,952	80,268	561,220

The lattice methodology was used to value the convertible notes issued and the related broker warrants, with the following assumptions:

December 31
Assumptions	2015
Dividend yield	0.00%
Risk-free rate for term	0.33%-0.72%
Volatility	98%-100%
Remaining terms (years)	1.72-2
Stock price ($ per share)	2

9. STOCKHOLDERS’ (DEFICIENCY) EQUITY

Exchange Agreement

As explained in detail in Note 1 to the consolidated financial statements, with the closing of the Acquisition Transaction on February 2, 2016:

•

Biotricity’ s sole existing director resigned and a new director who is the sole director of the Company was appointed to fill the vacancy;

•

Biotricity’ s sole Chief Executive Officer and sole officer, who beneficially owned 6,500,000 shares of outstanding common stock, resigned from all positions and transferred all of his shares back for cancellation;

•

The existing management of the Company were appointed as executive officers; and

•

The existing shareholders of the Company entered into a transaction whereby their existing common shares of the Company were exchanged for either (a) a new class of shares that are exchangeable for shares of Biotricity’s common stock, or (b) shares of Biotricity’s common stock, which (assuming exchange of all such exchangeable shares) would equal in the aggregate a number of shares of Biotricity’s common stock that constitute 90% of Biotricity’s issued and outstanding shares.

In addition, effective on the closing date of the acquisition transaction:

•

Biotricity issued approximately 1.197 shares of its common stock in exchange for each common share of the Company held by the Company shareholders who in general terms, are not residents of Canada (for the purposes of the Income Tax Act (Canada).  Accordingly the Company issued 13,376,947 shares;

•

Shareholders of the Company who in general terms, are Canadian residents (for the purposes of the Income Tax Act (Canada)) received approximately 1.197 Exchangeable Shares in the capital of Exchangeco in exchange for each common share of the Company held.  Accordingly the Company issued 9,123,031 exchangeable shares;

•

Each outstanding option to purchase common shares in the Company (whether vested or unvested) was exchanged, without any further action or consideration on the part of the holder of such option, for approximately 1.197 economically equivalent replacement options with an inverse adjustment to the exercise price of the replacement option to reflect the exchange ratio of approximately 1.197:1;

•

Each outstanding warrant  to purchase common shares in the Company was adjusted, in accordance with the terms thereof, such that it entitles the holder to receive approximately 1.197 shares of the common stock of Biotricity for each Warrant, with an inverse adjustment to the exercise price of the Warrants to reflect the exchange ratio of approximately 1.197:1

•

Each outstanding advisor/broker warrant to purchase common shares in the Company was adjusted, in accordance with the terms thereof, such that it entitles the holder to receive approximately 1.197 shares of the common stock of Biotricity for each advisor/broker warrant, with an inverse adjustment to the exercise price of the advisor/broker warrants to reflect the exchange ratio of approximately 1.197:1; and

•

The outstanding 11% secured convertible promissory notes of the Company were adjusted, in accordance with the adjustment provisions thereof, as and from closing, so as to permit the holders to convert (and in some circumstances permit the Company to force the conversion of) the Convertible Debentures into shares of the common stock of Biotricity at a 25% discount to purchase price per share in Biotricity's next offering

Issuance of preferred stock, common stock, exchangeable shares and cancellation of shares in connection with the reverse takeover transaction as explained above represents recapitalization of capital retroactively adjusting the accounting acquirer’s legal capital to reflect the legal capital of the accounting acquiree as at January 1, 2014.

The following equity movement include the retroactive adjustments of above transaction.

Authorized stock

As at December 31, 2015, the Company is authorized to issue 100,000,000 (2014: 100,000,000) shares of common stock ($0.001 par value) and 1,000,000 (2014:  1,000,000) shares of preferred stock ($0.001 par value).

Issued and outstanding stock

During April 2014, Sensor entered into agreements for issuance of warrants against services with four of its then stockholders and issued 568,575 (475,000 Pre-Exchange Agreement) warrants entitling those stockholders to purchase one common share against each warrant at an exercise price of $0.38 ($0.46 Pre-Exchange Agreement) per warrant to be exercised within one year from the issuance date.  The fair value of the warrants on the issuance date was $400,335, which is included as consulting charges in general and administrative expenses during the year ended December 31, 2014 with corresponding credit to additional paid-in-capital.  The fair value has been estimated using a multi-nomial lattice model with an expected life of 365 days, dividend yield of 0%, stock price of $0.46, a risk free rate of 0.06% and expected volatility of 105%, determined based on comparable companies historical volatilities.

Pursuant to roll over agreements dated August 11, 2014, as described in Note 1, all the above warrants which were issued by Sensor were cancelled and were reissued by Biotricity Inc.

During June and July 2014, Sensor issued 1,400,490 (1,170,000 Pre-Exchange Agreement) common shares through various subscription agreements issue at price of $ 0.39 ($0.47 Pre-Exchange Agreement) for aggregate cash proceeds of $545,278.

During July 2014, Sensor issued 169,974 (142,000 Pre-Exchange Agreement) common shares for consulting services at fair value of $0.39 ($0.47 Pre-Exchange Agreement) per share, determined based on recent private placements.  Accordingly, the Company recognized $66,179 as consulting expenses, which are included in general and administrative expenses during the year ended December 31, 2014 with corresponding credit to common stock and additional paid in capital.

As described in Note 1, On August 11, 2014, all the stockholders of Sensor entered into a series of roll over agreements for the sale of their shares to iMedical Inc. in accordance with section 85 (1) of the Income Tax Act (Canada).  Pursuant to these agreements, all the stockholders of Sensor received twice the number of shares of iMedical in exchange for their shares in Sensor.  Accordingly, iMedical issued 14,159,911 (11,829,500 Pre-Exchange Agreement) shares in exchange for 7,079,955 (5,914,750 Pre-Exchange Agreement) shares of Sensor, which were subsequently cancelled as a result of amalgamation.  The amalgamation became effective from November 21, 2014, pursuant to approval by Canada Revenue Agency.  Immediately prior to Amalgamation, iMedical had net liabilities of $237,348 and 3,950,100 (3,300,000 Pre-Exchange Agreement) outstanding shares of common stock, which are presented in the consolidated financial statements.

During November 2014, iMedical issued 1,240,092 (1,036,000 Pre-Exchange Agreement) units at an exercise price of $0.92 ($1.10 Pre-Exchange Agreement) and received gross cash proceeds of $1,142,837 (net proceeds of $1,104,229).  Each unit comprised of 1,240,092 (1,036,000 Pre-Exchange Agreement) common shares and 1,860,138 (1,554,000 Pre-Exchange Agreement) warrants to be exercised at $ 0.92 ($1.10 Pre-Exchange Agreement) within 120 to 270 days from the date of issuance.  In connection with the proceeds received, the Company paid in cash $38,609 as finder’s fees and issued 61,142 (51,080 Pre-Exchange Agreement) broker warrants to be exercised at $0.92 ( $1.10 Pre-Exchange Agreement) within 365 days from the date of issuance.  The fair value of these warrants amounting to $246,671 has been estimated using a multi-nomial lattice model with an expected life of 365 days, dividend yield of 0%, stock price of $1.10, a risk free rate ranging from 0.02% to 0.07% and expected volatility of 89%, determined based on comparable companies historical volatilities.  The fair value of these warrants were allocated to cash with corresponding credit to additional paid-in-capital.  During May 2015, 962,388 (804,000 Pre-Exchange Agreement) warrants expired out of total issuance of 1,860,138 (1,554,000 Pre-Exchange Agreement).

In addition during November 2014, 179,550 (150,000 Pre-Exchange Agreement) warrants were exercised at a price of $0.37 ($0.44 Pre-Exchange Agreement) per share and the Company received cash proceeds of $66,188, which has been credited to additional paid in capital.

During March and May 2015, 598,500 (500,000 Pre-Exchange Agreement) warrants were exercised at a price of $0.84 ($1.01 Pre-Exchange Agreement) per share and the Company received gross cash proceeds of $500,584 (net proceeds of $470,758).  In connection with the proceeds received, the Company paid in cash $35,420 as finder’s fees and issued 41,895 (35,000 Pre-Exchange Agreement) broker warrants which were fair valued at $5,594 and were allocated to cash with corresponding credit to additional paid-in-capital.  The fair value has been estimated using a multi-nomial lattice model with an expected life of 365 days, dividend yield of 0%, stock price of $0.84 ($1.01 Pre-Exchange Agreement), a risk free rate ranging from 0.04% to 1.07% and expected volatility of 94%, determined based on comparable companies historical volatilities.

During May 2015, the Company repurchased 1,316,700 (1,100,000 Pre-Exchange Agreement) of its outstanding common shares at cost from a related party, by virtue of significant influence.  These shares were cancelled upon their repurchase.

During August and September 2015, 299,250 (250,000 Pre-Exchange Agreement) warrants were exercised at a price of $0.88 ($1.05 Pre-Exchange Agreement) per share and the Company received gross cash proceeds of $253,800 (net proceeds of $236,438).  In connection with the proceeds received, the Company paid in cash $17,362 as finder’s fees and issued 20,947 (17,500 Pre-Exchange Agreement) broker warrants which were fair valued at $14,627 and were allocated to cash with corresponding credit to additional paid-in-capital.  The fair value has been estimated using a multi-nomial lattice model with an expected life of 24 months, a risk free rate ranging from 0.04% to 1.07%, stock price of $2 and expected volatility in the range of 98% to 100%, determined based on comparable companies historical volatilities.

During September and October 2015, the Company entered into agreements for the issuance for a total of 724,185 (605,000 Pre-Exchange Agreement) warrants against services entitling to purchase one common share against each warrant at an exercise price of $0.84 ($1 Pre-Exchange Agreement) per warrant to be exercised within 180 to 730 days from the issuance date.  The fair value of the warrants on the issuance date was $672,749, which is included as consulting charges in general and administrative expenses during the year ended December 31, 2015 with corresponding credit to additional paid-in-capital.   The fair value has been estimated using a multi-nomial lattice model with an expected life ranging from 180 to 730 days, a risk free rate ranging from 0.04% to 1.07%, stock price of $2, annual attrition rate of 5% and expected volatility in the range of 98% to 100%, determined based on comparable companies historical volatilities.

Issuance of preferred stock, common stock, exchangeable shares and cancellation of shares in connection with the reverse takeover transaction as explained above represents recapitalization of capital retroactively adjusting the accounting acquirer’s legal capital to reflect the legal capital of the accounting acquiree.

At December 31, 2015 there were 15,876,947 (December 31, 2014: 12,905,394) shares of common stock issued and outstanding, respectively, and exchangeable shares of 9,123,031 as at December 31, 2015 and December 31, 2014.   There is currently one share of the Special Voting Preferred Stock issued and outstanding held by one holder of record, which is the Trustee in accordance with the terms of the Trust Agreement.

Out of outstanding common stock as at December 31, 2015, 750,000 are held in escrow and subject to forfeiture.  Of the shares of Common Stock and exchangeable shares issued and outstanding approximately 22,500,000 of such shares are or would be restricted shares under the Securities Act.

Stock-based compensation

On March 30, 2015, the Company approved Directors, Officers and Employees Stock Option Plan, under which it authorized and issued 3,591,000 (3,000,000 Pre-Exchange Agreement) options.  This plan was established to enable the Company to attract and retain the services of highly qualified and experience directors, officers, employees and consultants and to give such person an interest in the success of the Company.

The fair value of each option granted is estimated at the time of grant using multi-nomial lattice model using the following assumptions:

2015
Exercise price ($)	0.0001
Risk free interest rate	0.04% to 1.07%
Expected term (Years)	10
Expected volatility	94%
Expected dividend yield	0%
Fair value of option ($)	0.74
Expected forfeiture (attrition) rate	5% to 20%

50% of the grants will either vest immediately or at the time of FDA (Food and Drug Administration) filing date and 50% will vest upon Liquidity Trigger.  Liquidity Trigger means the day on which the board of directors resolve in favour of i) the Company is able to raise a certain level of financing;  ii) a reverse takeover transaction that results in the Company being a reporting issuer, and iii) initial public offering that results in the Company being a reporting issuer.

These grants will expire on the tenth anniversary of the grant date.  The risk free interest rate is based on the yield of U.S. Treasury securities that correspond to the expected holding period of the options. The volatility was determined based on comparable companies’ historical volatilities. The expected forfeiture (attrition) rates were based on the position of the employee receiving the options. The dividend yield was based on an expected future dividend rate for the period at the time of grant.

The following table summarizes the stock option activities of the Company:

	Number of options	Weighted average exercise price ($)
Granted	3,591,000	0.0001
Exercised	(3,390,503)	0.0001
Outstanding as of December 31, 2015	200,497	0.0001

The fair value of options at the issuance date were determined at $2,257,953 which were fully expensed during the year ended December 31, 2015 based on vesting period and were included in general and administrative expenses with corresponding credit to additional paid-in-capital.

During the year ended December 31, 2015, 3,390,503 (2,832,500 Pre-Exchange Agreement) options were exercised by those employees who met the vesting conditions as described above.

10. INCOME TAXES

Income taxes

The provision for income taxes differs from that computed at Canadian corporate tax rate of approximately 15.50% (2014 - 15.50%) as follows:

	Year ended December 31, 2015	Year ended December 31, 2014
	$	$
Net loss for the year before income taxes	(5,185,852)	(1,706,202)

Expected income tax recovery from net loss	(803,807)	(264,461)
Non-deductible expenses	462,915	72,310
Other temporary differences	(2,859)	(116)
Change in valuation allowance	343,751	192,267
	-	-

Deferred tax assets

	As at December 31,	As at December 31,
	2015	2014
	$	$

Non-capital loss carry forwards	756,534	404,127
Other temporary differences	23,565	5,870
Change in valuation allowance	(780,099)	(409,997)
	-	-

As of December 31, 2015 and 2014, the Company determined that a valuation allowance relating to above deferred tax asset of the Company was necessary. This determination was based largely on the negative evidence represented by the losses incurred.  The Company decided not to recognize any deferred tax asset, as it is not more likely than not to be realized.  Therefore, a valuation allowance of $780,099 and $409,997, for the years ended December 31, 2015 and 2014, respectively, was recorded to offset deferred tax assets.

As of December 31, 2015 and 2014, the Company has approximately $4,880,865 and $2,607,270, respectively, of non-capital losses available to offset future taxable income. These losses will expire between 2032 to 2034.

As of December 31, 2015 and 2014, the Company is not subject to any uncertain tax positions.

11. RELATED PARTY TRANSACTIONS

The Company’s transactions with related parties were carried out on normal commercial terms and in the course of the Company’s business.

Other than those disclosed elsewhere in the financial statements, the related party transactions are as follows:

General and administrative expenses for the years ended December 31, 2015 and 2014  include consulting charges of $Nil, and $66,179, respectively in connection with issuance of shares/warrants to certain stockholders of the Company for their consulting services as explained in Note 9.

In addition, the Company paid consulting charges in cash to its stockholders amounting to $249,145 and $198,611 for the years ended December 31, 2015 and 2014, respectively.

12. COMMITMENTS

a)

On September 14, 2014, the Company finalized an agreement with CardioComm Solutions Inc. (“CardioComm’) for the development of a customized software for the ECG.  The term of this agreement is later of 5 years or completion of all services from the effective date of agreement, which is September 14, 2014.  Pursuant to this agreement, Biotricity paid CardioComm a non-refundable royalty advance of $224,775 (CAD 250,000), which was fully expensed during year ended December 31, 2014 as the Company is still under research and development phase. In addition, the Company has committed to pay $584,415 for design of a Windows Operating System ECG Management Software in accordance with an estimated payment schedules for the work performed.  During the years ended December 31, 2015 and 2014, Company paid $281,520 and $87,662, which were expensed and included in research and development expenses.

b)

On July 4, 2014, the Company entered into an operating lease contract for its office premises in Mississauga, Ontario for a one year term. The monthly lease payment was $3,910 which was increased to $7,931. The lease agreement also include provisions of Cloud Hosting services at $2,737 per month and telephone and internet services at $1,173 per month.

13. SUBSEQUENT EVENTS

The Company’s management has evaluated subsequent events up to August 22, 2016, the date the financial statements were issued, pursuant to the requirements of ASC 855 and has determined the following material subsequent event:

In contemplation of the acquisition of iMedical, on February 2, 2016, the Company’s Board of Directors approved the increase in authorized capital stock from 100,000,000 shares of common stock to 125,000,000 shares of common stock, with a par value of $0.001 per share, and from 1,000,000 shares of preferred stock to 10,000,000 shares of preferred stock, with a par value of $0.001 per share.

On May 3, 2016, the Company appointed Mr. David A. Rosa as director to fill the remaining vacancy on the Board of Directors of the Company.  In connection with the appointment of Mr. Rosa, the Company authorized the issuance of warrants to purchase 40,000 shares of its common stock, at an exercise price per share of $2.00, with such other terms and conditions as the officers of the Company deem reasonable and acceptable.

On April 27, 2016, the Company appointed Dr. Norman M. Betts as director to fill one of two vacancies on the Board of Directors.  In connection with the appointment of Dr. Betts, the Company authorized the issuance of warrants to purchase 40,000 shares of its common stock, at an exercise price per share of $2.00, with such other terms and conditions as the officers of the Company deem reasonable and acceptable.

From March to June 2016, the Company commenced a bridge offering of up to an aggregate of $1,000,000 of convertible promissory notes to various investors amounting to $825,000. These notes have a maturity date of 12 months and carry an annual interest rate of 10%. The Bridge Notes principal is paid in cash and interest at 100% average 3 trading days (“TD”) volume weighted average price (“VWAP”) over the last 10 TD plus an embedded warrant at maturity. All of the outstanding principal and accrued interest shall convert (“Forced Conversion”) into units/securities upon the consummation of a Qualified Financing, based upon the lesser of: (i) $1.65 per units/securities and (ii) the quotient obtained by dividing (x) the balance on the Forced Conversion date multiplied by 1.20 by the actual price per unit/security in the Qualified Financing. Upon the Forced Conversion Date, the Holder shall further be issued Warrants exercisable into a number of shares of Common Stock equal to the number of Conversion Shares (but, in the case of units of securities, the primary equity security or the number of shares of Common Stock underlying the primary security if the primary security is not Common Stock).

During July and August 2016, the Company issued a total of 125,000 common shares to consultants in connection with the services provided by them.  The value of the services will be determined based on the market price on the date of issuance.

During July 2016, 110,742 warrants were exercised at an exercise price of $0.835.

On August 1, 2016, the Company entered into a subscription agreement by and among the Company and the lending parties for the issuance of an aggregate principal amount of $425,000 unsecured convertible promissory notes pursuant to an offering to accredited investors for up to $2,500,000 (increased from the original amount of $1,000,000), of which $875,000 have previously been sold (also refer Note 7).

On August 8, 2016 and August 12, 2016, the Company entered into a subscription agreement by and among the Company and the lending parties for the issuance of an aggregate principal amount of $300,000 unsecured convertible promissory notes pursuant to an offering to accredited investors for up to $2,500,000 (increased from the original $1,000,000) of which $1,150,000 have previously been sold.

On August 12, 2016, the Company instituted a claim again a former employee involving a contract dispute, under which the Company is seeking damages of $777,800 (CAD 1,000,000) and declaration that all the shares for which the former employee has exercised an option are null and void. At present, neither the possible outcome nor the amount of possible settlement can be foreseen. Therefore, no amount relating to this claim has been recognized in the consolidated financial statements.

BIOTRICITY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As at June 30, 2016 (Unaudited) and December 31, 2015 (Audited)

(Expressed in US dollars)

	As at June 30, 2016	As at December 31, 2015
	$	$
CURRENT ASSETS
Cash	33,898	410,601
Harmonized sales tax recoverable	26,119	36,291
Deposits and other receivables	49,653	72,202
TOTAL ASSETS	109,670	519,094

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
Due to stockholders [Note 5]	11,633	-
Convertible promissory notes [Note 7]	612,592	-
Derivative liabilities [Note 8]	542,294	-
Accounts payable and accrued liabilities [Note 6]	611,382	413,273
Total current liabilities	1,777,901	413,273

Convertible promissory notes [Note 7]	928,990	783,778
Derivative liabilities [Note 8]	1,072,452	561,220
TOTAL LIABILITIES	3,779,343	1,758,271

STOCKHOLDERS' DEFICIENCY
Preferred Stock, $0.001 par value, 10,000,000 authorized as at June 30, 2016 (December 31, 2015: 1,000,000), 1 share issued and outstanding as at June 30, 2016 and December 31, 2015 respectively [Note 9]	1	1
Common Stock, $0.001 par value, 125,000,000 authorized as at June 30, 2016 (December 31, 2015: 100,000,000). 15,876,947 outstanding common shares as at June 30, 2016 and December 31, 2015 and 9,123,031 outstanding exchangeable shares as at June 30, 2016 and December 31, 2015 [Note 9]	25,000	25,000
Common stock to be issued [Note 9]	13	-
Additional paid in capital	7,995,585	7,982,598
Accumulated other comprehensive loss	(147,785)	(18,002)
Accumulated deficit	(11,542,487)	(9,228,774)
Total stockholders' deficiency	(3,669,673)	(1,239,177)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	109,670	519,094

Commitments [Note 11]
Subsequent events [Note 12] Going concern [Note 3]

See accompanying notes to condensed consolidated financial statements

BIOTRICITY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015 (Unaudited)

(Expressed in US dollars)

	Three months ended June 30, 2016	Three months ended June 30, 2015	Six months ended June 30, 2016	Six months ended June 30, 2015
	$	$	$	$

REVENUE	-	-	-	-

EXPENSES
General and administrative expenses (Notes 9 and 10)	534,438	293,694	869,524	1,732,905
Research and development expenses (Note 11)	266,370	198,319	507,859	565,513
TOTAL OPERATING EXPENSES	800,808	492,013	1,377,383	2,298,418

Accretion expense (Note 7)	120,531	-	194,103	-
Change in fair value of derivative liabilities (Note 8)	123,268	-	742,227	-
NET LOSS BEFORE INCOME TAXES	(1,044,607)	(492,013)	(2,313,713)	(2,298,418)

Income taxes	-	-	-	-
NET LOSS	(1,044,607)	(492,013)	(2,313,713)	(2,298,418)

Translation adjustment	(129,591)	193,585	(191,109)	59,655

NET LOSS AND COMPREHENSIVE LOSS	(1,174,198)	(298,428)	(2,504,822)	(2,238,763)

LOSS PER SHARE, BASIC AND DILUTED	(0.0418)	(0.0232)	(0.0925)	(0.1053)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	24,999,978	21,247,744	24,999,978	21,832,673

See accompanying notes to the condensed consolidated interim financial statements

BIOTRICITY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015 (Unaudited)

(Expressed in US dollars)

	Six months ended June 30, 2016	Six months ended June 30, 2015
	$	$

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(2,313,713)	(2,298,418)
Adjustments to reconcile net loss to net cash used in operations
Stock based compensation	-	1,297,586
Accretion expense	194,103	-
Change in fair value of derivative liabilities	742,227	-
Changes in operating assets and liabilities:
Harmonized sales tax recoverable	12,057	15,625
Accounts payable and accrued liabilities	214,851	50,721
Deposits and other receivables	26,117	-
Net cash used in operating activities	(1,124,358)	(934,486)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of warrants	13,000	470,758
Proceeds from issuance of convertible promissory notes	875,000	-
Due to shareholders	10,929	-
Net cash provided by financing activities	898,929	470,758
Net decrease in cash during the period	(225,429)	(463,728)
Effect of foreign currency translation	(151,274)	51,367
Cash, beginning of period	410,601	448,599
Cash, end of period	33,898	36,238

See accompanying notes to condensed consolidated financial statements

BIOTRICITY, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015 (Unaudited)

(Expressed in US dollars)

1. NATURE OF OPERATIONS

Biotricity, Inc. (formerly MetaSolutions, Inc.) (the “Company”) was incorporated under the laws of the State of Nevada on August 29, 2012.

iMedical Innovations Inc. (“iMedical”) was incorporated on July 3, 2014 under the laws of the Province of Ontario, Canada.

Both the Company and iMedical are engaged in research and development activities within the remote monitoring segment of preventative care. They are focused on a realizable healthcare business model that has an existing market and commercialization pathway. As such, its efforts to date have been devoted in building technology that enables access to this market through the development of a tangible product.

On February 2, 2016, the Company entered into an exchange agreement with 1061806 BC LTD. (“Callco”), a British Columbia corporation and wholly owned subsidiary (incorporated on February 2, 2016), 1062024 B.C. LTD., a company existing under the laws of the Province of British Columbia (“Exchangeco”), iMedical, and the former shareholders of iMedical (the “Exchange Agreement”), whereby Exchangeco acquired 100% of the outstanding common shares of iMedical, taking into account certain shares pursuant to the Exchange Agreement as further explained in Note 9 to the condensed consolidated financial statements. These subsidiaries were solely used for the issuance of exchangeable shares in the reverse takeover transaction and have no other transactions or balances.  After giving effect to this transaction, the Company acquired all of iMedical’s assets and liabilities and commenced operations through iMedical.

As a result of the Share Exchange, iMedical is now a wholly-owned subsidiary of the Company. This transaction has been accounted for as reverse merger.  Consequently, the assets and liabilities and the historical operations reflected in the consolidated financial statements for the periods prior to February 2, 2016 are those of iMedical and are recorded at the historical cost basis. After February 2, 2016, the Company’s condensed consolidated financial statements include the assets and liabilities of both iMedical and the Company and the historical operations of both after that date as one entity.

2. BASIS OF PRESENTATION AND MEASUREMENT

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) for interim financial information and the Securities Exchange Commission (“SEC”) instructions to Form 10-Q and Article 8 of SEC Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with Biotricity’s audited financial statements for the four months ended December 31, 2015 and year ended August 31, 2015 and notes thereto included in the Form 10-KT filed with the SEC on April 13, 2016 and iMedical’s audited financial statements for the years ended December 31, 2015 and 2014 and notes thereto included in the Form 8-K/A filed with the SEC on April 13, 2016. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position and results of operations for the interim periods presented have been reflected herein.  Operating results for the six months ended June 30, 2016, are not necessarily indicative of the results that may be expected for the year ending December 31, 2016.  The Company’s fiscal year-end is December 31. The Company’s functional currency and reporting currency is the U.S. dollar.

3. GOING CONCERN

The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred recurring losses from operations and as at June 30, 2016 has an accumulated deficit of $11,542,487. Management anticipates the Company will attain profitable status and improve its liquidity through continued business development and additional debt or equity investment in the Company. Management is pursuing various sources of financing.

On October 31, 2015, the Company engaged an agent to act as exclusive financial advisor to the Company with respect to assisting the Company in its capital raising efforts as well as assisting the Company in the review of potential financing alternatives available to it and to provide recommendations with respect to the options available to it for meeting its capital needs. Under the engagement agreement, the agent will represent the Company as the sole or lead placement agent, underwriter, book-runner or similar representation in its efforts to obtain financing of up to $12 million in the form of a private placement, public offering, whether in one or a series of transactions, in a private or public offering of equity, convertible debt or equity, equity linked securities or any other securities.

The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. There can be no assurance that the necessary debt or equity financing will be available, or will be available on terms acceptable to the Company, in which case the Company may be unable to meet its obligations. Should the Company be unable to realize its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts recorded in the condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary should the Company be unable to continue in existence.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas involving significant estimates and assumptions include: deferred income tax assets and related valuation allowance, accruals and valuation of derivatives, convertible promissory notes and stock options. Actual results could differ from those estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

Earnings (Loss) Per Share

The Company has adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 260-10 which provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Diluted earnings per share exclude all potentially dilutive shares if their effect is anti-dilutive. There were no potentially dilutive shares outstanding as at June 30, 2016.

Fair Value of Financial Instruments

ASC 820 defines fair value, establishes a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities.  ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820-10 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

●	Level 1 – Valuation based on quoted market prices in active markets for identical assets or liabilities.

●	Level 2 – Valuation based on quoted market prices for similar assets and liabilities in active markets.

●	Level 3 – Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments or interest rates that are comparable to market rates .. These financial instruments include cash, due to stockholders, deposits and other receivables, convertible promissory notes, derivative liabilities, and accounts payable. The Company's cash and derivative liabilities, which are carried at fair value, are classified as a Level 1 financial instruments. The Company’s bank accounts are maintained with financial institutions of reputable credit, therefore, bear minimal credit risk.

Recently Issued Accounting Pronouncements

In March 2016, the Company adopted the accounting pronouncement issued by the Financial Accounting Standards Board ("FASB") to update guidance on how companies account for certain aspects of share-based payments to employees. This pronouncement is effective for fiscal years beginning after December 15, 2016, and interim periods within those years, with early adoption permitted. This guidance requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled and changes the presentation of excess tax benefits on the statement of cash flows. The Company adopted these provisions on a prospective basis. In addition, this pronouncement changes guidance on: (a) accounting for forfeitures of share-based awards and (b) employers’ accounting for an employee’s use of shares to satisfy the employer’s statutory income tax withholding obligation. The adoption of this pronouncement did not have a material impact on the Company’s financial position and/or results of operations.

In February 2016, an accounting pronouncement was issued by the FASB to replace existing lease accounting guidance. This pronouncement is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet for most leases. Expenses associated with leases will continue to be recognized in a manner similar to current accounting guidance. This pronouncement is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. The adoption is required to be applied on a modified retrospective basis for each prior reporting period presented.  The Company has not yet determined the effect that the adoption of this pronouncement may have on our financial position and/or results of operations.

On January 1, 2016, the Company adopted the accounting pronouncement issued by the FASB which eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, an acquirer will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment. The adoption of this pronouncement did not have a material impact on the Company’s financial position and/or results of operations.

On January 1, 2016, the Company adopted the accounting pronouncement issued by the FASB to update the guidance related to the presentation of debt issuance costs. This guidance requires debt issuance costs, related to a recognized debt liability, be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability rather than being presented as an asset. The Company adopted this pronouncement on a retrospective basis, and the adoption did not have a material impact on the Company financial position and/or results of operations.

In November 2015, an accounting pronouncement was issued by the FASB to simplify the presentation of deferred income taxes within the balance sheet. This pronouncement eliminates the requirement that deferred tax assets and liabilities are presented as current or noncurrent based on the nature of the underlying assets and liabilities. Instead, the pronouncement requires all deferred tax assets and liabilities, including valuation allowances, be classified as noncurrent. This pronouncement is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The Company intend to adopt this pronouncement on January 1, 2017, and the adoption is not expected to have a material impact on the Company’s financial position and/or results of operations.

In May 2014, an accounting pronouncement was issued by the FASB to clarify existing guidance on revenue recognition. This guidance includes the required steps to achieve the core principle that a company should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This pronouncement is effective for fiscal years and interim periods beginning after December 15, 2017, with early adoption permitted. The guidance permits the use of one of two retrospective transition methods. The Company has not yet selected a transition method nor has the Company determined the effect that the adoption of the pronouncement may have on its financial position and/or results of operations.

5. DUE TO A STOCKHOLDER

Amount due to a stockholder is unsecured, non-interest bearing and due on demand.

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	As at June 30,	As at December 31,
	2016	2015
	$	$
Trade accounts payable	582,760	274,055
Accrued liabilities	28,622	139,218
	611,382	413,273

Accounts payable include amount of $149,962 (2015: $14,113) due to an entity owned by a  shareholder of the Company  in connection with consulting charges.

7. CONVERTIBLE PROMISSORY NOTES

Pursuant to a term sheet offering of $2,000,000, the Company during the year ended December 31, 2015 issued convertible promissory notes to various accredited investors amounting to $1,368,978. These notes have a maturity date of 24 months and carry annual interest rate of 11%. The note holders have the right until any time until the note is fully paid, to convert any outstanding and unpaid principal portion of the note, and accrued interest, into fully paid and non-assessable shares of Common Stock. The note has a conversion price initially set at $1.78. Upon any future financings completed by the Company, the conversion price will reset to 75% of the future financing pricing. These notes do not contain prepayment penalties upon redemption.  These notes are secured by all of the present and after acquired property of the Company.    However, the Company can force conversion of these notes, if during the term of the agreement, the Company completes a public listing and the Common Share price exceeds the conversion price for at least 20 consecutive trading days. At the closing of the Notes, the Company issued cash (7%) and warrants (7% of the number of Common Shares into which the Notes may be converted) to a broker. The broker received 3% in cash and warrants for those investors introduced by the Company.  The warrants have a term of 24 months and a similar reset provision based on future financings.

In June 2016, Biotricity commenced a bridge offering of up to an aggregate of $1,000,000 of convertible promissory notes to various investors amounting to $875,000. These notes have a maturity date of 12 months and carry an annual interest rate of 10%. The Bridge Notes principal is paid in cash and interest at 100% of the average 3 trading days volume weighted average price (“VWAP”) over the last 10 trading days plus an embedded warrant at maturity. All of the outstanding principal and accrued interest shall convert (“Forced Conversion”) into units/securities upon the consummation of a Qualified Financing, based upon the lesser of: (i) $1.65 per units/securities and (ii) the quotient obtained by dividing (x) the balance on the Forced Conversion date multiplied by 1.20 by (y) the actual price per unit/security in the Qualified Financing. Upon the Forced Conversion Date, the holders shall further be issued warrants exercisable into a number of shares of Common Stock equal to the number of Conversion Shares (but, in the case of units of securities, the primary equity security or the number of shares of Common Stock underlying the primary security if the primary security is not Common Stock).

The embedded conversion features and reset feature in the notes and broker warrants have been accounted for as a derivative liability based on FASB guidance (refer Note 8).

The movement in convertible promissory notes during the period ended June 30, 2016 is as follows:

$
Accreted value of convertible promissory notes as at December 31, 2015	783,778
Face value of convertible promissory notes issued	175,000
Discount recognised at issuance due to embedded derivatives	(74,855)
Accretion expense	73,572
Accreted value of convertible promissory notes as at March 31, 2016	957,495
Face value of convertible promissory notes issued	700,000
Discount recognised at issuance due to embedded derivatives	(236,444)
Accretion expense	120,531
Accreted value of convertible promissory notes as at June 30, 2016	1,541,582

These convertible notes have been presented on the balance sheet as follows:

$
Current	612,592
Non-current	928,990
1,541,582

As explained in detail in Note 9, all convertible promissory notes outstanding as of February 2, 2016 were exchanged/adjusted pursuant to the Exchange Agreement effective February 2, 2016.

8. DERIVATIVE LIABILITIES

In connection with the sale of debt or equity instruments, the Company may sell options or warrants to purchase its common stock. In certain circumstances, these options or warrants are classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

The Company's derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option.

The derivative liabilities arising from convertible promissory notes/warrants and related issuance of broker warrants are as follows:

	Convertible	Broker	Total
	notes	warrants
	$	$	$
Derivative liabilities as at December 31, 2015	480,952	80,268	561,220
Derivative fair value at issuance	74,855	-	74,855
Change in fair value of derivatives	591,044	27,915	618,959
Derivative liabilities as at March 31, 2016	1,146,851	108,183	1,255,034
Derivative fair value at issuance	236,444	-	236,444
Change in fair value of derivatives	145,266	(21,998)	123,268
Derivative liabilities as at June 30, 2016	1,528,561	86,185	1,614,746

These derivative liabilities have been presented on balance sheet as follows:

$
Current	542,294
Non-current	1,072,452
1,614,746

The lattice methodology was used to value the derivative components, using the following assumptions at issuance and period end date of June 30, 2016:

Assumptions
Dividend yield	0.00%
Risk-free rate for term	0.34% - 0.41%
Volatility	101%-102%
Remaining terms (years)	1 - 1.5
Stock price ($ per share)	2.15 and 2.48

The projected annual volatility curve for valuation at issuance and period end was based on the comparable company’s annual volatility.  The Company used market trade stock prices at issuance and period end date.

9. STOCKHOLDERS’ DEFICIENCY

Authorized stock

As at June 30, 2016, the Company is authorized to issue 125,000,000 (December 31, 2015 – 100,000,000) shares of common stock ($0.001 par value) and 10,000,000 (December 31, 2015 – 1,000,000) shares of preferred stock ($0.001 par value).

In contemplation of the acquisition of iMedical on February 2, 2016, the Company’s Board of Directors approved the increase in authorized capital stock from 100,000,000 shares of common stock to 125,000,000 shares of common stock, with a par value of $0.001 per share, and from 1,000,000 shares of preferred stock to 10,000,000 shares of preferred stock, with a par value of $0.001 per share.

Issued and outstanding stock

As explained in detail in Note 1 to the condensed consolidated financial statements, with the closing of the Acquisition Transaction on February 2, 2016:

•

Biotricity’s sole existing director resigned and a new director who is the sole director of the Company was appointed to fill the vacancy;

•

Biotricity’s sole Chief Executive Officer and sole officer, who beneficially owned 6,500,000 shares of outstanding common stock, resigned from all positions and transferred all of his shares back for cancellation;

•

The existing management of the Company were appointed as executive officers; and

•

The existing shareholders of the Company entered into a transaction whereby their existing common shares of the Company were exchanged for either (a) a new class of shares that are exchangeable for shares of Biotricity’s common stock, or (b) shares of Biotricity’s common stock, which (assuming exchange of all such exchangeable shares) would equal in the aggregate a number of shares of Biotricity’s common stock that constitute 90% of Biotricity’s issued and outstanding shares.

In addition, effective on the closing date of the acquisition transaction:

•

Biotricity issued approximately 1.197 shares of its common stock in exchange for each common share of the Company held by the Company shareholders who in general terms, are not residents of Canada (for the purposes of the Income Tax Act (Canada).  Accordingly the Company issued 13,376,947 shares;

•

Shareholders of the Company who in general terms, are Canadian residents (for the purposes of the Income Tax Act (Canada)) received approximately 1.197 Exchangeable Shares in the capital of Exchangeco in exchange for each common share of the Company held.  Accordingly the Company issued 9,123,031 exchangeable shares;

•

Each outstanding option to purchase common shares in the Company (whether vested or unvested) was exchanged, without any further action or consideration on the part of the holder of such option, for approximately 1.197 economically equivalent replacement options with an inverse adjustment to the exercise price of the replacement option to reflect the exchange ratio of approximately 1.197:1;

•

Each outstanding warrant  to purchase common shares in the Company was adjusted, in accordance with the terms thereof, such that it entitles the holder to receive approximately 1.197 shares of the common stock of Biotricity for each Warrant, with an inverse adjustment to the exercise price of the Warrants to reflect the exchange ratio of approximately 1.197:1

•

Each outstanding advisor warrant to purchase common shares in the Company was adjusted, in accordance with the terms thereof, such that it entitles the holder to receive approximately 1.197 shares of the common stock of Biotricity for each Advisor Warrant, with an inverse adjustment to the exercise price of the Advisor Warrants to reflect the exchange ratio of approximately 1.197:1; and

•

The outstanding 11% secured convertible promissory notes of the Company were adjusted, in accordance with the adjustment provisions thereof, as and from closing, so as to permit the holders to convert (and in some circumstances permit the Company to force the conversion of) the Convertible Promissory Notes into shares of the common stock of Biotricity at a 25% discount to purchase price per share in Biotricity’s next offering.

Issuance of preferred stock, common stock, exchangeable shares and cancellation of shares in connection with the reverse takeover transaction as explained above represents recapitalization of capital retroactively adjusting the accounting acquirer’s legal capital to reflect the legal capital of the accounting acquiree.

At June 30, 2016 and December 31, 2015 there were 15,876,947 shares of common stock issued and outstanding. Additionally, as of June 30, 2016, there were 9,123,031 outstanding exchangeable shares. There is currently one share of the Special Voting Preferred Stock issued and outstanding held by one holder of record, which is the Trustee in accordance with the terms of the Trust Agreement.

Out of outstanding common stock of 15,876,947 as at June 30, 2016, 750,000 are held in escrow and subject to forfeiture in the event the Company does not raise at least $6 million by November 2, 2016.  Of the shares of Common Stock and exchangeable shares issued and outstanding approximately 22,500,000 of such shares are or would be restricted shares under the Securities Act.

Common stock to be issued

During the quarter ended June 30, 2016, the warrant holders exercised 15,569 warrants at $0.835.  The Company issued common stock subsequent to quarter end and hence at June 30, 2016, these were classified as common stock to be issued (refer warrant continuity below).

Stock-based compensation

On March 30, 2015, iMedical approved Directors, Officers and Employees Stock Option Plan, under which it authorized and issued 3,000,000 options.  This plan was established to enable the Company to attract and retain the services of highly qualified and experience directors, officers, employees and consultants and to give such person an interest in the success of the Company.

These options will expire by March 30, 2025.  The outstanding options as at June 30, 2016 are as follows:

	No. of options	Exercise	Vested	Unvested
		Price	options	options
	#	$	#	#
As at December 31, 2015	167,500	0.0001	-	167,500
Adjustment*	33,000	-	-	33,000
As at June 30, 2016	200,500	0.0001	-	200,500

* As explained above, on February 2, 2016 all outstanding options have been increased by a factor of 1.197.

In addition, on February 2, 2016, the Board of Directors of the Company approved 2016 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to advance the interests of the participating company group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the participating company group and by motivating such persons to contribute to the growth and profitability of the participating company group. The Plan seeks to achieve this purpose by providing for awards in the form of options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, restricted stock units, performance shares, performance units and other stock-based awards.

The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, on or before the day immediately preceding the tenth (10th) anniversary of the effective date.  the maximum number of shares of stock that may be issued under the Plan pursuant to awards shall be equal to 3,750,000 shares; provided that the maximum number of shares of stock that may be issued under the Plan pursuant to awards shall automatically and without any further Company or shareholder approval, increase on January 1 of each year for not more than 10 years from the Effective Date, so the number of shares that may be issued is an amount no greater than 15% of the Company’s outstanding shares of stock and shares of stock underlying any outstanding exchangeable shares as of such January 1; provided further that no such increase shall be effective if it would violate any applicable law or stock exchange rule or regulation, or result in adverse tax consequences to the Company or any participant that would not otherwise result but for the increase.

As of the date of the filing of this report, the Company has not granted any incentives under the above plan.

Broker warrants

The outstanding broker warrants as at June 30, 2016 will expire by May 2018 as detailed below.

	No. of broker	Weighted Average
	warrants	Exercise
		Price
	#	$
As at December 31, 2015	271,742	1.2000
Adjustment*	53,503	(0.1970)
As at June 30, 2016	325,245	1.0030

* As explained above, on February 2, 2016 all outstanding broker warrants have been increased by a factor of 1.197.

Warrants

The outstanding warrants as at June 30, 2016 will expire by October 2016 as detailed below.

	No. of	Weighted Average
	warrants	Exercise
		Price
	#	$
As at December 31, 2015	380,000	1.0000
Adjustment*	74,860	(0.1970)
As at March 31, 2016	454,860	0.8030
Less: exercised warrants	(15,569)	0.8350
Less: expired warrants	(223,822)	0.8030
As at June 30, 2016	215,469	0.8007

* As explained above, on February 2, 2016 all outstanding warrants have been increased by a factor of 1.197.

10. RELATED PARTY TRANSACTIONS AND BALANCES

The Company’s transactions with related parties were carried out on normal commercial terms and in the course of the Company’s business.

Other than those disclosed elsewhere in the financial statements, the related party transactions are as follows:

The Company paid consulting charges in cash to its stockholders amounting to $45,126 and $90,252 for the three and six months ended June 30, 2016 (2015:  $72,864 and $133,584), respectively.

11. COMMITMENTS

c)

On September 14, 2014, the Company finalized an agreement with CardioComm Solutions Inc. (“CardioComm’) for the development of a customized software for the ECG.  The term of this agreement is the later of 5 years or completion of all services from the effective date of agreement, which is September 14, 2014.  Pursuant to this agreement, the Company paid CardioComm a non-refundable royalty advance of $224,775 (CAD 250,000), which was fully expensed during year ended December 31, 2014 as the Company is still under research and development phase. In addition, the Company has committed to pay $584,415 for design of a Windows Operating System ECG Management Software in accordance with an estimated payment schedules for the work performed.  During the three and six months ended June 30, 2016 and 2015, the Company paid $67,689 and $135,378 (2015: $72,864 and $145,728), respectively which were expensed and included in research and development expenses.

d)

On July 4, 2014, the Company entered into an operating lease contract for its office premises in Mississauga, Ontario for a one year term. The monthly lease payment was $3,910 which was increased to $7,931. The lease agreement also include provisions of Cloud Hosting services at $2,737 per month and telephone and internet services at $1,173 per month.

e)

On January 8, 2016, the Company entered into a 40-month lease agreement for its office premises in California, USA. The monthly rent from the date of commencement to the 12th month is $16,530, from the 13th to the 24th month is $17,026, from the 25th to the 36th month is $17,536, and the final 3 months is $18,062.

12. SUBSEQUENT EVENTS

The Company’s management has evaluated subsequent events up to August 15, 2016, the date the financial statements were issued, pursuant to the requirements of ASC 855 and has determined the following material subsequent events:

During July and August 2016, the Company issued a total of 125,000 common shares to consultants in connection with the services provided by them.  The value of the services will be determined based on the market price on the date of issuance.

During July 2016, 110,742 warrants were exercised at an exercise price of $0.835.

On August 1, 2016, the Company entered into a subscription agreement by and among the Company and the lending parties for the issuance of an aggregate principal amount of $425,000 unsecured convertible promissory notes pursuant to an offering to accredited investors for up to $2,500,000 (increased from the original amount of $1,000,000), of which $875,000 have previously been sold (also refer Note 7).

Through and including                        , 2016 (the 90th day after the date of this prospectus), all dealers effecting transactions in the registered securities offered hereby, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

22,877,450 Shares

BIOTRICITY INC.

PROSPECTUS

The Date of This Prospectus is           , 2016

I-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses expected to be incurred by Biotricity Inc. (the “Registrant”) in connection with this offering described in this registration statement. All amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$4,390.97
Accounting fees and expenses	$2,500.00
Legal fees and expenses	$2,500.00
Miscellaneous	$5,609.03
Total	$15,000.00

Item 14. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Nevada.

Nevada Revised Statute (“NRS”) Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

The Registrant’s Articles of Incorporation and Bylaws provide that it shall indemnify its directors, officers, employees and agents to the full extent permitted by NRS, including in circumstances in which indemnification is otherwise discretionary under such law.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

The Registrant has the power to purchase and maintain insurance on behalf of any person who is or was one of the Registrant’s directors or officers, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not the Registrant would have the power to indemnify the person against the claim under the provisions of the NRS. The Registrant does not currently maintain director and officer liability insurance on behalf of its director and officers; however, it intends to so purchase and maintain such insurance when economically feasible.

Item 15. Recent Sales of Unregistered Securities.

The Registrant or its predecessors have sold the following securities within the last three fiscal years on an unregistered basis:

In June and December 2013, Sensor Mobility issued 610,000 common shares (previously 105,000 Class “A” preferred shares and 200,000 Class “B” common shares) for consulting services at fair value of $0.47 per share.

In December 2013, Sensor Mobility issued 940,000 common shares (previously 470,000 Class “A” preferred shares) at prices ranging from $0.20 to $0.47 for aggregate cash proceeds of $439,031.

In April 2014, Sensor Mobility entered into agreements for issuance of warrants against services with four of its then stockholders and issued 475,000 warrants (previously 237,500 warrants) entitling those stockholders to purchase one common share (previously preferred class A share) against each warrant at an exercise price of $0.46 per warrant to be exercised within one year from the issuance date. All of such warrants were cancelled and were reissued by iMedical in its reverse merger with Sensor Mobility.

In June and July 2014, Sensor Mobility issued 1,170,000 common shares (previously 585,000 Class “A” preferred shares) through at a price per share of $0.47 for aggregate cash proceeds of $545,278.

In July 2014, Sensor Mobility issued 142,000 common shares (previously 71,000 Class “A” preferred shares) for consulting services at $0.47 per share.

On August 11, 2014, all the stockholders of Sensor Mobility entered into a series of roll over agreements for the sale of their shares to iMedical. Pursuant to these agreements, iMedical issued 11,829,500 shares in exchange for 5,914,750 shares of Sensor Mobility, which were subsequently cancelled.

In November 2014, iMedical issued 1,036,000 units at an exercise price of $1.10 and received gross cash proceeds of $1,142,837. Each unit was comprised of 1,036,000 common shares and 1,554,000 warrants to be exercised at $1.10 within 120 to 270 days from the date of issuance. In connection with the proceeds received, iMedical, among other things, issued 51,080 broker warrants to be exercised at $1.10 within 365 days from the date of issuance.

In November 2014, 150,000 common stock purchase warrants were exercised at a price of $0.44 per share.

In March and May 2015, 500,000 common stock purchase warrants were exercised at a price of $1.01 per share. In connection with the proceeds received, iMedical, among other things, issued 35,000 broker warrants to be exercised at $1.10 within 3 years from the date of issuance.

In August and September 2015, 250,000 warrants were exercised at a price of $1.05 per share. In connection with the proceeds received, iMedical, among other things, issued 17,500 broker warrants.

In September, October and November 2015, iMedical sold $1,368,978 aggregate principal amount of convertible promissory notes to accredited investors. These notes have a maturity date of 24 months from the date of issuance and carry annual interest rate of 11%. The note holders have the right until any time until the note is fully paid, to convert any outstanding and unpaid principal portion of the note, and accrued interest, into fully paid and non-assessable shares of Common Stock. The note has a conversion price initially set at $1.78. As part of this offering, iMedical issued 43,161 broker warrants.

During the year ended December 31, 2015, 2,832,500 shares of iMedical common shares were issued upon the exercise of outstanding options by iMedical employees, at a weighted average exercise price per share of $0.0001.

None of the above issuances were offered or sold by a U.S. entity or sold in the U.S., or were offered and sold in the U.S. pursuant to an exemption from registration under Section 4(a)(2) for transactions not involving a public offering.

On February 2, 2016, the Registrant issued an aggregate of 13,376,947 shares of its common stock to iMedical stockholders in the Acquisition Transaction. Such shares were offered and sold in the U.S. pursuant to an exemption from registration under Section 4(a)(2) for transactions not involving a public offering and/or the rules and regulations promulgated thereunder.

From March 31, 2016 through August 16, 2016, the Registrant issued unsecured convertible promissory notes in the aggregate principal amount of $1,300,000.  The issuance of such notes were not registered under the Securities Act. The Registrant relied upon the exemption from securities registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering, and the safe harbor under Regulation D, Rule 506(b) promulgated thereunder.

In June and July 2016, the Registrant issued an aggregate of 126,311 shares of its common stock upon the exercise of outstanding warrants. The issuance of such shares was not registered under the Securities Act. The Registrant relied upon the exemption from securities registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

On or about August 4, 2016, the Registrant issued an aggregate of 125,000 shares of its common stock as payment for services rendered by consultants and other service providers. The issuance of such shares was not registered under the Securities Act. The Registrant relied upon the exemption from securities registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)

The following exhibits are filed as a part of, or incorporated by reference into, this Registration Statement.

Exhibit	Description
3.1	Amended and Restated Articles of Incorporation (filed as Exhibit 3(i) to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2016 and incorporated herein by reference).
3.2	Amended and Restated By-Laws (filed as Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2016 and incorporated herein by reference).
4.1

Certificate of Designation of Preferences, Rights and Limitations of Special Voting Preferred Stock of Biotricity Inc. (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2016 and incorporated herein by reference).

4.2

Exchangeable Share provisions with respect to the special rights and restrictions attached to Exchangeable Shares (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2016 and incorporated herein by reference).

4.3

Form of Secured Convertible Debenture due September 21, 2017 (filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2016 and incorporated herein by reference).

4.4	Form of Warrant (filed as Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2016 and incorporated herein by reference).
4.5	Form of Convertible Promissory Note (filed as Exhibit 4.5 to the Registrant’s Transition Report on Form 10-KT filed with the SEC on April 13, 2016 and incorporated herein by reference).
4.6	Form of Warrant (filed as Exhibit 4.6 to the Registrant’s Transition Report on Form 10-KT filed with the SEC on April 13, 2016 and incorporated herein by reference).
5.1	Opinion of Ruskin Moscou Faltischek, P.C.*
10.1

Exchange Agreement, dated February 2, 2016, among Biotricity Inc., Biotricity Callco Inc., Biotricity Exchangeco Inc., iMedical Innovation Inc. and the Shareholders of iMedical Innovations Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2016 and incorporated herein by reference).

10.2

Assignment and Assumption Agreement, dated as of February 2, 2016, by and between Biotricity Inc. and W270 SA (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2016 and incorporated herein by reference).

10.3

Voting and Exchange Trust Agreement, as of February 2, 2016, among Biotricity Inc., Biotricity Callco Inc., Biotricity Exchangeco Inc. and Computershare filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2016 and incorporated herein by reference).

10.4

Support Agreement, made as of February 2, 2016, among Biotricity Inc., Biotricity Callco Inc. and Biotricity Exchangeco Inc. (filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2016 and incorporated herein by reference).

10.5	2016 Equity Incentive Plan filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2016 and incorporated herein by reference).
10.6

Exclusivity & Royalty Agreement, dated as of September 15, 2014, by and between iMedical Innovation Inc. and CardioComm Solutions, Inc. (filed as Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2016 and incorporated herein by reference).

10.7

Employment Agreement dated April 12, 2016 with Waqaas Al-Siddiq (filed as Exhibit 10.7 to the Registrant’s Transition Report on Form 10-KT filed with the SEC on April 13, 2016 and incorporated herein by reference).

10.8

Form of Subscription Agreement for convertible promissory notes and warrants (filed as Exhibit 10.8 to the Registrant’s Transition Report on Form 10-KT filed with the SEC on April 13, 2016 and incorporated herein by reference).

14.1	Code of Business Conduct and Ethics (filed as Exhibit 14.1 to the Registrant’s Transition Report on Form 10-KT filed with the SEC on April 13, 2016 and incorporated herein by reference).
21.1	List of Subsidiaries (filed as Exhibit 21.1 to the Registrant’s Transition Report on Form 10-KT filed with the SEC on April 13, 2016 and incorporated herein by reference).
23.1	Consent of Auditors
23.2	Consent of Ruskin Moscou Faltischek, P.C. (contained in the Opinion of Ruskin Moscou Faltischek, P.C., under Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)
101	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document Accounting Officer
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

__________

*To be filed by amendment.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities then being offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

If the undersigned Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this Registration Statement, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on August 22, 2016.

BIOTRICITY INC.

By:	/s/ WAQAAS AL-SIDDIQ_____________________
Waqaas Al-Siddiq
Chairman, President and Chief Executive Officer

 KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Waqaas Al-Siddiq as their true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for them and in their names, places, steads, in any and all capacities, to sign this Registration Statement to be filed with the Securities and Exchange Commission and any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement in Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WAQAAS AL-SIDDIQ	Chairman, President and Chief Executive Officer (principal executive, financial and accounting officer)	August 22, 2016
Waqaas Al-Siddiq

/s/ Norman Betts	Director	August 22, 2016
Norman M. Betts

/s/ David A. Rosa	Director	August 22, 2016
David A. Rosa